As filed with the Securities and Exchange Commission on October 14, 2009
No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WAFERGEN BIO-SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	3826	20-3699764
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Bayside Technology Center
46531 Fremont Blvd.
Fremont, CA 94538
(510) 651-4450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alnoor Shivji, President
Bayside Technology Center
46531 Fremont Blvd.
Fremont, CA 94538
(510) 651-4450
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

John W. Campbell III, Esq.
John M. Rafferty, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
(415) 268-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Shares of common stock, par value $0.001 per share	6,759,185	(1)	$1.725	(2)	$11,659,594	$650.61
Total:	6,759,185				$11,659,594	$650.61

(1) Consists of 5,009,000 issued and outstanding shares of common stock and 1,750,185 shares of common stock issuable upon the exercise of warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares of common stock of WaferGen Bio-Systems, Inc. as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low bid prices of Common Stock on October 8, 2009 as reported by the OTC Bulletin Board.

(3) Paid at the time of original filing on October 14, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2009

WAFERGEN BIO-SYSTEMS, INC.
PROSPECTUS

Up 6,759,185 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of WaferGen Bio-systems, Inc. of up to 6,759,185 shares of common stock, par value $0.001 per share.  These shares include 5,009,000 issued and outstanding shares of common stock and 1,750,185 shares of common stock underlying warrants, issued to the selling stockholders in connection with a private placement offering completed in June and August 2009 (the “2009 Private Placement”).  The common stock and related warrants were sold as units at a purchase price of $1.25 per unit, with each unit consisting of (i) one share of common stock and (ii) a warrant to purchase 30% of one share of common stock at an exercise price of $2.00 per whole share.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock is traded on the OTC Bulletin Board under the symbol “WGBS.OB”.  On October 8, 2009, the closing price of our common stock was $1.90 per share.

      Investing in our common stock involves a high degree of risk.  Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 5 of this prospectus.

      You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto.  We have not authorized anyone to provide you with different information.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated                             , 2009

SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock.  Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 5 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

As used in this prospectus, unless content requires otherwise, “WBSI”, the “Company”, “we”, “us”, and “our” refer to WaferGen Bio-systems, Inc., a Nevada corporation, and its wholly-owned subsidiary, WaferGen, Inc., a Delaware corporation, taken as a whole, and also refer to the operations of WaferGen, Inc. prior to the May 31, 2007 merger, discussed below, which resulted in WaferGen, Inc. becoming a wholly-owned subsidiary of ours.  Hereinafter, WaferGen, Inc. is sometimes referred to as “WaferGen.”

Our Company

WaferGen was incorporated in Delaware on October 22, 2002.  Since beginning operations in 2003, we have been engaged in the development, manufacture and marketing of laboratory analytical instruments for gene expression, genotyping and stem-cell research for the life sciences and pharmaceutical drug discovery industries.  On May 31, 2007, WaferGen merged with a subsidiary of WBSI and became a wholly-owned subsidiary of WBSI, which is continuing the business of WaferGen as a publicly traded company.  In this prospectus, we refer to the merger and reorganization transactions consummated on May 31, 2007 as the “Merger.”

Our products are aimed at professionals who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker research.  Through our SmartChip™ Real Time PCR System (“SmartChip™ System”) and SmartSlide™ Micro-incubation System (“SmartSlide™ System”) products, we are aiding professionals in re-defining performance standards with significant time and cost savings in the fields of pharmacogenomics and toxicogenomics.

The SmartSlide™ System provides a controlled environment and physiological conditions for time lapse imaging studies, allowing researchers to characterize, differentiate, and proliferate various cells, as well as providing optimal growth conditions for cells that are difficult to grow, such as stem and primary cells.  We introduced our SmartSlide™ System through the early access program during 2006 and made our first sales during October 2006.  We generated $621,866 of revenue from sales of SmartSlide™ in 2008.  In 2008, SmartSlide™ System sales were generated from a handful of customers only.  However, we believe that there is an extensive market of more than 35,000 research laboratories around the world that are potential SmartSlide™ System customers, and that  as the Company grows and further develops its sales efforts, we will increase our  customer base.

We are completing development of our SmartChip™ System, which is an innovative real-time polymerase chain reaction tool to allow scientists, in a single step, to achieve greater sensitivity and accuracy in gene expression than present methods, allowing identification of the full spectrum of expressed genes (rather than only a portion thereof), with the ability to discriminate small changes in expression.  Gene expression is fundamental in understanding many disease processes and hence, drug efficacy.  We believe that an era is dawning of personalized treatment based on genetic analysis that will initially provide options for patients with certain malignancies and will expand to other diseases.  The SmartChip™ System’s high density, rapid cycling configuration is expected to provide throughput levels that are expected to will deliver clinical research solutions at a fraction of the time and cost currently possible with existing competing systems.  The SmartChip™ System will be also be used for Genotyping.  During the final stages of the SmartChip™ System development we expect to incur significant additional costs completing development and commercialization of this product.  We have produced an alpha version of the SmartChip™ System, but we have not produced a commercially available product or made any sales of our SmartChip™ System.

WaferGen intends to employ a business model that generates both revenue from the sale of instruments and a recurring revenue stream from the sale of consumables, similar to the “razor and razor blade” business model.  We have started exploring and will continue exploring through 2009 sales channel partners who are already marketing other similar products.  We have established a number of life science distributors in Europe and the Far East for the SmartSlide™.  We expect to hire new sales and support personnel for marketing SmartChip™ Systems.

The competitive products to the SmartSlide™ System are environmental chambers or enclosures.  However, these products do not provide automated exchange of nutrients like the SmartSlide™  System does.  The main competitors are Solent, Bioptechs (a US company), Oko Labs (an Italian company), and Tokai Hit (Japanese company).  Solent is the dominant manufacturer of environmental chambers that are plexiglass enclosures built around the entire microscope.  They have limited capability to control the temperature and gas environment around the entire microscope.  They are designed for short-term imaging experiments since they do not have the capability to change media.  Bioptechs, Oko Labs and Tokai Hit all market and sell imaging enabling systems that compete with our SmartSlide™50 System.  They can accommodate multi-well tissue culture plates or a single well and control the temperature and gas environment only.  They do not have the capability to change media or continuously perfuse and therefore we do not believe that they can compete effectively with our SmartSlide™ System 100, 150 and 200 Systems when the customer requires long term imaging that requires media changing or perfusing capability.

We intend to pursue an intellectual property portfolio, including filing a number of U.S. and international patent applications and in-licensing certain patents covering products, methodologies, integration and applications.  In our in-licensing arrangements, we have obtained intellectual property rights from third parties related to the development and marketing of the products, integration or applications covered by such licensed intellectual property.  We have a number of pending patent applications that relate to the SmartChip™ and SmartSlide™ products.  In addition to our patents, we rely on trade secrets, know-how, and copyright and trademark protection.  Our success may depend on our ability to protect our intellectual property rights.

WaferGen’s revenue is subject to fluctuations due to the timing of sales of high-value products and service projects, the impact of seasonal spending patterns, the timing and size of research projects its customers perform, changes in overall spending levels in the life science industry and other unpredictable factors that may affect customer ordering patterns.  Any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect WaferGen’s revenue growth or cause a sequential decline in quarterly revenue.

Since inception, WaferGen has incurred substantial operating losses.  As of June 30, 2009, WaferGen’s accumulated deficit was $24,752,460 and the total stockholders’ deficit was $223,761.  Losses have principally occurred as a result of the substantial resources required for the research, development, and manufacturing scale-up effort required to commercialize WaferGen’s initial products and services.  WaferGen expects to continue to incur substantial costs for research, development, and manufacturing scale-up activities over the next several years.  WaferGen will also need to increase its selling, general and administrative costs as it builds up its sales and marketing infrastructure to expand and support the sale of systems, other products, and services.

Our audited consolidated financial statements for the fiscal year ended December 31, 2008 were prepared on a going concern basis in accordance with United States generally accepted accounting principles.  The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business.  However, the report of our independent registered public accounting firm on our audited consolidated financial statements for the fiscal year ended December 31, 2008 has indicated that we have incurred significant losses from operations and our dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern.  Our accumulated deficit at December 31, 2008 was $20.03 million.

For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Corporate Information

We were incorporated under the laws of the State of Nevada on August 4, 2005 under the name Scuttlebutt Yachts, Inc.  We changed our name to La Burbuja Cafe, Inc. on June 20, 2006 and to WaferGen Bio-systems, Inc. on January 31, 2007 in anticipation of the Merger with WaferGen.  Our principal executive offices are located at Bayside Technology Center, 46531 Fremont Blvd., Fremont, California 94538.  The telephone number at our principal executive offices is (510) 651-4450.  Our website address is www.wafergen.com.  Information contained on our website is not deemed part of this prospectus.

The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 6,759,185 shares of our common stock.  The common stock, together with certain related warrants to purchase our common stock, were purchased by the selling stockholders in a series of private placements made exclusively to accredited investors completed in June and August 2009.  No shares are being offered for sale by the Company.

Common stock outstanding prior to offering	29,981,505 (1)

Common stock offered by the selling stockholders	6,759,185 (2)

Common stock to be outstanding after the offering	31,731,690 (3)

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus.

OTC Bulletin Board Symbol	“WGBS.OB”

(1) As of September 30, 2009.  Includes 5,009,000 shares of common stock issued to the selling stockholders in connection with the 2009 Private Placement.

(2) Includes 1,750,185 shares of common stock offered by the selling stockholders issuable upon exercise of the warrants.

(3) Assumes the full exercise of the warrants held by the selling stockholders to acquire 1,750,185 shares of common stock and assumes that all other outstanding warrants and options are not exercised.

Background

Pursuant to the terms of securities purchase agreements which we entered into with certain of the selling stockholders, we raised approximately $6.26 million in gross proceeds in exchange for the issuance of shares of our common stock and related warrants to purchase our common stock.  The common and related warrants were sold as units at a purchase price of $1.25 per unit, with each unit consisting of (i) one share of common stock and (ii) a warrant to purchase 30% of one share of common stock at an exercise price of $2.00 per whole share.  The common stock and related warrants were sold at three closings that occurred on June 16, 2009, August 21, 2009 and August 31, 2009.

Spencer Trask Ventures, Inc. (“Spencer Trask”) acted as our selling agent in connection with the offering.  In accordance with the terms of our selling agent agreement with Spencer Trask, we issued to Spencer Trask and its designees warrants to purchase 247,485 shares of our common stock as compensation for its services to us, and we have paid Spencer Trask a cash commission of approximately $149,100.

The warrants issued to the selling stockholders, including the warrants to Spencer Trask and its designees, have a term of five-years and are subject to weighted average anti-dilution protection in the event the Company subsequently issues its shares of common stock, or securities convertible into shares of common stock, for a price of less than $2.00 per share.  The warrants are immediately exercisable.

The issuances of securities described above are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.

Plan of Distribution

This offering is not being underwritten.  The selling stockholders will sell their shares of our common stock at prevailing market prices or privately negotiated prices.  The selling stockholders themselves directly, or through their agents, or through their brokers or dealers, may sell their shares from time to time, in (i) privately negotiated transactions, (ii) in one or more transactions, including block transactions in accordance with the applicable rules of the OTC Bulletin Board or (iii) otherwise in accordance with the section of this prospectus entitled “Plan of Distribution.”  To the extent required, the specific shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, broker or dealer and any applicable commission or discounts with respect to a particular offer will be described in an accompanying prospectus.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution,” beginning on page 19.

RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this prospectus.  This prospectus contains forward-looking statements.  Forward-looking statements relate to future events or our future financial performance.  We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our customers’ or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements, to differ.  “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as other sections in this prospectus, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

This prospectus also contains market data related to our business and industry.  These market data include projections that are based on a number of assumptions.  If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions.  As a result, our markets may not grow at the rates projected by these data, or at all.  The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our Common Stock.

Risks Related to Our Company and Our Business

We will need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We will need to raise additional capital in the future, which may not be available on reasonable terms or at all.  We raised approximately $9.9 million in net proceeds in our June 2007 private placement, approximately $3.5 million in net proceeds in our May 2008 private placement and approximately $5.7 million in net proceeds in our private placement completed in June and August 2009, and we expect that such proceeds, together with our income, will fund our operations only through January 2010.  We will need to raise additional funds through public or private debt or equity financings to meet various business objectives including, but not limited to:
•	pursuing growth opportunities, including more rapid expansion;

•	acquiring complementary businesses;

•	making capital improvements to improve our infrastructure;

•	hiring qualified management and key employees;

•	developing new services, programming or products;

•	responding to competitive pressures;

•	complying with regulatory requirements such as licensing and registration; and

•	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all.  If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares.  See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" below.  Further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs.  We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

We may not be able to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  We have a history of operating losses that are likely to continue in the future.  We have included an explanatory paragraph in Note 1 of our financial statements for the year ended December 31, 2008, to the effect that our significant losses from operations and our dependence on equity and debt financing raise substantial doubt about our ability to continue as a going concern.  Our accumulated deficit at December 31, 2008 was $20.03 million.  Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Our operations must begin to provide sufficient revenues to improve our working capital position.  If we are unable to become profitable and cannot generate cash flow from our operating activities sufficient to satisfy our current obligations and meet our capital investment objectives, we may be required to raise additional capital or debt to fund our operations, curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares.  We may not be able to raise necessary equity or debt financing on acceptable terms or at all.

We have a limited history of commercial sales of systems and consumable products, and our success depends on our ability to develop commercially successful products and on market acceptance of our new and relatively unproven technologies.

We may not possess all of the resources, capability and intellectual property rights necessary to develop and commercialize all of the products or services that may result from our technologies. We have not completed the development of our SmartChip™ product that can be commercially sold. We will not achieve commercialization of SmartChip™ until such time, if ever, that we complete further development of our technology and design of the product that may be commercially marketed and sold. Our long-term viability growth and profitability will depend upon successful testing, approval and commercialization of the SmartChip™ product incorporating our technology resulting from our research and development activities. Adverse or inconclusive results in the development and testing of our SmartChip™ product could significantly delay or ultimately preclude commercialization of our technology. Accordingly, there is only a limited basis upon which to evaluate our business and prospects. An investor in our Company should consider the challenges, expenses, and difficulties we will face as a development stage company seeking to develop and manufacture a new product in a relatively new market.

We must conduct a substantial amount of additional research and development before some of our products will be ready for sale, and we currently have fewer resources available for research and development activities than many of our competitors.  We may not be able to develop or launch new products in a timely manner, or at all, or they may not meet customer requirements or be of sufficient quality or at a price that enables us to compete effectively in the marketplace.  Challenges frequently encountered in connection with the development or early commercialization of products and services using new and relatively unproven technologies might limit our ability to develop and successfully commercialize these products and services.  In addition, we may need to enter into agreements to obtain the intellectual property rights necessary to commercialize some of our products or services, which may not be available on favorable terms, or at all.

We have a history of operating losses which may continue, in which case we may not be able to reach profitability.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future.  We incurred a net loss of $8,041,437 for the year ended December 31, 2008.  As of December 31, 2008, our accumulated deficit was $20,032,260.  We have not achieved profitability on a quarterly or annual basis.  We may not be able to reach a level of revenue to achieve profitability.  To date, our revenues have been insignificant and not sufficient to achieve our business plan.  Our revenues for the year ended December 31, 2008 were $621,866.  If our revenues grow slower than anticipated or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

We are a development stage company with limited operating history for investors to evaluate our business.

We are a development stage company and have had limited operations in the genetic analysis segment of the life science industry.  Since we are a company with a limited operating history developing products focused on the analysis of genetic function and variation, it is difficult for potential investors to evaluate our business.  To date, we have developed only one commercialized product, the SmartSlide™ System, and our future operations and growth will likely depend on our ability to successfully develop and market our SmartChip™ products.  Our proposed operations are subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, as well as those risks that are specific to the life science industry.  In evaluating us, investors should consider the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies.  We may never overcome these obstacles and become profitable.

Difficult Conditions in the Global Capital Markets may significantly affect Our Ability to Raise Additional Capital and Begin Operations.

The ongoing worldwide financial and credit crisis may continue indefinitely.  Because of severely reduced market liquidity, we may not be able to raise additional capital when we need it.  Because the future of our business will depend on the completion of one or more investment transactions for which, most likely, we will need additional capital, we may not be able to complete such transactions or acquire revenue producing assets.  As a result, we may not be able to generate income and, to conserve capital, we may be forced to curtail our current business activities or cease operations entirely.

Currency risk related to obligations and expenses denominated in Malaysian Ringgit could negatively impact our operating results and financial condition.

All of the redeemable convertible preferred shares issued by our Malaysia subsidiary were issued in consideration for Malaysia n Ringgit, and significant amounts of our subsidiary’s expenses are paid for in this currency.  At December 31, 2008, the Company had $1,194,198 in assets in Malaysia.  Fluctuations in the exchange rate could negatively impact our business operating results and financial condition by resulting in exchange losses or increased expenses, and could increase the likelihood that the investors in the Malaysia subsidiary may elect to convert their redeemable convertible preferred shares into shares of common stock of WaferGen at the conversion price of US$2.25 per share.  Translation adjustments in any particular reporting period could significantly affect, positively or negatively, our reported operating results.

Because our business depends on research and development spending levels for pharmaceutical and biotechnology companies and academic and governmental research institutions, our success and our operating results will substantially depend on these customers.

We expect that our revenues in the foreseeable future will be derived primarily from products and services provided to a relatively small number of pharmaceutical and biotechnology companies and academic, governmental and other research institutions.  Our success will depend upon their demand for and use of our products and services.  Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers.  For example, reductions in capital or operating expenditures by these customers may result in lower than expected instrumentation sales and similarly, reductions in operating expenditures by these customers could result in lower than expected sales by us.

We expect that our results of operations will fluctuate, which could cause our stock price to decline.

Our revenue is subject to fluctuations due to the timing of sales of high-value products and services projects, the impact of seasonal spending patterns, the timing and size of research projects our customers perform, changes in overall spending levels in the life sciences industry, the timing and amount of government grant funding programs and other unpredictable factors that may affect customer ordering patterns.  Given the difficulty in predicting the timing and magnitude of sales for our products and services, we may experience quarter-to-quarter fluctuations in revenue and/or a sequential decline in quarterly revenue.

In addition, because of our continued research, marketing and hiring in connection with our SmartChip™ product, we expect operating expenses to continue to increase significantly.  Accordingly, if revenue does not grow as anticipated, we may not be able to achieve and maintain profitability.  Any significant delays in the commercial launch of our products, unfavorable sales trends in our existing product lines, or impacts from the other factors mentioned above could adversely affect our revenue growth or cause a sequential decline in quarterly revenues.  Due to the possibility of fluctuations in our revenue and expenses, we believe that quarterly comparisons of our operating results are not a good indication of our future performance.  If our operating results fluctuate or do not meet the expectations of stock market analysts and investors, our stock price probably would decline.

We may encounter difficulties in managing our expected growth, which could increase our losses.

We expect to experience rapid and substantial growth in order to achieve our operating plans, which will place a strain on our human and capital resources.  If we are unable to manage this growth effectively, our losses could increase.  Our ability to manage our operations and growth effectively requires us to continue to expend funds to enhance our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees.  If we are unable to scale up and implement improvements to our manufacturing process and control systems in an efficient or timely manner, or if we encounter deficiencies in existing systems and controls, then we will not be able to make available the products required to successfully commercialize our technology.

Failure to attract and retain sufficient numbers of talented employees will further strain our human resources and could impede our growth.

Our financial condition could be adversely affected in the event of uninsured or inadequately insured loss or damage.

We may not be able to obtain insurance policies on terms affordable to us that would adequately insure our business and property against damage, loss or claims by third parties.  To the extent our business or property suffers any damages, losses or claims by third parties, which are not covered or adequately covered by insurance, the financial condition of our Company may be materially adversely affected.

If we lose our key personnel or are unable to attract and retain additional qualified personnel, we may be unable to achieve our goals.

We are highly dependent on our management and scientific personnel, including our chief executive officer, chief financial officer, chief technology officer and chief scientific officer.  The loss of any of their services could adversely impact our ability to achieve our business objectives.  We will need to hire additional qualified personnel with expertise in molecular biology, chemistry, biological information processing, sales, marketing and technical support.  We compete for qualified management and scientific personnel with other life science companies, universities and research institutions, particularly those focusing on genomics.  Competition for these individuals, particularly in the San Francisco Bay area, is intense, and the turnover rate can be high.  Failure to attract and retain management and scientific personnel would prevent us from pursuing collaborations or developing our products or technologies.

Our planned activities will require additional expertise in specific industries and areas applicable to the products developed through our technologies, including the life sciences and healthcare industries.

Thus, we will need to add new personnel, including management, and develop the expertise of existing management.  The failure to do so could impair the growth of our business.

Corporate governance rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of Board of Directors committees required to provide for our effective management because of the changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers.  The enactment of Sarbanes-Oxley has resulted in the issuance of a series of rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of more stringent rules by the stock exchanges.  The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence and level of experience in finance and accounting matters.  We may have difficulty attracting and retaining directors with the requisite qualifications.  If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain the listing of our common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

We are a holding company that depends on cash flow from our wholly-owned subsidiary to meet our obligations.

After the Merger, we became a holding company with no material assets other than the stock of our wholly-owned subsidiary.  Accordingly, all our operations are conducted by WaferGen, our wholly-owned subsidiary.  We currently expect that the earnings and cash flow of our subsidiary will primarily be retained and used by it in its operations, including servicing any debt obligations it may have now or in the future.

All of our former liabilities survived the Merger and there may be undisclosed liabilities that could have a negative impact on our financial condition.

Pursuant to the Merger, we acquired the business of WaferGen as our sole line of business, and accordingly are not pursuing our prior business.  Although due diligence activities were performed on us and WaferGen prior to the Merger, the due diligence process may not have revealed all liabilities (actual or contingent) of us or WaferGen that existed or which may arise in the future relating to our activities before the consummation of the Merger.  Notwithstanding that all of our then-known liabilities were transferred to Leaseco pursuant to the split-off in connection with the Merger, it is possible that claims for liabilities may still be made against us, which we will be required to defend or otherwise resolve.  The provisions and terms of the merger agreement and split-off may not be sufficient to protect us from claims and liabilities and any breaches of related representations and warranties.  Although escrow provisions and limited post-closing adjustments in the merger agreement are available to the stockholders of WaferGen and our pre-Merger stockholders, there is no comparable protection offered to our other stockholders.  Any liabilities remaining from our pre-Merger company or WaferGen could harm our financial condition.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud.  Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective disclosure and internal controls to provide reliable financial reports.  We have been assessing our controls to identify areas that need improvement.  Based on our evaluation as of December 31, 2008, we concluded that there were material weaknesses in our internal controls and procedures as of December 31, 2008.  We are in the process of implementing improvements to our controls, but have not yet completed implementing these changes.  Failure to implement these changes to our controls or any others that we identify as necessary to maintain an effective system of such controls could harm our operating results and cause investors to lose confidence in our reported financial information.  Any such loss of confidence would have a negative effect on the trading price of our stock.

Because we are not yet required to comply with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

Sarbanes-Oxley, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and The NASDAQ Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance.  These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges.  Because we are not presently required to comply with many of the corporate governance provisions, we have not yet adopted these measures.

Until we comply with the corporate governance measures adopted by the national securities exchanges after the enactment of Sarbanes-Oxley, regardless of whether such compliance is required, the absence of standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds in the future if we determine it is necessary to raise additional capital.  We intend to comply with all applicable corporate governance measures relating to director independence as soon as practicable.

Litigation or other proceedings or third-party claims of intellectual property infringement could require us to spend significant time and money and could prevent us from selling our products or services or adversely impact our stock price.

Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties and the ability to protect our own intellectual property.

Third parties may assert that we are employing their proprietary technology without authorization even if we are not.  As we enter new markets, we expect that competitors will likely assert that our products infringe their intellectual property rights as part of a business strategy to impede our successful entry into those markets.  Third parties such as ABI, the Roche family of companies, Biometra biomedizinische Analytik GmbH, Stratagene Corporation, Bio-Rad Laboratories, Inc., Eppendorf Incorporated, Enzo Biochem, Inc., Affymetrix, Agilent Technologies, Inc., GE Healthcare, Inc., Beckman Coulter, Inc., Illumina, and others may have obtained and may in the future obtain patents and claim that manufacture, use and/or sale of our technologies, methods or products infringes these patents.  We could incur substantial costs and divert the attention of our management and technical personnel in defending ourselves against these claims even if we are eventually successful in defending ourselves against these claims.  Furthermore, parties making claims against us may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize, manufacture, use and sell methods and products, and could result in the award of substantial damages against us.  In the event of a successful claim of infringement against us, we may be required to pay damages and obtain one or more licenses from third parties, or be prohibited from making, using or selling certain methods and/or products.  We may not be able to obtain these licenses at a reasonable cost, or at all.  In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products.  Defense of any lawsuit or failure to obtain any of these licenses on favorable terms could prevent us from commercializing products, and the prohibition of sale of any of our products could materially affect our ability to grow and to attain profitability.

Our proprietary intellectual property rights may not adequately protect our products and technologies.

Although we have filed a number of United States and international patent applications, we have no issued patents covering our products or technologies.  Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection for our products and technologies.  We may only be able to protect products and technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them.  Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep a competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved.  No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States.  The laws of some countries other than the United States do not protect intellectual property rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions.  The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology and/or pharmaceuticals, which could make it difficult for us to stop the infringement of any patents we may obtain in such countries.  Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.  Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property.  Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents.  For example:

•	we might not have been the first to conceive or reduce to practice one or more inventions disclosed in our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative products and technologies or duplicate any of our products and technologies;

•
it is possible that none of our pending patent applications will result in issued patents, and even if they issue as patents, they may not provide a basis for commercially viable products, and/or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties;

•	we may not develop additional proprietary products and technologies that are patentable; and

•	third-party patents may have an adverse effect on our ability to continue to grow our business.

We have applied, and continue to apply, for patents covering our intellectual property (e.g., products and technologies and uses thereof), as we deem appropriate.  However, we may fail to apply for patents on products and/or technologies in a timely fashion or at all.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable.  However, trade secrets are difficult to protect.  While we attempt to use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or scientific and other advisors may unintentionally or willfully disclose our information to competitors.  If we were to attempt to enforce a claim that a third-party had illegally obtained and was using our trade secrets, it could be expensive and time consuming, and the outcome could be unpredictable.  In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts inside the United States.  Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it may be difficult for us to enforce our intellectual property and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our products and technologies, then we may not be able to exclude competitors from developing or marketing competing products, and we may not generate enough revenue from product sales to justify the cost of development of our products and to achieve or maintain profitability.

We may be unable to protect the intellectual property rights of the third parties from whom we license certain of our intellectual property or with whom we have entered into other strategic relationships, which could negatively impact our competitive advantage.

Certain of our intellectual property rights are currently licensed from third parties and, in the future, we intend to continue to license intellectual property from key strategic partners.  We are, and will continue to be, reliant upon such third parties to protect their intellectual property rights to any licensed technology.  Such third parties may not protect the intellectual property rights that we license from them and we may be unable defend such intellectual property rights on our own or we may have to undertake costly litigation to defend the intellectual property rights of such third parties.  There can be no assurances that we will continue to have proprietary rights to any of the intellectual property that we license from such third parties or otherwise have the right to use through similar strategic relationships.  Any loss or limitations on use with respect to our right to use such intellectual property licensed from third parties or otherwise obtained from third parties or with whom we have entered into strategic relationships could negatively impact our competitive advantage.

We expect intense competition in our target markets, which could render our products and/or technologies obsolete, result in significant price reductions or substantially limit the volume of products that we sell.  This would limit our ability to compete and achieve and maintain profitability.  If we cannot continuously develop and commercialize new products, our revenue may not grow as intended.

Future competition will likely come from existing competitors as well as other companies seeking to develop new technologies for analyzing genetic information.  Some of our competitors have various products and/or methodologies for gene detection, expression, characterization, and/or analyses that may be competitive with our products and/or methodologies.  In addition, pharmaceutical and biotechnology companies have significant needs for genomic information and may choose to develop or acquire competing technologies to meet these needs.  In the molecular diagnostics field, competition will likely come from established diagnostic companies, companies developing and marketing DNA probe tests for genetic and other diseases and other companies conducting research on new technologies to ascertain and analyze genetic information.  Further, in the event that we develop new technology and products that compete with existing technology and products of well-established companies, there can be no guarantee that the marketplace will readily adopt any such new technology and products that we may introduce in the future.

The market for genetic research and molecular diagnostic products is highly competitive, with several large companies already having significant market share.  Established genetic research and diagnostic companies also have an installed base of instruments in several markets, including clinical and reference laboratories.  In addition, these companies have formed alliances with genomics companies which provide them access to genetic information that may be incorporated into their diagnostic tests.  We may not be able to compete effectively with these companies.

Our manufacturing capacity may limit our ability to sell our products.

We are in the process of developing the capacity to meet our anticipated demand for our products.  There are uncertainties inherent in expanding our manufacturing capabilities and we may not be able to increase our capacity in a timely manner.  For example, manufacturing and product quality issues may arise as we increase production rates at our manufacturing facility and launch new products.  As a result, we may experience difficulties in meeting customer demand, in which case we could lose customers or be required to delay new product introductions, and demand for our products could decline.  Due to the intricate nature of manufacturing products, we may encounter similar or previously unknown manufacturing difficulties in the future that could significantly reduce production yields, impact our ability to launch or sell these products, or to produce them economically, prevent us from achieving expected performance levels or cause us to set prices that hinder wide adoption by customers.

If we are unable to develop and maintain our manufacturing capability, we may not be able to launch or support our products in a timely manner, or at all.

We currently possess only one facility capable of manufacturing our products and services for both sale to our customers and internal use.  If a natural disaster were to significantly damage our facility or if other events were to cause our operations to fail, these events could prevent us from developing and manufacturing our products and services.  If our networks or storage infrastructure were to fail for an extended period of time, it would adversely impact our ability to manufacture our products on a timely basis and may prevent us from achieving our expected shipments in any given period.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

As we pursue our business plan, we will become subject to a variety of federal, state and municipal environmental, health and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations.  These laws and regulations can often require expensive compliance procedures or operational changes to limit actual or potential impacts to the environment.  A violation of these laws and regulations can result in substantial fines, criminal sanctions and/or operational shutdown.  Furthermore, we may become liable for the investigation and cleanup of environmental contamination, whether intentional or unintentional, and we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination.  We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials as a result of such contamination.  Some of these matters may require expending significant amounts for investigation, cleanup or other costs.  Events such as these could negatively impact our financial position.

Our sales, marketing and technical support organization may limit our ability to sell our products.

We currently have limited resources available for sales and marketing and technical support services as compared to some of our primary competitors.  In order to effectively commercialize our gene expression systems and other products to follow, we will need to expand our sales, marketing and technical support staff both domestically and internationally.  We may not be successful in establishing or maintaining either a direct sales force or distribution arrangements to market our products and services.  In addition, we compete primarily with much larger companies that have larger sales and distribution staffs and a significant installed base of products in place, and the efforts from a limited sales and marketing force may not be sufficient to build the market acceptance of our products required to support continued growth of our business.

We may be exposed to liability due to product defects.

The risk of product liability claims is inherent in the testing, manufacturing, marketing and sale of research products for therapeutic and diagnostic development.  We may seek to acquire additional insurance for clinical liability risks.  We may not be able to obtain such insurance or general product liability insurance on acceptable terms or in sufficient amounts.  A product liability claim or recall could negatively impact our financial position.

Risks Related to Our Industry

Our success depends upon the continued emergence and growth of markets for analysis of genetic variation and biological function.

We design our products primarily for applications in the life sciences and pharmaceutical industries.  The usefulness of our technology depends in part upon the availability of genetic data and its usefulness in identifying or treating disease.  We are initially focusing on markets for analysis of genetic variation and biological function, namely gene expression profiling.  This market is new and emerging, and may not develop as quickly as we anticipate, or reach its full potential.  Other methods of analysis of genetic variation and biological function may emerge and displace the methods we are developing.  Also, researchers may not seek or be able to convert raw genetic data into medically valuable information through the analysis of genetic variation and biological function.  In addition, factors affecting research and development spending generally, such as changes in the regulatory environment affecting life sciences and pharmaceutical companies, and changes in government programs that provide funding to companies and research institutions, could harm our business.  If useful genetic data is not available or if our target markets do not develop in a timely manner, demand for our products may grow at a slower rate than we expect, and we may not be able to achieve or sustain profitability.

We may not be able to deliver acceptable products to our customers due to the rapidly evolving nature of genetic sequence information upon which our products are based.

The genetic sequence information upon which we may rely to develop and manufacture our products is contained in a variety of public and private databases throughout the world.  These databases are rapidly expanding and evolving.  In addition, the accuracy of such databases and resulting genetic research is dependent on various scientific interpretations, and it is not expected that global genetic research efforts will result in standardized genetic sequence databases for particular genomes in the near future.  Although we have implemented ongoing internal quality control efforts to help ensure the quality and accuracy of our products, the fundamental nature of our products requires us to rely on genetic sequence databases and scientific interpretations which are continuously evolving.  As a result, these variables may cause us to develop and manufacture products that incorporate sequence errors or ambiguities.  The magnitude and importance of these errors depends on multiple and complex factors that would be considered in determining the appropriate actions required to remedy any inaccuracies.  Our inability to timely deliver acceptable products as a result of these factors would likely adversely affect our relationship with customers, and could negatively impact our financial condition.

We face risks associated with technological obsolescence and emergence of standardized systems for genetic analysis.

High throughput genetic analyses and quantitative detection methodologies (including, for example, PCR) is undergoing rapid evolution and technological changes.  New technologies, techniques or products could emerge which might allow the packaging and analysis of genomic information at densities similar to, or even higher than, our existing or future technology.  Other companies may begin to offer products that are directly competitive with, or are technologically superior to, our products.  There can be no assurance that we will be able to maintain our technological advantages over emerging technologies in the future.  Over time, we will need to respond to technological innovation in a rapidly changing industry.  Standardization of tools and systems for genetic research is still ongoing and there can be no assurance that our products will emerge as the standard for genetic research.  The emergence of competing technologies and systems as market standards for genetic research may result in our products becoming uncompetitive which would have an adverse effect on our business and prospects.

Our success depends on the continuous development of new products and our ability to manage the transition from our older products to new products.

We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing, and many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do.  In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content.  The continued success of our products will depend on our ability to produce products with smaller feature sizes and create greater information capacity at our current or lower costs.  The successful development, manufacture and introduction of our new products is a complicated process and depend on our ability to manufacture and supply enough products in sufficient quantity and quality and at acceptable cost in order to meet customer demand.  If we fail to keep pace with emerging technologies or are unable to develop, manufacture and introduce new products, we will become uncompetitive, our pricing and margins will decline, and our business will suffer.

Our failure to successfully manage the transition between our older products and new products may adversely affect our financial results.  As we introduce new or enhanced products, we must successfully manage the transition from older products to minimize disruption in customers’ ordering patterns, avoid excessive levels of older product inventories and provide sufficient supplies of new products to meet customer demands.  When we introduce new or enhanced products, we face numerous risks relating to product transitions, including the inability to accurately forecast demand and difficulties in managing different sales and support requirements due to the type or complexity of the new products.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our products.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information.  For these reasons, governmental authorities and others may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure.  Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible.  Any of these scenarios could reduce the potential markets for our products.

Risks Related to Our Organization

Even though we are not a California corporation, our common stock could still be subject to a number of key provisions of the California General Corporation Law.

Under Section 2115 of the California General Corporation Law (CGCL), corporations not organized under California law may still be subject to a number of key provisions of the CGCL.  This determination is based on whether the corporation has significant business contacts with California and if more than 50% of its voting securities are held of record by persons having addresses in California.  In the immediate future, we will continue our business and operations and a majority of our business operations, revenue and payroll will be conducted in, derived from, and paid to residents of California.  Therefore, depending on our ownership, we could be subject to some provisions of the CGCL.  Among the more important provisions are those relating to the election and removal of directors, cumulative voting, standards of liability and indemnification of directors, distributions, dividends and repurchases of shares, stockholder meetings, approval of some corporate transactions, dissenters’ and appraisal rights, and inspection of corporate records.  If we are required to comply with these provisions, this compliance could cause us to incur additional administrative and legal expenses and divert our management’s time and attention from the operation of our business.

Because WaferGen has become public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with WaferGen’s becoming a public company through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf.  Also, if securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price.

Risks Related to Our Common Stock

Our common stock has a limited bid history and prospective investors may not be able to resell their shares at their purchase price, if at all.

Our common stock is currently available for trading in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “WGBS.OB.” Prior to the closing of the Merger, there was no bid history for our common stock and there is no assurance that a regular trading market will develop or, if developed, will be sustained.  We may not ever be able to satisfy the qualitative or quantitative listing requirements for our Common Stock to be listed on an exchange.  These factors may severely limit the liquidity of our common stock, and may likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

The market price of the common stock has fluctuated significantly since it was first quoted on the OTC Bulletin Board on June 6, 2007.  Since this date, through September 30, 2009, the price has fluctuated from a low of $0.56 to a high of $2.90.  The price of our common stock may continue to fluctuate significantly in response to factors, some of which are beyond our control, including the following:
•	actual or anticipated variations in operating results;

•	the limited number of holders of the common stock, and the limited liquidity available through the OTC Bulletin Board;

•	changes in financial estimates by securities analysts;

•	changes in the economic performance and/or market valuations of other biotechnology companies;

•	our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel; and

•	sales or other transactions involving our capital stock.

Our common stock may be considered “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock is currently less than $5.00 per share and therefore is designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose some information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell the common stock and may affect the ability of investors to sell their shares.  These regulations may likely have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.  In addition, since the common stock is currently traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the common stock and may experience a lack of buyers to purchase our stock or a lack of market makers to support the stock price.

Stockholders may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders.  We are authorized to issue an aggregate of 310,000,000 shares of capital stock consisting of 300,000,000 shares of common stock, par value $0.001 per share, of which 29,981,505 shares were issued and outstanding as of September 30, 2009, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.  The preferred stock will have preferences and rights as may be determined by our board of directors at the time of issuance.  Specifically, our board of directors has the authority to issue preferred stock without further stockholder approval.  As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of common stock.  In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into common stock, which could decrease the relative voting power of the common stock or result in dilution to our existing stockholders.  In addition, as of September 30, 2009, we have outstanding options to purchase an aggregate of 4,063,496 shares of our common stock and warrants to purchase an aggregate of 5,579,030 shares of our common stock.  The future exercise of these options and warrants will subject our existing stockholders to experience dilution of their ownership interests.  We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.  The future issuance of any additional shares of our common stock may create downward pressure on the trading price of our common stock.  There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are then traded.

Our principal stockholders will have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our officers, directors, principal stockholders and their affiliates control approximately 25.3% of our outstanding common stock.  If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.  This concentration of ownership may not be in the best interests of all our stockholders.

Stockholders should not anticipate receiving cash dividends on our stock.

We have never declared or paid any cash dividends or distributions on our capital stock.  We currently intend to retain future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements.  Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements.  These forward looking statements include but are not limited to the Company’s plans for sales growth and expectations of gross margin, expenses, new product introduction, and the Company’s liquidity and capital needs.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.  In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include consumer trends, business cycles, scientific developments, changes in governmental policy and regulation, currency fluctuations, economic trends in the United States and inflation.  Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass.  Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors.  Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

•	Up to 5,009,000 issued and outstanding shares of our common stock sold in the 2009 Private Placement;
•	Up to 1,502,700 shares of our common stock issuable upon exercise of warrants sold in the 2009 Private Placement; and
•	Up to 247,485 shares of our common stock issuable upon exercise of warrants issued to Spencer Trask or its designees for services rendered in connection with the 2009 Private Placement.

Pursuant to registration rights agreements executed in connection with the 2009 Private Placement, we have filed with the SEC a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register these resales.  The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in the Offering” in the table below.

The table below has been prepared based upon the information furnished to us by the selling stockholders.  The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.  Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.  We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus.

We have been advised, as noted in the footnotes in the table below, that one of the selling stockholders is a broker-dealer and/or underwriter and that certain of the selling stockholders are affiliates of a broker-dealer and/or underwriter.  We have been advised that each of these selling stockholders acquired our warrants in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering.  The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus.  Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Selling Stockholder	Shares of Common Stock Owned Before this Offering	Shares of Common Stock Underlying Warrants Owned Before this Offering	Shares of Common Stock Being Offered in this Offering	Shares of Common Owned Upon Completion of this Offering (a)	Percentage of Common Stock Outstanding Upon Completion of this Offering (b)
Allen-Chase Foundation (1)	80,000	24,000	104,000	-	-
Thor Andersen	100,000	30,000	13,000	-	-
Barclay Armitage	20,000	6,000	26,000	-	-
Roger K. Baumberger ‡ (2)	20,000	16,631	36,631	-	-
Lon E. Bell	24,000	7,200	31,200	-	-
BonAnno Family Partnership LLLP (3)	100,000	30,000	130,000	-	-
Elliot Braun	28,000	8,400	36,400	-	-
Andrew C. Chase	20,000	6,000	26,000	-	-
O. Stuart Chase	28,000	8,400	36,400	-	-
CIBC Trust Company (Bahamas) Limited As Trustee of T-555 (4)	550,000	165,000	65,000	650,000	2.05%
Robert Coradini	100,000	30,000	130,000	-	-
Jean J. DeLynn	400,000	120,000	520,000	-	-
Steven Denstman	80,000	24,000	104,000	-	-
George Feldenkreis	20,000	6,000	26,000	-	-
Robert Hariri (5)	130,000	30,000	130,000	30,000	*
John Heidenreich ‡ (6)	-	22,273	22,273	-	-
John W. Meyer Revocable Trust (7)	40,000	12,000	52,000	-	-
Jockey Jones, LLC § (8)	18,000	5,400	23,400	-	-
Robert Klein	40,000	12,000	52,000	-	-
Eric M. Malloy	12,000	3,600	15,600	-	-
Philip R. McCown Jr.	24,000	7,200	31,200	-	-
Richard Neustadter	200,000	60,000	260,000	-	-
Steve Nicholson ‡ (9)	-	700	700	-	-
O.T. Finance, SA (10)	100,000	30,000	130,000	-	-
Tierney Susan Picardal ‡ (11)	-	9,238	9,238	-	-
Raymond Dale Hautamaki and Ann Hautamaki JTWROS § (12)	80,000	24,000	35,100	-	-
Stephen Renaud ‡ (13)	-	14,891	14,891	-	-
RRC Bio Fund, L.P. (14)	170,000	51,000	221,000	-	-
Alnoor Shivji (15)	4,051,470	569,258	1,040,000	3,580,738	11.3%
Spencer Trask Ventures, Inc. † (16)	-	24,377	24,377	-	-
Adam K. Stern ‡ (17)	-	165,375	165,375	-	-
Thornaby Limited (18)	200,000	170,000	260,000	-	-
John V. Wagner	8,000	2,400	10,400	-	-
Craig Whited	100,000	30,000	130,000	-	-
White Rock Capital Partners, L.P. (19)	500,000	150,000	650,000	-	-
William L. Collins 2009 GRAT (20)	1,600,000	480,000	2,080,000	-	-

*	Less than 1%

†	The selling stockholder is a broker-dealer.

‡	The selling stockholder is an affiliate of a broker-dealer.

§
Shares of Common Stock Owned Before this Offering and Shares of Common Stock Underlying Warrants Owned Before this Offering figures assume the selling stockholder owns no securities of the Company other than those purchased in the 2009 Private Placement.

(a)
Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering.

(b)
Applicable percentage ownership is based on the sum of (i) 29,981,505 shares of common stock outstanding as of September 30, 2009 and (ii) 1,750,185 shares of common stock issuable upon exercise of all of the outstanding warrants to purchase common stock issued in the 2009 Private Placement.

(1)
Of the securities owned Allen-Chase Foundation, 40,000 shares of common stock of the Company and warrants to purchase 12,000 shares of common stock of the Company are held in the name Eaglebrook School Special Investment Account, and 40,000 shares of common stock of the Company and warrants to purchase 12,000 shares of common stock of the Company are held in the name Allen Chase Foundation DBA Eaglebrook School.  Andrew Chase, O. Stuart Chase and Eric M. Malloy share voting control and investment power over but disclaim beneficial ownership of the securities owned by Allen-Chase Foundation.

(2)
Roger K. Baumberger purchased 20,000 units in the Private Placement and was also issued warrants to purchase 10,631 shares of common stock of the Company as a designee of Spencer Trask for services rendered in connection with the 2009 Private Placement.

(3)	Raymond J. BonAnno has voting control and investment power over the securities owned by BonAnno Family Partnership, LLLP.

(4)
Helen M. Carroll and Linda G. Williams have voting control and investment power over but disclaim beneficial ownership of the securities owned by CIBC Trust Company (Bahamas) Limited As Trustee of T-555.

(5)
Robert Hariri is a member of our Board of Directors.  Shares of Common Stock Owned Before This Offering includes 30,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days and excludes options to purchase 10,000 shares of common stock that are not exercisable within 60 days.

(6)	John Heidenreich was issued warrants to purchase 22,273 shares of common stock of the Company as a designee of Spencer Trask for services rendered in connection with the 2009 Private Placement.

(7)	John Meyer has voting control and investment power over the securities owned by John W. Meyer Revocable Trust.

(8)	Shawn Aaron has voting control and investment power over the securities owned by Jocky Jones, LLC.

(9)	Steve Nicholson was issued warrants to purchase 700 shares of common stock of the Company as a designee of Spencer Trask for services rendered in connection with the 2009 Private Placement.

(10)	Lucien I. Levy has voting control and investment power over the securities owned by O.T. Finance, SA.

(11)	Tierney Susan Picardal was issued warrants to purchase 9,238 shares of common stock of the Company as a designee of Spencer Trask for services rendered in connection with the 2009 Private Placement.

(12)
R. Dale Hautamaki and Ann Hautamaki share voting control and investment power over the securities owned by Raymond Dale Hautamaki and Ann Hautamaki JTWROS.  Their son, R. Dean Hautamaki, is a member of the Board of Directors.

(13)	Stephen Renaud was issued warrants to purchase 14,891 shares of common stock of the Company as a designee of Spencer Trask for services rendered in connection with the 2009 Private Placement.

(14)	James Silverman has voting control and investment power over the securities owned by RRC Bio Fund, L.P.

(15)
Alnoor Shivji is the President and Chief Executive Officer of the Company, and a member of the Board of Directors.  Shares of Common Stock Underlying Warrants Owned Before this Offering includes 569,258 shares of common stock issuable upon the exercise of currently exercisable warrants, 240,000 of which are issuable in connection with the 2009 Private Placement.  Shares of Common Stock Owned Before this Offering includes (i) 157,467 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (ii) 1,708,730 shares of common stock held by The Shivji Trust and (iii) 194,444 shares of common stock issuable upon the exercise of currently exercisable warrants held by The Shivji Trust.  Mr. Shivji and his wife, Mariam Shivji, are the co-trustees of The Shivji Trust.  Mr. Shivji disclaims beneficial ownership of the securities held by The Shivji Trust, except to the extent he has a pecuniary interest therein.  Excludes options to purchase 184,199 shares of common stock that are not exercisable within 60 days.

(16)
John Heidenreich has voting control and investment power over but disclaims beneficial ownership of the securities owned by Spencer Trask Ventures, Inc.  Spencer Trask was issued warrants to purchase 24,377 shares of common stock of the Company and warrants to purchase 223,108 shares of common stock of the Company were issued to Spencer Trask’s designees, including warrants to purchase 22,273 shares of the Company’s common stock issued to John Heidenreich, for services rendered in connection with the 2009 Private Placement.

(17)	Adam K. Stern was issued warrants to purchase 165,375 shares of common stock of the Company as a designee of Spencer Trask for services rendered in connection with the 2009 Private Placement.

(18)	Ian Roderick Gowrie-Smith has voting control and investment power over the securities owned by Thornaby Limited.

(19)	Thomas U. Barton and Joseph U. Barton share voting control and investment power over the securities owned by White Rock Capital Partners, L.P.

(20)
William L. Collins and Andre Montero share voting control and investment power over but disclaim beneficial ownership of the securities owned by William L. Collins 2009 GRAT.  The 1,600,000 shares of common stock owned by William L. Collins 2009 GRAT prior to this offering do not include 67,000 shares owned by William L. Collins.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the SEC;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the distribution of common stock by any selling stockholder to its partners, members or stockholders;
•	any other method permitted pursuant to applicable law; and
•	a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the donees, assignees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed any necessary supplements to this prospectus under Rule 424(b), or other applicable provisions of the Securities Act, supplementing or amending the list of selling stockholders to include such donee, assignee, transferee, pledgee, or other successor-in-interest as a selling stockholder under this prospectus.

In the event that the selling stockholders are deemed to be “underwriters,” any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the shares of common stock will be paid by the selling stockholder and/or the purchasers.  Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC.  If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We have agreed with the selling stockholders to keep this registration statement effective until all of the shares covered by this registration statement have been sold, or may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 promulgated under the Securities Act, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus.  We will, however, receive approximately $3.5 million from the selling stockholders if they exercise their warrants in full, on a cash basis, which we will use for working capital and general corporate purposes.  The warrant holders may exercise their warrants at any time until their expiration, as further described under “Description of Securities.” Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board maintained by the NASD under the symbol WGBS.OB.  As soon as practicable, and assuming we satisfy all necessary initial listing requirements, we intend to apply to have our common stock listed for trading on the American Stock Exchange or The NASDAQ Stock Market, although we cannot be certain that any of these applications will be approved or that we will ever be able to satisfy the qualitative or quantitative listing requirements for our common stock to be listed on an exchange.

The transfer agent for our common stock is Continental Stock Transfer and Trust Company at 17 Battery Place, New York, New York 10004.

The following table sets forth the high and low closing bid prices for our Common Stock for the fiscal quarters indicated as reported on the OTCBB.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	High	Low

2007
First Quarter ended March 31, 2007	-	-
Second Quarter ended June30, 2007	2.40	1.65
Third Quarter ended September 30, 2007	2.40	1.55
Fourth Quarter ended December 31, 2007	2.28	1.21

2008
First Quarter ended March 31, 2008	2.25	1.50
Second Quarter ended June 30, 2008	2.75	1.70
Third Quarter ended September 30, 2008	2.35	1.35
Fourth Quarter ended December 31, 2008	1.30	0.60

2009
First Quarter ended March 31, 2009	1.30	0.98
Second Quarter ended June 30, 2009	2.15	1.10
Third Quarter ended September 30, 2009	2.20	1.30
Fourth Quarter ended December 31, 2009 (through October 13, 2009)	2.05	1.80

There are no historical prices available prior to the merger with WaferGen in May 31, 2007.  Our common stock is thinly traded and any reported sale prices may not be a true market-based valuation of our common stock.  On September 30, 2009, the closing bid price of our common stock, as reported on the OTC Bulletin Board was $2.00.

As of September 30, 2009, there were approximately 117 owners of record of our common stock.

Trades in our common stock may be subject to Rule 15g-9 under the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on some national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system).  The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of common stock.

Dividend Policy

We have never declared or paid dividends on shares of our common stock.  We intend to retain future earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance under Equity Compensation Plans

Information relating to our equity compensation plans is incorporated by reference to the definitive proxy statement for our 2009 annual meeting of stockholders.  Additional information regarding our equity compensation plans is provided in Note 9 to our financial statements in this prospectus.

Recent Sales of Unregistered Securities

Merger

On May 31, 2007, we entered into an agreement and plan of merger and reorganization with WaferGen Acquisition Corp., our wholly-owned Delaware subsidiary, and WaferGen, Inc., a privately held Delaware corporation.  On that date, WaferGen Acquisition merged with and into WaferGen, with WaferGen remaining as the surviving corporation and our wholly-owned subsidiary (the “Merger”).  At the closing of the Merger, an aggregate of 8,214,523 shares of our common stock were issued to the holders of WaferGen’s common stock issued and outstanding immediately prior to the closing of the Merger.  In addition, WaferGen’s outstanding stock options and warrants became stock options and warrants to purchase an aggregate of 670,035 and 115,442 shares of our common stock, respectively.  The exercise price per share of the new options and warrants were calculated based on the terms of the original options and warrants, as adjusted by the conversion ratio in the Merger.  Our stockholders immediately prior to the Merger retained 7,000,004 shares of our common stock.

Immediately following the closing of the Merger, under the terms of a split-off agreement, we transferred all of our pre-Merger operating assets and liabilities to our wholly-owned subsidiary, La Burbuja Leaseco, Inc., a Nevada corporation (“Leaseco”).  Thereafter, pursuant to the split-off agreement, we transferred all of the outstanding capital stock of Leaseco to a major stockholder in exchange for cancellation of 4,277,778 shares of our common stock held by such stockholder.

The issuance of the securities in the Merger was not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

2007 Private Placement

On May 31, 2007, we accepted subscriptions for a total of 7,178,444 units of our securities in a private placement, consisting of an aggregate of 7,178,447 shares of our common stock and five-year warrants to purchase an aggregate of 2,153,533 shares of our common stock at an exercise price of $2.25 per share, pursuant to the terms of a private placement memorandum (the “2007 Private Placement”).  We received gross proceeds from such closing of the 2007 Private Placement of $10,767,668 (which includes $240,000 of outstanding indebtedness converted into units).  On June 12, 2007, we completed a second closing of the private placement for an additional 830,000 units, consisting of 830,001 shares of our common stock and warrants to purchase an aggregate of 249,000 shares of our common stock at an exercise price of $2.25 per share.  We received gross proceeds of $1,245,000 from this second closing.

Net proceeds received from the 2007 Private Placement were used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

Rodman & Renshaw, LLC acted as the placement agent in the 2007 Private Placement.  In connection with the closing of the 2007 Private Placement on May 31, 2007, the Company paid the placement agent: (i) a cash fee of $683,737 (equal to 7% of the aggregate purchase price paid by each purchaser of units in the offering, other than up to $1,000,000 of units purchased by existing stockholders of WaferGen and units issued upon the conversion of outstanding indebtedness), (ii) five-year warrants to purchase 455,825 shares of our common stock (equal to 7% of the number of shares of our common stock on which the cash fee is payable for units sold in the 2007 Private Placement), at an exercise price of $2.25 per share, with mandatory registration rights covering the shares of common stock underlying the warrants, and (iii) reimbursement for all reasonable out of pocket expenses incurred in connection with the engagement, including, but not limited to, the reasonable expenses of counsel.

The 2007 Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act.  The units and the securities underlying the units sold in the 2007 Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

2008 Private Placement

On May 19, 2008, WBSI sold in a private placement 1,585,550 units consisting of an aggregate of 1,585,550 shares its common stock and five-year warrants to purchase an aggregate of up to 634,220 shares of its common stock with an exercise price of $3.00 per share (the “2008 Private Placement”).  Under certain circumstances, the Warrants will be exercisable using cashless exercise.  The purchase price for the units was $2.25 per unit, or $3,567,487 in the aggregate.

The purchase agreement for the units contains certain negative covenants that restrict: (i) for 180 days after the closing the ability of the Company and its subsidiaries to issue shares of common stock or equivalents (subject to certain exempt issuances), and (ii) for 24 months after closing, the ability of the Company to enter into variable rate transactions.  The investors are also entitled to “piggyback” registration rights.

The purchasers included The Shivji Family Trust dated June 12, 2000 (which is an affiliate of Alnoor Shivji, our Chairman, President and Chief Executive Officer), Cojack Investment Opportunities, LLC (which is an affiliate of Dr. Raymond Dean Hautamaki, a member of our board of directors), Nadine Smith (now a member of our board of directors (but not at the time)), and certain other investors that participated in the Company’s previous private placements.  The Shivji Family Trust, Cojack Investment Opportunities and Ms. Smith purchased 111,110, 30,000 and 222,220 units, respectively (for an aggregate purchase price of $249,998, $67,500 and $499,995, respectively.  The Shivji Family Trust, Cojack Investment Opportunities and Ms. Smith each participated in the 2008 Private Placement on substantially the same terms as the other purchasers.

Net proceeds received from the 2008 Private Placement were used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

The 2008 Private Placement was made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act.  The units and the common stock sold in the 2008 Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Malaysian Financing

On July 18, 2008, our Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd., received $1.0 million in exchange for the issuance of redeemable convertible Series A preferred shares of WaferGen Biosystems (M) Sdn. Bhd., in a private placement to Malaysian Technology Development Corporation Sdn. Bhd. (MTDC), a venture capital and development firm in Malaysia.  WaferGen Biosystems (M) Sdn. Bhd., sold 444,444 RCPS in the private placement at the U.S. dollar equivalent of $2.25 per share.  WaferGen Biosystems (M) Sdn. Bhd. received an additional $1.0 million in exchange for an additional 444,444 Series A preferred shares at the U.S. dollar equivalent of $2.25 per share (the "Subsequent Closing") on November 27, 2008.

On April 3, 2009, we and WaferGen Biosystems (M) Sdn. Bhd. entered into a subscription agreement with two investors pursuant to which WaferGen Biosystems (M) Sdn. Bhd. agreed to sell 666,666 shares of Series B redeemable convertible preference shares to the Investors in a private placement at a price of US$2.25 per share.  The aggregate purchase price for the preferred shares is US$1.5 million.  To date, WaferGen Biosystems (M) Sdn. Bhd. has received US$1.16 million of the US$1.5 million from such investors.

Both the Series A and Series B preferred shares have a liquidation preference over WaferGen Biosystems (M) Sdn. Bhd.’s ordinary shares in an amount equal to the purchase price of the preferred shares, plus any accrued but unpaid dividends.  WaferGen Biosystems (M) Sdn. Bhd. is not obligated to declare or pay dividends on the preferred shares.  Holders of the preferred shares generally will not have voting rights, except as required under Malaysian law.  WaferGen Biosystems (M) Sdn. Bhd. also will be required to obtain the consent of the holders of at least a majority of the outstanding preferred shares prior to taking certain actions.  Each preferred share will be convertible into ordinary shares of WaferGen Biosystems (M) Sdn. Bhd. at the option of the holder at any time based on the applicable conversion rate at such time.

The holders of the preferred shares shall have the right, at any time after December 31, 2011, to cause WaferGen Biosystems (M) Sdn. Bhd. to redeem the preferred shares at a price equal to the purchase price of the preferred shares, plus a redemption premium of 20% per annum.  The holders of the preferred shares also will have certain put rights  with respect to their shares as follows: (1) the holders will have the right to cause the Company to exchange their preferred shares for common stock of the Company at an effective exchange rate of US$2.25 per share of common stock, provided that if during the 10-day trading period immediately prior to the holder’s conversion notice the average closing price of the Company’s common stock is less than US$2.647, then the holder’s preferred shares shall convert at an exchange rate equal to 85% of such 10-day average closing price; (2) the holders will have the right to cause the Company to purchase all of the preferred shares at a price of US$2.25 per share, plus interest at a rate of 8% per annum with yearly rests, if (x) there is a breach of the subscription agreement by the Company or WaferGen Biosystems (M) Sdn. Bhd. or (y) during the year 2011, the price of the Company’s stock is below US$2.25 or the holder is unable to exercise its put as described in clause (1) above as a result of any breach or default of the subscription agreement by the Company and (3) the holders will have the right until December 31, 2010, subject to certain exceptions, to put to Alnoor Shivji, the Company’s Chairman, Chief Executive Officer and President, their preferred shares for US$5.625 per share in cash upon the occurrence of certain events, including (x) the transfer by Mr. Shivji, in one or more transactions, of more than 2,603,425 shares of common stock of the Company beneficially held by him to one or more persons, other than his affiliates or relatives, or (y) Mr. Shivji’s voluntary resignation from the board of directors of the Company if such resignation is not approved by, or is not pursuant to a restructuring of the Company or WaferGen Biosystems (M) Sdn. Bhd. approved by, holders of a majority of the outstanding preferred shares at the time of such resignation.

The proceeds from the private placements will be used to support the high-volume manufacturing of the Company’s SmartChip™ System.

2009 Private Placement

On June 16, 2009, August 21, 2009 and August 31, 2009 WBSI sold in a private placement 5,009,000 units consisting of an aggregate of 5,009,000 shares its common stock and five-year warrants to purchase an aggregate of up to 1,502,700 shares of its common stock with an exercise price of $2.00 per share.  Under certain circumstances, the Warrants will be exercisable using cashless exercise.  The purchase price for the units was $1.25 per unit, or $6,261,250 in the aggregate.  Under registration rights agreements entered in connection with the sale of the unites, the purchasers are entitled “piggyback” registration rights.

The purchasers included Alnoor Shivji (our Chairman, President and Chief Executive Officer), Raymond Dean Hautamaki and Ann Hautamaki JTWROS (Dr. Raymond Dean Hautamaki, is a member of our board of directors), Robert Hariri (a member of our board of directors), and certain other investors that participated in the Company’s previous private placements. Mr. Shivji, Raymond Dean Hautamaki and Ann Hautamaki JTWROS and Robert Hariri purchased 80,000, 27,000 and 100,000 units, respectively (for an aggregate purchase price of $1,000,000, $33,750 and $125,000, respectively.  Mr. Shivji, Raymond Dean Hautamaki and Ann Hautamaki JTWROS and Robert Hariri each participated in the 2009 Private Placement on substantially the same terms as the other purchasers.

Net proceeds received from the 2009 Private Placement will be used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

The 2009 Private Placement was made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or  “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act.  The units and the common stock sold in the 2009 Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

The following table provides certain information with respect to purchases made by or on behalf of the Company or any “affiliated purchaser” (as defined in Rule 10b-18(a)(3) under the Exchange Act) of shares of the Company’s common stock in the fourth quarter of 2008:

ISSUER PURCHASES OF EQUITY SECURITIES (1)
Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs
Month #1 (Oct. 1- Oct. 31, 2008)	—	N/A	—	—
Month #2 (Nov. 1- Nov. 30, 2008)	—	N/A	—	—
Month #3 (Dec. 1- Dec. 31, 2008)	16,693	$0.99	16,693	232,500	(2)
Total	16,693	$0.99	16,693	—

(1)	The Company did not purchase any shares of its common stock during the fourth quarter of 2008.

On November 14, 2008, the Company’s Chairman, President and Chief Executive Officer and Director, Alnoor Shivji, entered into a “Rule 10b5-1 Plan,” with instructions to purchase 2,000 shares of the Company’s common stock (for the account of The Shivji Family Trust dated June 12, 2000) each week from December 2, 2008, through May 20, 2009, at the market price (subject to a maximum price of $2.00 per share).

On December 15, 2008, the Mr. Shivji amended his Rule 10b5-1 Plan, and two other Directors, Nadine Smith and Dr. Dean Hautamaki, entered into new Rule 10b5-1 Plans.  As amended, Mr. Shivji’s plan called for The Shivji Family Trust to purchase up to 10,000 shares per week at the prevailing market price (subject to a maximum price of $2.25 per share) through March 18, 2009.  Ms. Smith's plan called for her to purchase up to 10,000 shares per week at the prevailing market price (subject to a limit of $2.25 per share) through March 6, 2009.  Dr. Hautamaki’s plan called for his affiliate, Cojack Investment Opportunities, LLC, to purchase up to 2,500 shares per week at the prevailing market price (subject to a limit of $2.25 per share and an aggregate limit of $20,000) through March 2, 2009.

As of December 31, 2008, The Shivji Family Trust had purchased a total of 10,693 shares, Ms. Smith had purchased a total of 1,700 shares and Dr. Hautamaki had purchased a total of 4,300 shares under their respective Rule 10b5-1 Plans.  Subsequent to December 31, 2008, through the termination date of each plan, The Shivji Family Trust purchased a total of 49,820 shares, Ms. Smith purchased a total of 36,420 shares and Dr. Hautamaki purchased a total of 12,500 shares under their respective Rule 10b5-1 Plans.

Although the shares covered by these plans were purchased by or for the account of each of Mr. Shivji, Ms. Smith and Dr. Hautamaki (or their affiliates) and not by or for the account of the Company, each of them may be deemed to be an “affiliated purchaser” (as defined in Rule 10b-18).  The purchases under the plans were intended be carried out within the safe-harbor requirements of Rule 10b-18.  The volume limitations and other requirements under Rule 10b-18 limited the number of shares purchased by each of the purchasers in certain weeks.

(2)	As of December 31, 2008. As of the date of this prospectus, no additional shares may be purchased under the Rule 10b5-1 Plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections of this prospectus, including the related exhibits.  The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus.  See “Risk Factors.” Our actual results may differ materially.

Company Overview

WaferGen was incorporated in Delaware on October 22, 2002.  WaferGen is engaged in the development, manufacture and sale of systems for gene expression, genotyping and stem-cell research for the life sciences, pharmaceutical drug discovery and biomarker discovery and diagnostic products industries.  WaferGen’s products are aimed at professionals who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers and diagnostics companies involved in biomarker research.  Through the SmartChip™ System and SmartSlide™ System products, WaferGen plans to provide new performance standards with significant savings of time and cost for professionals in the field of gene expression research and to facilitate biomarker discovery, toxicology and clinical research.

WaferGen’s revenue is subject to fluctuations due to the timing of sales of high-value products and service projects, the impact of seasonal spending patterns, the timing and size of research projects its customers perform, changes in overall spending levels in the life science industry and other unpredictable factors that may affect customer ordering patterns.  Any significant delays in the commercial launch or any lack or delay of commercial acceptance of new products, unfavorable sales trends in existing product lines, or impacts from the other factors mentioned above, could adversely affect WaferGen’s revenue growth or cause a sequential decline in quarterly revenue.  Due to the possibility of fluctuations in WaferGen’s revenue and net income or loss, WaferGen believes that quarterly comparisons of its operating results are not a good indication of future performance.

Since inception, WaferGen has incurred substantial operating losses.  As at June 30, 2009, WaferGen’s accumulated deficit was $24,752,460 and the total stockholders’ deficit was $223,761.  Losses have principally occurred as a result of the substantial resources required for the research, development, and manufacturing scale-up effort required to commercialize WaferGen’s initial products and services.  WaferGen expects to continue to incur substantial costs for research, development, and manufacturing scale-up activities over the next several years.  WaferGen will also need to increase its selling, general and administrative costs as it builds up its sales and marketing infrastructure to expand and support the sale of systems, other products, and services.

We expect that the cash we have available will fund our operations only through January 2010.  We are currently considering several different financing alternatives to support the Company’s operations thereafter.  If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive and distribution on their shares.  See “Liquidity and Capital Resources” below.

Results of Operations – Three Months and Six Months Ended June 30, 2009 Compared to Three Months and Six Months Ended June 30, 2008

The following table presents selected items in the condensed consolidated statements of operations for the three months and six months ended June 30, 2009 and 2008, respectively:

	Three Months ended June 30,		Six Months ended June 30,
	2009	2008	2009	2008

Revenue	$68,918	$176,851	$110,756	$358,491

Cost of revenue	123,932	57,048	139,764	132,065

Gross margin	(55,014)	119,803	(29,008)	226,426

Operating expenses:
Sales and marketing	180,338	295,506	316,186	680,680
Research and development	1,214,701	1,345,621	2,174,589	2,298,062
General and administrative	1,374,216	633,764	2,106,382	1,322,807

Total operating expenses	2,769,255	2,274,891	4,597,157	4,301,549

Operating loss	(2,824,269)	(2,155,088)	(4,626,165)	(4,075,123)

Other income and (expenses):
Interest income	1,384	18,064	4,456	49,781
Interest expense	(1,928)	(3,252)	(4,760)	(7,225)
Miscellaneous expense	(46,171)	(2,941)	(22,315)	(2,941)

Total other income (expense)	(46,715)	11,871	(22,619)	39,615

Net loss before provision for income taxes	(2,870,984)	(2,143,217)	(4,648,784)	(4,035,508)

Provision for income taxes	—	—	—	—

Net loss	$(2,870,984)	$(2,143,217)	$(4,648,784)	$(4,035,508)

Revenue

The following table presents our revenue for the three months and six months ended June 30, 2009 and 2008, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2009	2008	% Change	2009	2008	% Change

$68,918	$176,851	(61.03)%	$110,756	$358,491	(69.10)%

For the three months ended June 30, 2009, revenue decreased by $107,933, or 61.03%, as compared to the three months ended June 30, 2008.  The decrease resulted primarily from generally poor economic conditions and reductions in government funding causing potential customers to defer their planned expenditures.

For the six months ended June 30, 2009, revenue decreased by $247,735, or 69.10%, as compared to the six months ended June, 2008.  The decrease resulted primarily from generally poor economic conditions and reductions in government funding causing potential customers to defer their planned expenditures.

Cost of revenue

The following table presents our cost of revenue for the three months and six months ended June 30, 2009 and 2008, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2009	2008	% Change	2009	2008	% Change

$123,932	$57,048	117.24%	$139,764	$132,065	5.83%

Cost of revenue includes the cost of products paid to third party vendors, along with any changes in provision for excess and obsolete inventory.

For the three months ended June 30, 2009, cost of revenue increased by $66,884, or 117.24%, as compared to the three months ended June 30, 2008.  The increase related primarily to a provision for obsolete SmartSlide™ products inventory of $103,284, offset by the decrease in revenues, for which the corresponding direct cost was $20,648, giving a gross margin of 70%, as the costs for our products remained substantially unchanged.

For the six months ended June 30, 2009, cost of revenue increased by $7,699, or 5.83%, as compared to the six months ended June 30, 2008.  The increase related primarily to a provision for obsolete SmartSlide™ products inventory of $103,284, offset by the decrease in revenues, for which the corresponding direct cost was $36,480, giving a gross margin of 67%, as the costs for our products remained substantially unchanged.

Sales and Marketing

The following table presents the sales and marketing expenses for the three months and six months ended June 30, 2009 and 2008, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2009	2008	% Change	2009	2008	% Change

$180,338	$295,506	(38.97)%	$316,186	$680,680	(53.55)%

Sales and marketing expenses consist primarily of compensation cost of our sales and marketing team, commissions, and the costs associated with various marketing programs.

For the three months ended June 30, 2009, sales and marketing expenses decreased by $115,168, or 38.97%, as compared to the three months ended June 30, 2008.  The decrease resulted primarily from reductions in salaries and wages due to a decrease in the head count of sales employees, and also from reductions in consultant costs, sales commissions and travel expenses.

For the six months ended June 30, 2009, sales and marketing expenses decreased by $364,494, or 53.55%, as compared to the six months ended June 30, 2008.  The decrease resulted primarily from reductions in salaries and wages due to a decrease in the head count of sales employees, and also from reductions in consultant costs, sales commissions and travel expenses.

We expect selling expenses will increase in the future as the company increases its marketing activity and commission expense in conjunction with sales of its SmartChip™ products.

Research and Development

The following table presents the research and development expense for the three months and six months ended June 30, 2009 and 2008, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2009	2008	% Change	2009	2008	% Change

$1,214,701	$1,345,621	(9.73)%	$2,174,589	$2,298,062	(5.37)%

Research and development expenses consist primarily of salaries and other personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of our products.  Research and development expenses are expensed as they are incurred.

For the three months ended June 30, 2009, research and development expenses decreased $130,920, or 9.73%, as compared to the three months ended June 30, 2008.  The decrease resulted primarily from a reduction in SmartChip™ development activity caused by the lack of available funds, offset by the costs of accelerated depreciation on, and expensing of, capital equipment assessed as providing no future benefits.

For the six months ended June 30, 2009, research and development expenses decreased $123,473, or 5.37%, as compared to the six months ended June 30, 2008.  The decrease resulted primarily from a reduction in activity related to SmartSlide™ System, which is in production, offset by an increase in activity related to development of the SmartChip™ System, including the costs of accelerated depreciation on, and expensing of, capital equipment assessed as providing no future benefits.

We believe a substantial investment in research and development is essential to remain competitive and expand into additional markets.  Accordingly, we expect our research and development expenses to remain at a high level of total expenditures as we grow.

General and Administrative

The following table presents the general and administrative expenses for the three months and six months ended June 30, 2009 and 2008, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2009	2008	% Change	2009	2008	% Change

$1,374,216	$633,764	116.83%	$2,106,382	$1,322,807	59.24%

WaferGen’s general and administrative expenses consist primarily of personnel costs for finance, human resources, business development, and general management, as well as professional fees, such as expenses for legal and accounting services.

For the three months ended June 30, 2009, general and administrative expenses increased $740,452, or 116.83%, as compared to the three months ended June 30, 2008.  The increase was mostly due to severance costs related to the resignation of the company’s former Chief Technology Officer and Chief Financial Officer.

For the six months ended June 30, 2009, general and administrative expenses increased $783,575, or 59.24%, as compared to the six months ended June 30, 2008.  The increase was mostly due to severance costs related to the resignation of the company’s former Chief Technology Officer and Chief Financial Officer, along with higher legal and professional fees.

We expect our general and administrative expenses to increase as the Company expands its staff, develops its infrastructure and incurs additional costs to support the growth in its business.

Interest Income

The following table presents the interest income for the three months and six months ended June 30, 2009 and 2008, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2009	2008	% Change	2009	2008	% Change

$1,384	$18,064	(92.34)%	$4,456	$49,781	(91.05)%

The interest income is solely earned on cash balances held in interest-bearing bank accounts.

For the three months ended June 30, 2009, interest income decreased $16,680, or 92.34%, as compared to the three months ended June 30, 2008.  For the six months ended June, 2009, interest income decreased $45,325, or 91.05%, as compared to the six months ended June 30, 2008.  The decrease in both periods was due to a reduction in the average cash invested in interest-bearing accounts, and the lower interest rates afforded.

Interest Expense

The following table presents the interest expense for the three months and six months ended June 30, 2009 and 2008, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2009	2008	% Change	2009	2008	% Change

$1,928	$3,252	(40.71)%	$4,760	$7,225	(34.12)%

The interest expense for both periods was mostly incurred due to our capital lease obligations.

For the three months ended June 30, 2009, interest expense decreased $1,324, or 40.71%, as compared to the three months ended June 30, 2008.  For the six months ended June 30, 2009, interest expense decreased $2,465, or 34.12%, as compared to the six months ended June 30, 2008.  The decrease in both periods was due to a reduction in the balances outstanding on our capital leases, offset by other interest charges in 2009.

Miscellaneous Expense

The following table presents the miscellaneous expense for the three months and six months ended June 30, 2009 and 2008, respectively:

Three Months Ended June 30,			Six Months Ended June 30,
2009	2008	% Change	2009	2008	% Change

$46,171	$2,941	1,469.91%	$22,315	$2,941	658.76%

For the three months ended June 30, 2009, miscellaneous expense increased $43,230, or 1,469.91%, as compared to the three months ended June 30, 2008.  For the six months ended June 30, 2009, miscellaneous expense increased $19,374, or 658.76%, as compared to the six months ended June 30, 2008.  Miscellaneous expense was the result of net foreign currency exchange losses in our Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), most notably a loss of $18,029 on receipt of funds from EEV in June 2009 for 111,111 Series B RCPS issued by WGBM (see NOTE 6 to the Condensed Consolidated Financial Statements on page F-19), for which the local currency exchange rate had been fixed in 2008.  The remaining expense is mainly due to revaluation of the intercompany dollar balance at the balance sheet date.  The subsidiary’s activities did not begin until the second quarter of 2008, so intercompany balances were lower, and thus exchange fluctuations were lower in the comparative periods.

Headcount

Our consolidated headcount as of September 30, 2009 comprised 30 regular employees, compared to 31 regular employees as of December 31, 2008.

Results of Operations – Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following table presents selected items in our condensed consolidated statements of operations for the years ended December 31, 2008 and 2007, respectively:

	Year ended
	December 31,
	2008	2007

Revenues	$621,866	$228,973
Cost of sales	241,033	79,116

Gross margin	380,833	149,857
Operating expenses:
Sales and marketing	1,179,791	848,818
Research and development	4,628,262	2,429,273
General and administrative	2,603,180	2,802,938
Total operating expenses	8,411,233	6,081,029

Operating loss	(8,030,400)	(5,931,172)
Other income and (expenses):
Interest income	82,318	163,047
Interest expense	(14,851)	(189,539)
Miscellaneous expense	(78,504)	—

Total other income and (expenses)	(11,037)	(26,492)

Net loss before provision for income taxes	(8,041,437)	(5,957,664)
Provision for income taxes	—	—

Net loss	$(8,041,437)	$(5,957,664)

Revenues

The following table represents our revenue for the years ended December 31, 2008 and 2007:

December 31,
2008	2007	% Change

$621,866	$228,973	171.59%

Revenues for the year ended December 31, 2008 increased by $ 392,893.  In 2007, WaferGen began selling its SmartSlide™ products with a new team of sales personnel, allowing it to generate minimal revenues for the first time since inception.  The increase resulted primarily from signing up more distributors globally and an expanded sales team who sold products in 2008 as compared to 2007.

Costs of Sales

The following table represents our costs of sales for the years ended December 31, 2008 and 2007:

December 31,
2008	2007	% Change

$241,033	$79,116	204.66%

Cost of sales includes the cost of product paid to third party vendors.  For the year ended December 31, 2008, cost of sales increased by $161,917.  The increase is related to the increased sales during the year ended December 31, 2008.

Sales and Marketing Expenses

The following table represents our sales and marketing expenses for the years ended December 31, 2008 and 2007:

December 31,
2008	2007	% Change

$1,179,791	$848,818	38.99%

Sales and marketing expenses consist primarily of compensation cost of our sales and marketing team and costs associated with various marketing programs.  For the year ended December 31, 2008, sales and marketing expenses increased $330,973 from 2007.  The increase resulted primarily from an increase in stock-based compensation associated with the issuance of stock options, additional expenses incurred as a result of an increased head count related to sales, resulting in greater salaries and wages, increase in sales commissions and additional professional fees for sales consulting.

Research and Development Expenses

The following table represents our research and development expenses for the years ended December 31, 2008 and 2007:

December 31,
2008	2007	% Change

$4,628,262	$2,429,273	90.52%

Research and development expenses consist primarily of salaries and personnel-related expenses, laboratory supplies and other expenses related to the design, development, testing and enhancement of our product.  We expense our research and development expenses as they incur.  We expect our research and development expenses to increase in absolute dollars as we expand our product base.

For the year ended December 31, 2008, research and development expenses increased $2,198,989 from 2007.  The increase resulted primarily from an increase in head count resulting in greater salaries and wages, an increase in research and development supplies used for product development and testing, our move to a new facility in March 2007, which allowed us to increase the amount of lab equipment on hand, and an increase in stock-based compensation associated with the issuance of stock options in our United States operations.  Additionally, we formed a new subsidiary in Malaysia to support our ongoing development and commercialization goals.  This resulted in an across the board increase in our costs associated with research and development and activities of our new Malaysian subsidiary.

General and Administrative Expenses

The following table represents our general and administrative expenses for the year ended December 31, 2008 and 2007:

December 31,
2008	2007	% Change

$2,603,180	$2,802,938	(7.13)%

Our general and administrative expenses consist primarily of personnel costs for finance, human resources, business development and general management, as well as professional fees, such as expenses for legal and accounting services.  We expect our general and administrative expenses to increase in absolute dollars as we expand our staff, develop our infrastructure and incur additional costs to support the growth in our business.

For the year ended December 31, 2008, general and administrative expenses decreased $199,758 from 2007.  The decrease is related to a reduction of expenses related to legal and professional fees following the completion of our reverse merger and May 2007 private placement and filing and effectiveness of our registration statement, as described elsewhere in this Form 10-K in our United States Operations.  This decrease was off-set by an across the board increase in our costs associated with general and administrative expenses of our new Malaysian subsidiary.

Interest Income

The following table represents our interest income for the year ended December 31, 2008 and 2007:

December 31,
2008	2007	% Change

$82,318	$163,047	(49.51)%

For the year ended December 31, 2008, interest income decreased $80,729 compared to 2007.  This decrease was the result of a reduction in the amount of cash on hand being invested in interest-bearing instruments.

Interest Expense

The following table represents our interest expense for the year ended December 31, 2008 and 2007:

December 31,
2008	2007	% Change

$14,851	$189,539	(92.16)%

For the year ended December 31, 2008, interest expense decreased by $174,688 as compared to the year ended December 31, 2007.  The decrease was a result of the repayment of a stockholder note in June 2007.  The interest expense in 2008 was due to our capital lease obligations.

Miscellaneous Expense

The following table represents our miscellaneous expense for the year ended December 31, 2008 and 2007:

December 31,
2008	2007	% Change

$78,504	$-	N/A	%

For the year ended December 31, 2008, miscellaneous expense increased by $78,504 as compared to none for the year ended December 31, 2007.  The increase was a result of the foreign exchange from our subsidiary in Malaysia due to the fluctuation between the currency in which the company operates in and the US dollar.

Liquidity and Capital Resources

From inception through June 30, 2009, the Company raised a total of $3,665,991 from the issuance of notes payable, $66,037 from the sale of Series A Preferred Stock, $1,559,942 from the sale of Series B Preferred Stock, $17,269,328, net of offering costs, from the sale of common stock and warrants, and $2,152,578, net of offering costs, from the sale of redeemable convertible preferred stock in its Malaysian subsidiary.  As of June 30, 2009, we had $3,224,436 in cash and cash equivalents, and working capital of $1,624,825, with no additional capital resources presently available.

Borrowings .  From inception through December 31, 2007, WaferGen raised a total of $3,665,991 from the issuance of notes payable to related and unrelated parties.  WaferGen issued notes that totaled $688,412 for the twelve months ended December 31, 2007 and $1,497,520 and $1,480,059 in 2004 and 2005, respectively.  All of these notes issued in 2004 and 2005, together with accrued but unpaid interest of $107,494, were converted into Series A Preferred Stock in 2005.

Sales of Equity Securities ..  From inception through December 31, 2007, WaferGen has raised a total of $1,137 from the sale of 6,420,000 shares of its Common Stock.  From inception to March 31, 2007, WaferGen has raised a total of $1,559,942 from the sale of 2,052,552 shares of Series B Preferred Stock.

Sales of Notes and Warrants ..  On January 1, 2007, WaferGen borrowed $162,000 from Alnoor Shivji in exchange for two promissory notes.  On January 30, 2007, Mr. Shivji and WaferGen entered into a Note and Warrant Purchase Agreement, pursuant to which WaferGen agreed to sell to Mr. Shivji (i) up to $300,000 of 7% promissory notes and (ii) warrants to purchase up to 98,684 shares of Series B Preferred Stock at $0.76 per share.  On January 30, 2007, Mr. Shivji purchased $262,000 of promissory notes under this Note and Warrant Purchase Agreement by converting his earlier loans of $162,000 and advancing an additional $100,000 of additional funds to WaferGen.

On February 28, 2007, Mr. Shivji agreed to increase the aggregate amount available under the Note and Warrant Purchase Agreement from $300,000 to $400,000 and WaferGen agreed to increase the number of shares of Series B Preferred Stock that may be purchased pursuant to the warrants issued to Mr. Shivji from 98,684 to 131,579.  In connection with this amendment to the Note and Warrant Purchase Agreement, Mr. Shivji advanced an additional $100,000 to WaferGen.

On March 30, 2007, Mr. Shivji agreed to increase the aggregate amount available under the Note and Warrant Purchase Agreement from $400,000 to $650,000 and WaferGen agreed to increase the number of shares of Series B Preferred Stock that may be purchased pursuant to the warrants issued to Mr. Shivji from 131,579 to 213,816 shares.  In connection with this amendment to the Note and Warrant Purchase Agreement, Mr. Shivji advanced an additional $250,000 to WaferGen.

On February 7, 2007, Mr. Shivji exercised his warrants to purchase 471,698 shares of Series A Preferred Stock in exchange for $66,037.

Net Cash Used in Operating Activities

The Company experienced negative cash flow from operating activities for the years ended December 31, 2008 and 2007 in the amounts of $7,284,180 and $4,737,175, respectively.  The cash used in operating activities in the year ended December 31, 2008 was due to cash used to fund a net operating loss of $8,041,437, adjusted for non-cash expenses related to depreciation and amortization and stock-based compensation of $682,899, as off-set by cash provided from a change in working capital of $74,358.  This decrease is driven primarily by the use of cash to fund operating activities and losses.

The Company experienced negative cash flow from operating activities for the six months ended June 30, 2009 and 2008 in the amounts of $3,267,513 and $3,890,244, respectively.  The cash used in operating activities in the six months ended June 30, 2009 was due to cash used to fund a net operating loss of $4,648,784, offset by non-cash expenses related to depreciation and amortization, stock-based compensation, exchange loss, inventory provision and capital equipment expensed totaling $799,525, and by cash provided from a change in working capital of $581,746.  The decrease in cash used in the six months ended June 30, 2009 compared to 2008 was driven primarily by the increase in accrued severance pay, to be paid to two former officers over the fourteen months commencing on June 17, 2009, and in non-cash expenses, offset by an increase in the net operating loss.

Net Cash Used in Investing Activities

The Company used $601,897 in the year ended December 31, 2008, and $204,777 in the year ended December 31, 2007 to acquire property and equipment.  A deposit on property and equipment of $51,446 made in 2007 was applied toward purchase in 2008.

The Company used $139,434 in the six months ended June 30, 2009, and $460,834 (net of a deposit of $51,446 made in 2007 applied to a 2008 purchase) in the six months ended June 30, 2008, to acquire property and equipment.  Equipment which cost $123,998, which was capitalized, but not depreciated, at March 31, 2009, was re-assessed and expensed as research and development in the three months ended June 30, 2009.

Net Cash Provided by Financing Activities

Cash used in financing activities in the year ended December 31, 2008 was $145,682 related to repayments on capital leases used in the lab for expansion and upgrading of our lab to accommodate our performance in the research and development of the SmartChip™ products.

Cash provided by financing activities primarily related to the sale of 1,585,550 shares of common stock and warrants for $3,478,744, net of offering costs.  WaferGen received $4,079, from the exercise of stock options for a combined net cash proceeds of $3,482,823.

On July 18, 2008, the Company’s Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd., received $ 1.0 million in exchange for the issuance of redeemable convertible preferred shares (RCPS) of WGBM, in a private placement to Malaysian Technology Development Corporation Sdn. Bhd.  A “Subsequent Closing” has been completed, and proceeds of $1.0 million from the sale of an additional 444,444 RCPS were received on November 27, 2008.  For the two tranches of investment, WaferGen received a combined $1,940,000, net of offering costs.

WaferGen's financing activities provided $10,147,098 of cash for the year ended December 31, 2007.  Cash provided by financing activities, was primarily due to the issuance of Common Stock in the amount of $9,921,531, the issuance of $688,412 of notes payable, and $66,037 of Series A Preferred Stock off-set by the repayment on note payable of $510,000 and repayment of capital lease for $18,882.

In connection with the Merger, we sold a total of 8,008,445 shares of our Common Stock for gross proceeds of $12,012,668 through the private placement in May 2007.  In addition, these investors received five-year warrants to purchase an additional 2,402,533 shares of our Common Stock at exercise price of $2.25 per share.  In connection with the 2007 Private Placement, we incurred placement agent fees totaling $837,205, and issued five-year warrants to purchase an additional 455,825 shares of our Common Stock at an exercise price of $2.25 per share to the Placement Agent.  In addition, we incurred other professional fees and expenses totaling approximately $1,080,000 in connection with the Merger.

Net cash provided by financing activities in the six months ended June 30, 2009 was $4,053,323.

In June 2009, the Company received net cash of $3,764,169 (after offering expenses of $206,825 and a selling agent commission of $160,256) from the sale in a private placement offering of 3,305,000 shares of common stock and warrants to purchase 991,500 shares of common stock with an exercise price of $2.00 per share.  The warrants have a five-year term and standard broad-based weighted-average anti-dilution protection.  In June 2009, the Company also received $100,168 when 71,041 warrants were exercised at a price of $1.41.  In addition, in June 2009, the Company’s Malaysian subsidiary, WGMB, received $212,578, net of issuance costs and a currency exchange loss, in exchange for the issuance of 111,111 redeemable convertible preferred shares (RCPS) (See NOTE 6 to the Condensed Consolidated Financial Statements on page F-19 for more information related to RCPS), for combined net cash proceeds of $4,076,915.  This was offset by repayments on capital leases for equipment of $23,592.

Net cash provided by financing activities in the six months ended June 30, 2008 was $3,413,175.

In May 2008, the Company received net cash of $3,478,745 (after offering expenses) from the sale in a private placement offering of 1,585,550 shares of common stock and warrants to purchase 634,220 shares of common stock with an exercise price of $3.00 per share.  The warrants have a five-year term and standard broad-based weighted-average anti-dilution protection.  In addition, in May 2008, WaferGen received $4,079 from the exercise of stock options for a combined net cash proceeds of $3,482,824.  This was offset by repayments on capital leases for equipment of $69,649.

Cash provided by financing activities in the year ended December 31, 2008 was $5,277,141.

We expect that the net proceeds from the sale of common stock, warrants and the RCPS will fund our operations through January 2010.  We are currently considering several different financing alternatives to support the Company’s operations thereafter.  Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures.  At the present time, we have no material commitments for capital expenditures.  However, our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully commercialize our SmartChip™ System and SmartSlide™ System products, competing technological and market developments, and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.  If we are unable to obtain such additional financing on a timely basis, we may have to curtail our development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on our business, financial condition and results of operations, and ultimately could be forced to discontinue our operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares.

Availability of Additional Funds

We will need to raise further capital, through the sale of additional equity securities or otherwise, to support the Company’s future operations.  Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures.  At the present time, we have no material commitments for capital expenditures.  However, our future capital requirements and the adequacy of our available funds will depend on many factors, including, our ability to successfully commercialize our SmartChip™ and SmartSlide™ products, competing technological and market developments and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product and service offerings.

While we believe we have sufficient cash to fund our operating, investing, and financing activities in the near term, we expect that additional working capital will be needed to fund the commercialization and manufacture of our SmartChip™ products which is currently foreseen by management.  We may be unable to raise sufficient additional capital when we need it or to raise capital on favorable terms.  The conversion of RCPS in our subsidiary, and the sale of equity or convertible debt securities in the future, may be dilutive to our stockholders, and debt financing arrangements may require us to pledge certain assets and enter into covenants that could restrict certain business activities or our ability to incur further indebtedness, and may contain other terms that are not favorable to us or our stockholders.  If we are unable to obtain adequate funds on reasonable terms, we may be required to curtail operations significantly or to obtain funds by entering into financing agreements on unattractive terms.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, result of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Principles of Consolidation

The consolidated financial statements of WaferGen Bio-systems, Inc. include the accounts of WaferGen, Inc. and WaferGen Biosystems (M) Sdn Bhd., a Malaysia subsidiary.  All significant inter-company transactions and balances are eliminated in consolidation.

Critical Accounting Policies and Estimates

Deferred Tax Valuation Allowance.   We believe sufficient uncertainties exist regarding the future realization of deferred tax assets, and, accordingly, a full valuation allowance is required, amounting to $8,324,022 at December 31, 2008.  In subsequent periods, if and when we generate pre-tax income, a tax expense will not be recorded to the extent that the remaining valuation allowance can be used to offset that expense.  Once a consistent pattern of pre-tax income is established or other events occur that indicate that the deferred tax assets will be realized, additional portions or all of the remaining valuation allowance will be reversed back to income.  Should we generate pre-tax losses in subsequent periods, a tax benefit will not be recorded and the valuation allowance will be increased.

Stock-Based Compensation.   We measure the fair value of all stock-based awards, including stock options, on the grant date and record the fair value of these awards as compensation expense over the service period.  The fair value is estimated using the Black-Scholes valuation model.

The weighted-average fair value was $0.28 for the year ended December 31, 2008 and $0.51 for the year ended December 31, 2007.  Amounts expensed were $388,650 and $648,988 for the years ended December 31, 2008 and 2007, and $1,689,531 for the period from inception to December 31, 2008.

The fair value of each option grant has been estimated using the following assumptions:

	December 31,	December 31,
	2008	2007

Weighted-average grant date fair value	$0.28	$0.51

Risk free interest rate	2.37%-3.34%	4.26%-4.85%

Expected lives	4.75-5 Years	5 Years

Expected volatility	17%-33%	19%-21%

Dividend yields	0%	0%

Amounts expensed were $247,050 and $219,113, net of estimated annual forfeitures of 5% and zero, respectively, for the six months ended June 30, 2009 and 2008, respectively.

The fair value of each option grant has been estimated using the following assumptions for the six months ended June 30, 2009 and 2008:

	June 30, 2009	June 30, 2008

Weighted-average grant date fair value	$0.52	$0.46

Risk-free interest rate	1.98%	2.84%

Expected lives	4.75 Years	5 Years

Expected volatility	40.04%-41.49%	18.81%-18.91%

Dividend yields	0%	0%

Risk-Free Interest Rate ..  This is the United States treasury rate for the day of the grant having a term approximating the expected life of the option.  An increase in the risk-free interest rate will increase the fair value and the related compensation expense.

Expected Life ..  This is the period of time over which the award is expected to remain outstanding and is based on management’s estimate, taking into consideration vesting term, contractual term, and historical lives.  An increase in the expected life will increase the fair value and the related compensation expense.

Expected Volatility ..  This is a measure of the amount by which the stock price has fluctuated or is expected to fluctuate.  Since the Company’s stock has not been traded for as long as the expected term of its options, the Company uses a weighted average of the historic volatility of four comparable companies   over the retrospective period corresponding to the expected life of the Company’s own options on the grant date.  Extra weighting is attached to those companies most similar in terms of size and business activity.  An increase in the expected volatility life will increase the fair value and the related compensation expense.

Dividend Yield ..  We have not made any dividend payments nor do we have plans to pay dividends in the foreseeable future.  An increase in the dividend yield will decrease the fair value and the related compensation expense.

Contractual Obligations

On April 23, 2007, we entered into a First Amendment to Lease, effective as of May 1, 2007, which amended our existing lease for approximately 11,222 square feet of space in an office building located in Fremont, California.  The leased space serves as our only corporate office.  The amendment extended the termination date of the lease from December 31, 2008 to March 31, 2010.  In addition, it increased the basic annual rent (as defined in the lease), commencing April 31, 2007, to $8,417 until December 31, 2007 with an increase to $11,222 until February 28, 2009, and a final increase to $11,905 until March 31, 2010.

Recently Issued Accounting Pronouncements

See the “Recent Accounting Pronouncements” in NOTE 2 to the Condensed Consolidated Financial Statements on page F-13 for information related to the adoption of new accounting standards in the second quarter of 2009, none of which had a material impact on our financial statements, and the future adoption of recently issued accounting pronouncements, which we do not expect will have a material impact on our financial statements.

In June 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. Emerging Issues Task Force (EITF) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ..  FSP No. EITF 03-6-1 concluded that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of basic earnings per share (EPS) pursuant to the two-class method.  This FSP becomes effective for us on January 1, 2009.  Early adoption of the FSP is not permitted; however, it will apply retrospectively to EPS data for all periods presented in the financial statements or in financial data.  We do not currently expect that this FSP will have a material impact on our EPS data in fiscal year 2009 or on EPS for any prior periods.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles.   SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation and presentation of financial statements in accordance with generally accepted accounting principles in the United States of America.  The adoption of SFAS 162 will not have an effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities –an amendment of SFAS 133 ..  SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows.  SFAS 161 is effective for us on January 1, 2009.  Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, the adoption of SFAS 161 will not affect our financial condition, results of operations or cash flows.

As amended in February 2008 by FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, SFAS 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  FSP FAS 157-2 defers the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009.  As such, we partially adopted the provisions of SFAS 157 effective January 1, 2008.  We expect to adopt the remaining provisions of SFAS 157 beginning in 2009.  We expect the adoption of SFAS 157 to impact the way in which we calculate fair value for our annual impairment review of goodwill and non-amortizable intangible assets, and when conditions exist that require us to calculate the fair value of long-lived assets; however, we do not expect this adoption to have a material impact on our consolidated financial statements.

In December 2007, the FASB issued SFAS 141R, Business Combinations ..  SFAS 141R continues to require the purchase method of accounting to be applied to all business combinations, but it significantly changes the accounting for certain aspects of business combinations.  Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS 141R will change the accounting treatment for certain specific acquisition related items including: (1) expensing acquisition related costs as incurred; (2) valuing noncontrolling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business.  SFAS 141R also includes a substantial number of new disclosure requirements.  SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  We expect SFAS 141R will have an impact on our accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, SFAS 160, Noncontrolling Interests in Consolidated Financial Statements , was issued.  SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a noncontrolling interest in a subsidiary (minority interest) is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.  It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling income interest.  This statement is effective for us on January 1, 2009.  When implemented, prior periods will be recast for the changes required by SFAS 160.  The adoption of this standard will not have a material impact on our consolidated financial statements.

Cautionary Factors That May Affect Future Results

This prospectus and other written reports and oral statements made from time to time by the Company may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties.  One can identify these forward-looking statements by their use of words such as “expects,” “plans,” “will,” “estimates,” “forecasts,” “projects” and other words of similar meaning.  One can identify them by the fact that they do not relate strictly to historical or current facts.  These statements are likely to address the Company’s growth strategy, financial results and product and development programs.  One must carefully consider any such statement and should understand that many factors could cause actual results to differ from the Company’s forward-looking statements.  These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not.  No forward-looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this prospectus is included based on information available to the Company that it believes is accurate.  It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis.  The Company has not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this prospectus.  Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.  The Company does not assume the obligation to update any forward-looking statement.  You should carefully evaluate such statements in light of factors described in the Company’s filings with the SEC, especially on Forms 10-K, 10-Q and 8-K.  In various filings the Company has identified important factors that could cause actual results to differ from expected or historic results.  You should understand that it is not possible to predict or identify all such factors.  Consequently, the reader should not consider any such list to be a complete list of all potential risks or uncertainties.

BUSINESS

Overview

WaferGen was incorporated in Delaware on October 22, 2002.  Our offices are located in Silicon Valley in Fremont, California.  Since beginning operations in 2003, we have been seeking to develop novel products for cell biology and genetic analysis.  On May 31, 2007, WaferGen merged with a subsidiary of WBSI and became a wholly-owned subsidiary of WBSI, which is continuing the business of WaferGen as a publicly traded company.

We intend to develop instruments and other commercial products to serve the genetic analysis segment of the life sciences industry.  Pharmaceutical and biotech companies spent in excess of $55.2 billion in 2006 for new drug discovery.  We believe that many of these efforts seek new therapeutic drugs, and that much of this spending will be directed at developments at the molecular level for understanding the expression of specific segments of DNA 1   (or genes).

We currently produce and sell our SmartSlide™ Micro-incubation System (“SmartSlide™ System”), and we are developing a gene expression and genotyping product, the SmartChip™ Real Time PCR System (“SmartChip™ System”).

The SmartSlide™ System provides a controlled environment and physiological conditions for time lapse imaging studies, allowing researchers to characterize, differentiate, and proliferate various cells, as well as providing optimal growth conditions for cells that are difficult to grow, such as stem and primary cells.  We introduced our SmartSlide™ System through the early access program during 2006 and made our first sales during October 2006.  We generated $621,866 of revenue from sales of SmartSlide™ in 2008.  Our SmartSlide™ Systems have been sold to several leading research institutions including Abbott Labs, NASA, Harvard University, the Mayo Clinic, Memorial Sloan-Kettering, UCLA, the University of Southern California, VA Medical Centers, the University of California at Davis, the University of North Texas, Eisai Research, and the University of Georgia.

In 2008, SmartSlide™ System sales were generated from a handful of customers only.  However, we believe that there is an extensive market of more than 35,000 research laboratories around the world that are potential SmartSlide™ System customers, and that  as the Company grows and further develops its sales efforts, we will increase our  customer base.

We are completing development of our SmartChip™ System, which is an innovative real-time polymerase chain reaction (“real-time PCR”) 2 tool to allow scientists, in a single step, to achieve greater sensitivity and accuracy in gene expression than present methods, allowing identification of the full spectrum of expressed genes (rather than only a portion thereof), with the ability to discriminate small changes in expression.  Gene expression is fundamental in understanding many disease processes and hence, drug efficacy.  For example, in the field of oncology (cancer treatment), greater understanding of gene expression by certain types of cancerous cells has led to the discovery of specific disease biomarkers that allow clinicians more accurate diagnosis, prognosis and treatment options for their patients.  Examples of drugs developed by others specifically targeting biomarkers include Herceptin, used in the treatment of breast cancer, and Gleevac, used in the treatment of chronic myelogenous leukemia.  Researchers are targeting at the molecular level and are focusing attention and research budgets on research tools that help them to develop therapies for other highly prevalent disease states, including heart and lung disease, arthritis, and diabetes.  We believe that an era is dawning of personalized treatment based on genetic analysis that will initially provide options for patients with certain malignancies and will expand to other diseases.  The SmartChip™ System’s high density, rapid cycling configuration is expected to provide throughput levels that are expected to will deliver clinical research solutions at a fraction of the time and cost currently possible with existing competing systems.  The SmartChip™ System will be also be used for Genotyping.

During the final stages of the SmartChip™ System development we expect to incur significant additional costs completing development and commercialization of this product.  We have produced an alpha version of the SmartChip™ System, but we have not produced a commercially available product or made any sales of our SmartChip™ System.

[1]	DNA: (Deoxyribonucleic acid) - A polymeric molecule consisting of deoxyribonucleotide building blocks that in a double-stranded, double helical form is the genetic material of most organisms.

[2]
Polymerase Chain Reaction (PCR) - PCR is an enzymatic process to increase the number of copies of DNA for easier detection.   Real-time PCR chemistries allow for detection of the reaction in the early phase rather than the late phase of the reaction.  The polymerase enzyme “reads” an intact DNA strand as a template and uses it to synthesize the a new strand, which sets in motion a chain reaction in which the DNA template is exponentially amplified, generating millions or more copies of the DNA piece.  Real-time PCR simultaneously amplifies and quantifies (as an absolute number of copies or relative amount) a targeted DNA molecule in real time after each amplification cycle.

WaferGen intends to employ a business model that generates both revenue from the sale of instruments and a recurring revenue stream from the sale of consumables, similar to the “razor and razor blade” business model.

Products

SmartSlide ™  Micro-Incubation System

We have developed and are currently marketing the SmartSlide™ System, a first-of-its-kind family of integrated fluidics exchange micro-incubation products that work seamlessly with inverted microscopes 3. This breakthrough technology provides a controlled environment and physiological conditions for cell biology and stem cell researchers to conduct complex time lapse imaging studies to characterize, differentiate and proliferate cells, as well as grow stem, primary and other difficult to cultivate cells.  These innovative capabilities allow researchers to pursue cutting-edge research topics that are not addressable with existing technology.

We estimate that more than 35,000 research laboratories around the world own and use inverted microscopes for cell research, creating a very substantial addressable market for the SmartSlide™ System family of products.

The core element of our SmartSlide™ System is the compact, sterile and disposable SmartSlide-6 Micro-Incubator, which is a multi-well plate designed to maintain cells at specific physiological conditions for prolonged cell or tissue imaging.  The SmartSlide-6 Micro-Incubator allows for programmable fluidics exchanging, enabling the delivery of up to six nutrient media and gas into each of its six individual wells in both intermittent and continuous perfusion modes.  The SmartSlide-6 Micro-incubator is connected to the SmartSlide™ controller unit.  Biological tissue/cells are grown directly on the SmartSlide™ Micro-Incubators, and the controller unit provides the right temperature, gas and/or nutrient conditions to the SmartSlide™ Micro-Incubator.  This system eliminates the need for shuttling plates back and forth between the microscope stage and lab incubator.  With the constant change of media, cells can be kept alive on the SmartSlide™ System for more than a month.

WaferGen has developed a family of SmartSlide™ System products built upon the SmartSlide-6 Micro-Incubator that offer cell biology and stem cell researchers varying levels of control over specific environmental conditions such as nutrient flow, temperature, humidity, and gas.  Some of the competitive products to the SmartSlide™ System are environmental chambers or enclosures.  However, these products do not provide automated exchange of nutrients like the SmartSlide™ System does.

The SmartSlide™ System offers its customers a number of critical advantages as compared to current instruments.

Functionality:

•	Maintains cells at specific physiological conditions that keep them viable for extended periods
o	Ability to control nutrient flow, temperature, humidity, and gas

•	Enables programmable integrated fluidics exchange
o	Up to six nutrient media and gas into each of six individual wells
o	Both batch and continuous perfusion modes

•	Easy-to-use software allows for complete walk-away automation

•	Integrates seamlessly with inverted microscope

Applications:

•	Enables complex time lapse imaging studies to characterize, differentiate and proliferate cells

•	Supports growing of stem, primary and other difficult to cultivate cells in consistently optimal physiological conditions

•	Broad applicability may offer key benefits in additional areas including in vitro fertilization, cancer stem cell/chemotherapy monitoring, infectious disease, and pilot to scale-up bioprocessing

•	In vitro fertilization
•	Cancer stem cell/chemotherapy monitoring
•	Infectious diseases

[3]
An inverted microscope is a microscope with its light source above the stage pointing down, while the objective is below the stage pointing up; they are used for observing living cells or organisms at the bottom of a large container – e.g., a tissue culture flask – under more natural conditions than on a glass slide, as is the case with a conventional microscope.

Gene Expression Products

Genomics Background

DNA is a molecule, contained in the chromosomes in the nucleus of each living cell, that encodes the genetic instructions used in the development and functioning of all known organisms (other than some viruses).  The DNA segments that carry this genetic information are called genes.  (Other DNA segments are involved in regulating the use of the genes or have merely structural purposes.)  Chemically, DNA consists of a long chain of simple units called nucleotides, with a backbone made of sugar and phosphate groups.  Attached to each sugar in the backbone is one of four types of molecules called bases.  It is the sequence of these four bases along the backbone that encodes information, like a four-letter alphabet.

DNA does not usually exist as a single molecule, but instead as a tightly associated pair of molecules.  These two long strands entwine like vines, in the shape of a double helix.  Each type of base on one strand forms a bond with just one type of base on the other strand.  This is called complementary base pairing.  Thus a particular sequence of bases on one strand will only bind with an exactly complementary sequence on another strand.  The binding of single strands of DNA to form double-stranded DNA is termed hybridization.

Genes are segments of DNA that carry separate information packets of the genome.  This information is read when the two strands of DNA “unzip” and the series of bases representing a gene are copied into the related nucleic acid RNA 4 ..  Like DNA, RNA also has four types of bases that bond with just one type of base on the DNA strand.  This complementary base pairing of DNA onto RNA is called transcription.  The transcribed RNA strand then separates from the DNA strand and acts as a template for the cell’s machinery to construct functional proteins.  The sequence of the RNA bases specifies the sequence of the 20 standard amino acids that make up proteins.  This process of translating genes in DNA into functional proteins is called gene expression.

Proteins are essential parts of organisms and participate in every process within cells.  Many proteins are enzymes that catalyze biochemical reactions and are vital to metabolism.  Proteins also have structural or mechanical functions, such as in muscle and the cellular “scaffolding” that maintains cell shape.  Other proteins are important in cell signaling, immune responses, cell adhesion and cell division.

Every person inherits two copies of each gene, one from each parent.  The two copies of each gene may be identical, or they may be different.  (When they differ, the different versions are called alleles.) These differences are referred to as genetic variation.  Examples of the physical consequences of genetic variation include differences in eye and hair color.  Genetic variation can also have important medical consequences.  Genetic variation affects disease susceptibility, including predisposition to cancer, diabetes, cardiovascular disease and Alzheimer’s disease.  In addition, genetic variation may cause people to respond differently to the same drug treatment.  A common form of genetic variation is a single-nucleotide polymorphism, or SNP.  A SNP is a variation in a single “letter” in the DNA sequence between the two copies of the same gene.  While in some cases a single SNP will be responsible for medically important effects, it is now believed that combinations of SNPs may contribute to the development of most common diseases.  Since there are generally millions of SNPs in an individual, it is important to investigate many SNPs simultaneously in order to discover medically valuable information.

Another contributor to disease and dysfunction is the over- or under-expression of genes within an organism’s cells.  A very complex network of genes interacts to maintain health in complex organisms like humans.  Although most cells contain an organism’s full set of genes, each cell, according to its function, expresses only a fraction of this set of genes in different quantities and at different times.  The challenge for scientists is to delineate the associated genes’ expression patterns and their relationship to disease.

Gene Expression Technology Overview

Gene expression is used to provide information on the roughly 30,000 genes within the human genome.  Life science researchers use gene expression profiling to study the differences in expression of genes in a normal versus a disease state.  For example, a comparison of gene expression profile of breast cancer patients to those of normal patients will provide an indication of genes that are expressed differently between the two populations.  Such differences can lead to identifications of genes that may be indicative of a disease state.  One such example is the HER2 gene known to play a role in breast cancer.  Furthermore it can also help physicians make treatment decisions.  Researchers are conducting many studies to identify a single or multiple genes that play a role in a particular disease.  There are two technologies used to measure gene expression, microarray and real-time PCR.

Microarrays consist of minuscule amounts of hundreds or thousands of gene sequences that are chemically attached to a surface, such as a microchip, a glass slide, or a bead.  When a gene is activated in a cell, cellular machinery transcribes the gene’s DNA sequence into messenger RNA.  As described above, the RNA is complementary and therefore will bind to the original portion of the DNA strand from which it was copied.  To determine which genes are turned on and which are turned off in a given cell, the messenger RNA molecules present in that cell are collected and labeled by attaching a fluorescent dye.  The labeled mRNA is placed onto a DNA microarray slide.  The mRNA that was present in the cell, together with its fluorescent tag, will then hybridize—or bind—to its complementary DNA on the microarray.  A special scanner is used to measure the fluorescent areas on the microarray.  If a particular gene is very active, it produces many molecules of messenger RNA, which hybridize to the DNA on the microarray and generate a very bright fluorescent area.  Genes that are somewhat active produce fewer mRNAs, which results in dimmer fluorescent spots.  If there is no fluorescence, none of the messenger molecules have hybridized to the DNA, indicating that the gene is inactive.

[4]
RNA: (Ribonucleic acid) - A polymeric molecule consisting of ribonucleotide building blocks.  The three major types in cells are ribosomal RNA (rRNA), transfer RNA (tRNA), and messenger RNA (mRNA), each of which performs an essential role in protein synthesis.  RNAi is RNA interference that helps regulate turning genes on and off.

However, microarrays have limited sensitivity, accuracy and dynamic range.  Human genes are expressed across a “six log” range (a single copy to a million copies) in a cell, with most species of RNA being present in fewer than 100 copies.  The dynamic range of microarrays is estimated to be 2 to 3 logs 5 ..  Microarrays are able to detect genes that are expressed in large numbers of copies but misses genes that are present in fewer than 100 copies.  Thus microarrays capture only 20-40% of the expressed genes.  Consequently, one obtains only a partial view of the expression profile when utilizing microarrays due to the limited sensitivity.  These overlooked genes may be important in a particular disease state.  As a consequence of these limitations, the discovery of genes identified by microarray technology requires further validation using real-time PCR.

The second technology, real-time PCR, represents a sensitive and accurate method to measure gene expression.  PCR is an enzymatic process in which a short strand of DNA is copied multiple times, or amplified, so that it can be more readily detected and analyzed.  The vast majority of PCR methods use thermal cycling, i.e., alternately heating and cooling the sample to a defined series of temperature steps.  These thermal cycling steps are necessary to physically separate the strands in a DNA double helix (at high temperatures), which are then used as the template during DNA synthesis (at lower temperatures) by the DNA polymerase enzyme to selectively amplify the target DNA.

Traditional PCR merely increases the number of DNA copies for easier detection.  Real-time PCR permits quantitative analysis, rather than just a qualitative yes/no as to the presence of a gene.  Real-time PCR can produce an absolute measurement, such as number of copies of mRNA per nanoliter of sample.  Furthermore, real-time PCR chemistries allow for the detection in the early phase, rather than the later phase of these reactions, thereby decreasing process time and increasing accuracy.

Because real-time PCR does not measure thousands of genes simultaneously (like a microarray analysis), real-time PCR has low throughput and relatively high cost, making it unfeasible for whole genome analysis or for very high throughput studies.  Thus, in practice, researchers typically first use microarray to identify which genes are over- or under-expressed in the whole genome and then apply real-time PCR to a specific set of those genes to accurately quantify gene expression.  The process is referred to as biomarker discovery and validation.

SmartChip™ System

We believe our SmartChip™ System, assuming successful development and commercialization, would combine the best of both existing gene expression technologies - whole genome analysis enabled by microarrays with the sensitivity and accuracy of real-time PCR,   a single platform that enables biomarker discovery and validation in a single step.  Our SmartChip™ System will be provided with picoliter (one-trillionth of a liter) dispensing of oligoneucleotide 6 reagents and nanoliter (one-billionth of a liter) dispensing of samples into a 5,000 to 30,000 well chip that will allow for high throughput real-time PCR amplification of the entire human genome in triplicate.  Our SmartChip™ System chips are designed with evaporation control measures that allow for the use of nanoliter volumes, fast thermal cycling and temperature control.  Our software system is being developed to also analyze the high throughput data after the completion of the real-time PCR analysis.  The user friendly, content-ready SmartChip™ System is being designed to be able to accept samples out of the box, incorporating many of the necessary substrates and chemicals.

The SmartChip™ System is being engineered to deliver superior performance with the combination of high sensitivity and high throughput on a single chip, enabling scientists to rapidly view a large dynamic range of the expressed genes of the human genome.  The genetic analysis using the SmartChip™ System is expected to require one day versus what would currently take days to weeks to complete utilizing existing genetic analysis systems.  As more clinical studies are carried out using validated gene sets, we believe the market will require, and demand, higher throughput solutions to process large numbers of clinical samples.  Today’s solutions typically allow only one chip per patient or, in the case of real-time PCR, a few genes per patient.  We believe that we can solve these problems.

The following table outlines benefits we believe could be realized from the use of a SmartChip™ System compared to our estimates of the microarray and real-time PCR technologies in use today.

[5]
Log (logarithm) range is the standard way of expressing sensitivity range; it is calculated by a serial dilution of the sample, with each tenfold dilution being one log; if, for example, a sample is diluted four times by tenfold, and a device is able to detect a gene signal in all these dilutions, then the dynamic range of the detector is said to be three logs.

Current Gene Expression Platforms

	Microarray	Real-time PCR	SmartChip TM
Whole Genome	Yes	No	Yes
Dynamic Range	2 to 3 logs	6 logs	6 logs
Quantitative	Semi	Yes	Yes
Number of Samples per run	1 Sample / 10,000 genes	Few samples (96-384) x few genes	1 sample / 5,000 genes 1 sample / 30,000 genes
Sensitivity	100,000 starting copies	1-10 starting copies	1-10 starting copies
Project Process	Multiple steps	Two steps	Single step
Whole Genome Assay Time	Days	Months	Day
Whole Genome Gene Express Chip Cost	$250-$1,000 includes validation cost	> $100,000 - $185,000	$2,500 - $3,500
Instrument Selling Price	$250,000 - $450,000	$80,000 - $260,000	$200,000 - $300,000
Cost / Assay	N/A	$1 - $1.50	$0.13

An oligonucleotide is a short nucleic acid polymer, typically with twenty or fewer bases.

The current market cost of real-time polymerase chain reaction (“real-time PCR”), which we believe researchers currently view as the “gold standard” for genetic analysis, is approximately $1.00 per data point.  We believe that our development of the SmartChip™ System, which is designed to utilize real-time PCR, will ultimately cost approximately $0.03 per acquired data point when commercialized.

We believe our SmartChip™ System is also capable of achieving time-savings when compared to existing technologies.  Research analyzing the whole genome utilizing currently available real-time PCR technology takes weeks to months.  Our goal for design and development of our SmartChip™ System is to develop the ability to quantitatively analyze the whole genome with the performance of real-time PCR technology, which, if we succeed, could be as short as a single day, and would represent a significant advancement.  In addition, our development of the SmartChip™ System seeks to allow 5,000 - 30,000 data points per chip, which could enable a large number of reactions to run in parallel, thus addressing the unmet needs of the clinical trial market.  We believe today’s leading technologies are limited in throughput of 96-well or 384-wells.  Some new entrants in the market place like Biotrove and Fluidigm offer medium throughput solutions of 3,000 to 10,000 assays per chip; however, we believe that these are associated with high instrument and running costs or suffer from poor performance and will be difficult to scale up to whole genome on a single chip.

Our SmartChip™ System is designed as   an integrated instrument capable of fast thermal cycling, real-time detection and software for control and analysis.  The product, upon completion, will be available with primer-ready chips for gene expression and genotyping analysis.

We are planning to commercialize our SmartChip™ System with two chip configurations:

•	A 5,000-assay chip for study of gene panels or for candidate genes of interest to customers; and

•	A high-throughput whole-genome version with 30,000 assays per chip.

An “alpha” version of the SmartChip™ System has been tested at the University of Pittsburgh Medical Center (UPMC) under a funding grant from the National Institutes of Health (NIH).  This testing was done to conduct novel gene expression research in the area of lung disease.  Successful demonstration of  sample dispensing, thermal cycling, and real-time fluorescent signal detection of 1,000 oncology genes (in triplicate with negative controls) was achieved on 5,000-well   content-ready SmartChips™   using small amounts of RNA samples (300-500ngs) from chronic obstructive pulmonary disease (COPD), idiopathic pulmonary fibrosis (IPF) and healthy patients.  The researchers’ goal is to identify and validate disease relevant gene expression signatures and microenvironments, while also generating relevant module maps of COPD and IPF that will help to characterize the diseases and their underlying causes.  Additionally, this research will include the development and application of the PulmoSmartChip™, a custom designed SmartChip™ molecular phenotyping assay for COPD and IPF.  The PulmoSmartChip™, which will include the lowest number of genes that distinguish all phenotypes of IPF and COPD, will be used to identify and validate module networks (sets of genes that are co-regulated to carry out a common function) capable of predicting the natural history of the diseases and patients’ response to specific therapeutics.  Researchers at UPMC believe that the availability of these modules, as well as the validated PulmoSmartChip assay that allows their measurement using parallel quantitative real-time PCR, will be a significant step in laying the foundations for the introduction of personalized medicine approaches in pulmonary medicine.

We expect to produce additional “beta” versions of the SmartChip System in 2009, and to transfer the manufacturing of commercial systems to a third party in Malaysia.

To date, we have designed 5,000- and 30,000-well chips and already implemented the 5,000- well chip in alpha version.  With these 5,000- well chips, we have demonstrated our ability to perform several key steps required in a commercial version of the SmartChip™ System, including fast thermal cycling.  This requires the ability to seal the sample wells on the chip, which we have also demonstrated.  We have also completed 100 nanoliter dispensing with evaporation control.  Additional milestones that we have yet to achieve prior to launching the SmartChip™ System are:

•	Presentation and/or publication of the alpha results in conferences and journals respectively;

•	Complete second phase of alpha testing to validate the SmartChip™ platform (comparing results from microarrays) and bio-marker discovery for lung cancer;

•	Complete beta testing to further validate the platform and biomarker discovery on Wound Healing;

•	Launch a limited access program with selected customers, whom we may charge only for chips and not the instruments; and

•	Launch broad commercialization of our 5,000-well chip.

In addition, we will have to build and test our 30,000-well chip platform and test its analytical performance in terms of sensitivity, reproducibility and precision in comparison to our 5,000-well chip and other commercial Real-Time PCR instruments available in the market.

In January 2009, we entered into research collaboration with the University of Texas Southwestern Medical Center for the SmartChip™ System.  UT Southwestern will conduct novel research projects using the SmartChip™ System in order to identify and validate gene expression biomarkers related to wound healing.  Additionally, researchers will aim to examine the impact the identified biomarkers have on patients’ response to treatment.  WaferGen and UT Southwestern scientists believe that the research conducted as part of this collaboration may lead to the discovery of the relative importance of specific genes associated with wound healing.  In turn, this critical genetic information may ultimately provide physicians with new tools for determining appropriate treatments for wound healing.  The UT Southwestern research collaboration will further validate the SmartChip™ System.

We believe the SmartChip™ System, with its advantages of higher throughput, lower cost, superior sensitivity, and accuracy will have multiple market applications.

We believe the SmartChip™ System will become the technology of choice in both research and clinical settings.

•
Biomarker Discovery .  New targets (biomarkers) for drugs can be identified through the analysis of gene profile expression in diseased cells.  Potential applications include disease states such as diabetes, arthritis, and certain commonly occurring cancers.

•
Drug Validation and Optimization .  Genetic analysis is being used to determine the likely toxicity (toxicogenomics) of new drugs and the likelihood of therapeutic response to a specific genetic profile (pharmacogenomics).  FDA guidance 7 calls for drug companies to voluntarily submit pharmacogenomic data to support their drug development programs.

•
Drug Response Monitoring .  Patient outcomes can be improved by evaluation of a proposed drug’s potency and specificity in order to determine individualized patient dosing, thereby decreasing adverse drug reactions, and improving drug efficacy.

•
Detection of Rare Mutations .  The Cancer Genome Project is using the human genome sequence and high throughput mutation detection techniques to identify somatically acquired 8   sequence variants/mutations and hence identify genes critical in the development of human cancers.

Target and Biomarker Discovery and Validation: Gene expression patterns (biomarkers) related to specific diseases are becoming increasingly important in drug development.  Comparison of gene expression patterns between normal and diseased patients or expression profiles in the presence or absence of drugs leads to discovery of genes or a set of genes that can be used in drug development.  This requires monitoring of tens, hundreds or thousands of mRNAs in large numbers.  A typical genetic analysis currently involves the use of microarrays to identify genes, which are either over-expressed or under-expressed in a small subset of patients.  After detailed bioinformatics analysis, a number of differentially expressed genes (two to 200) are evaluated using real-time PCR in a different subset of patients (50 to 100).  The differentially expressed genes in this patient group are then validated using a larger patient group.

This sequential process may take from many months to a few years to complete using currently available techniques.  The limitation in today’s gene expression studies is the use of microarrays as a starting point for discovery, which only provides a partial glimpse of the expression profile.  Real-time PCR techniques, which offer significantly increased sensitivity, are limited in throughput and are cost prohibitive for whole genome analysis.  It would cost in excess of $100,000 per analysis (assuming $1 per assay plus reference plus triplicates) to study even a single whole genome (30,000 genes) sample and will take many months to complete this study (reported in a MicroArray Quality Control   study conducted by the FDA published in September 2006 in Nature Biotechnology).9  Biomarker investigation requires multiples of such analyses to confirm discovery.

[7]	FDA News Release - March 22, 2005 - issued a final guidance titled “Pharmacogenomic Data Submissions.”
8	Mutations rising in individual cells in the body outside the “germ-line” (sperm and egg) cells that created the individual, and hence not present in all of a person’s cells.

[9]	The MicroArray Quality Control (MAQC) project shows inter- and intra-platform reproducibility of gene expression measurements, Nature Biotechnology, Vol. 24:9, p 1151, September 2006.

Drug Development and Clinical Trial Validation: Clinical trials are the most expensive phase for pharmaceutical drug development.  The use of gene expression and genotyping is becoming critical to identify a safe drug (toxicogenomics) for the right patient population (pharmacogenomics).  Once a set of genes (biomarker) is identified, they are used in numerous samples in clinical trials for pattern recognition and toxicity profiling.  Similarly, locations of SNPs involved in disease variation and metabolism are also being utilized in clinical trials to understand disease predisposition, requiring thousands of samples to be analyzed.

In its Pharmacogenomic Data Submissions guidance referred to above, the FDA has asked for voluntary data submission utilizing these genetic approaches in clinical trials.  This has created a need for reliable, high-throughput, cost-effective technologies.  Today’s hybridization-based techniques can process only one sample at a time.  Thus, for a clinical trial of 1,000 patients, one would need to use 1,000 chips.  Established real time PCR instrument suppliers typically process 96 to 384 assays, Our SmartChip™ System is expected to offer the ability to study many samples in candidate genes of interest with limited amount of the biological sample.

Drug Response Monitoring: In addition to studying gene expression, genotyping measures genetic variation in the DNA.  Sometimes it is not a single variation but the combination of these sequence differences that may lead to a disease state or a response to a specific therapy.  For this reason, researchers look at patterns of these variations in a large number of healthy and affected patients in order to correlate SNPs with a specific disease.  Large-scale genotyping studies are being conducted in various genome centers around the world, driven by available research funds, resulting in the greater demand for cost effective high throughput solutions.

Detection of Rare Mutations: The Cancer Genome Project’s DNA sequencing of patients’ tumors is underway and is rapidly defining cancer-causing mutations.  Today, this is accomplished by using hybridization approaches which are unable to detect rare somatic mutations.  Such techniques require the use of more sensitive methods like PCR and require genotyping of many samples (50 to 500).  WaferGen intends to use allele-specific PCR with the SmartChip™ System to enable genotyping at multiple sites in multiple samples, as well as to provide a robust solution for detecting rare mutations.  Current allele-selective PCR is able to reliably genotype SNPs (germ-line) and also reliably detect minority (somatic) mutations at sensitivity range of 100 to 10,000 mutations.

Future Applications- From Research to Diagnostics:     New biomarkers for gene expression and genotyping are eventually expected to become essential for practicing physicians to identify the right drug for the right patients and lead to new ways of diagnosing and monitoring diseases.  Biomarkers and platforms that are being used in clinical trials for a particular therapy are expected to become standard for molecular diagnostics.  This market is still in its early development.

Competition

SmartSlide Systems

The competitive products to the SmartSlide™ System are environmental chambers or enclosures.  However, these products do not provide automated exchange of nutrients like the SmartSlide™  System does.  The main competitors are Solent, Bioptechs (a US company), Oko Labs (an Italian company), and Tokai Hit (Japanese company).

Solent is the dominant manufacturer of environmental chambers that are plexiglass enclosures built around the entire microscope.  They have limited capability to control the temperature and gas environment around the entire microscope.  They are designed for short-term imaging experiments since they do not have the capability to change media.

Bioptechs, Oko Labs and Tokai Hit all market and sell imaging enabling systems that compete with our SmartSlide™50 System.  They can accommodate multi-well tissue culture plates or a single well and control the temperature and gas environment only.  They do not have the capability to change media or continuously perfuse and therefore we do not believe that they can compete effectively with our SmartSlide™ System 100, 150 and 200 Systems when the customer requires long term imaging that requires media changing or perfusing capability.

SmartChip Systems

We believe the primary industry competitors in the markets in which WaferGen plans to enter and compete are Applied Biosystems (“ABI,” which is a division of Applera Corporation), Affymetrix, Inc. (“Affymetrix”) and Illumina, Inc. (“Illumina”).  Other companies known to be currently serving the genetic analysis market include Agilent Technologies, Inc., GE Healthcare (a business segment of General Electric Company), Bio-Rad Laboratories, Inc., Stratagene Corporation, Eppendorf AG, Beckman Coulter, Inc. and F. Hoffmann-La Roche & Co.  Minor players in the same market include Fluidigm Corporation and BioTrove, Inc.  The marketplace for gene expression technologies is highly competitive, with many of the major players already controlling significant market share, many of which have significantly greater financial, technology, and other resources than we do.  Affymetrix is the leader in microarrays for whole genome analysis, and ABI is the market leader for real-time PCR.  We believe gene expression is a growing market and this market is driven by the need for better solutions to solve scientific challenges.  These established competitors could compete with us by developing new products similar to our SmartChip™ System.  Even though we believe that we have created a unique solution, this does not mean that our competitors will not develop effective products to compete with our products.

Some new competitors, such as BioTrove and Fluidigm have recently begun offering higher throughput solution than existing competitors providing instruments and chips with 3,000-10,000 assays per chip; however, we believe that these are associated with high instrument and running costs or suffer from poor performance and will be difficult to scale up to whole genome on a single chip.

Sales and Marketing

We utilize a seasoned life science marketing team and WaferGen-employed direct sales and application support personnel for SmartSlide™.  We have started exploring and will continue exploring in 2009 sales channel partners who are already marketing other similar products.  We have established a number of life science distributors in Europe and the Far East for the SmartSlide™.  We expect to hire new sales and support personnel for marketing SmartChip™ Systems.

Seasonality

We do not have sufficient product history to determine seasonality with a high degree of confidence.  It is expected that customers’ purchasing patterns will not show significant seasonal variation, although demand for our products may be lowest in the first quarter of the calendar year and highest in the fourth quarter of the calendar year as pharmaceutical and academic customers typically spend unused budget allocations before the end of the fiscal year.

Sources and Availability of Raw Material and Principal Suppliers

The raw materials used in the manufacturing of our products are for the most part readily available from numerous sources.

Amount Spent on Research and Development

Our research and development efforts are aimed at finding new varieties of products, improving existing products, improving product quality and reducing production costs.  We expensed research and development costs of $4,628,262 for the year ended December 31, 2008 and $2,429,273 for the year ended December 31, 2007.

Intellectual Property and Other Proprietary Rights

We intend to pursue an intellectual property portfolio, including filing a number of U.S. and international patent applications and in-licensing certain patents covering products, methodologies, integration and applications.  In our in-licensing arrangements, we have obtained intellectual property rights from third parties related to the development and marketing of the products, integration or applications covered by such licensed intellectual property.  We have a number of pending patent applications that relate to the SmartChip™ and SmartSlide™ products.  In addition to our patents, we rely on trade secrets, know-how, and copyright and trademark protection.  Our success may depend on our ability to protect our intellectual property rights.

Government Regulation and Environmental Matters

We are subject to a variety of federal, state and municipal environmental and safety laws based on our use of hazardous materials in both our manufacturing and research and development operations.  We believe that we are in material compliance with applicable environmental laws and regulations.  If we cause contamination to the environment, intentionally or unintentionally, we could be responsible for damages related to the clean-up of such contamination or individual injury caused by such contamination.  We cannot predict how changes in the laws and regulations will impact how we conduct our business operations in the future or whether the costs of compliance will increase in the future.

Regulation by governmental authorities in the United States and other countries is not expected to be a significant factor in the manufacturing, labeling, distribution and marketing of our products and systems.

Employees

We have assembled a team of scientists, engineers and business managers to support our product development and commercialization activities.  Their efforts will continue to focus on selling, improving and refining our core technologies, including our SmartSlide™ System and our SmartChip™ System products.  We currently have 30 full-time employees.  None of our employees is represented by a labor union, and we consider our employee relations to be good.  We believe that our future success will depend, in part, on our continued ability to attract, hire and retain qualified personnel.

Legal Proceedings

From time to time we may be involved in claims arising in connection with our business. Although there can be no assurance as to the ultimate outcome, we generally have denied, or believe we have a meritorious defense and will deny, liability in all cases pending against the Company, including the matters described below, and we intend to defend vigorously each such case. Based on information currently available, we believe that the amount, or range, of reasonably possible losses in connection with the actions against us, including the matters described below, in excess of established reserves, in the aggregate, not to be material to our consolidated financial condition or cash flows. However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income for such period.

In February 2009, an action entitled Kimberly E. Gordon v. WaferGen, Inc. was filed in the Alameda County Superior Court. This is an automobile personal injury lawsuit, in which it is alleged that a then WaferGen employee negligently operated a vehicle, injuring the plaintiff. The complaint seeks damages for medical costs, pain and suffering and lost income. The basis of alleged vicarious liability against the Company is that the former employee was driving a vehicle in the scope and course of his employment with the Company. The facts are disputed by the Company. The damages sought are unspecified. This matter is pending.

In addition, we anticipate that we will expend significant financial and managerial resources to defend our intellectual property rights in the future if we believe that our rights have been infringed. We also anticipate that we will expend significant financial and managerial resources to defend against claims that our products and services infringe upon the intellectual property rights of third parties.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our directors and executive officers:

Name	Age	Position
Alnoor Shivji	52	Chief Executive Officer, President and Chairman of the Board
Mona Chadha	48	Executive Vice President, Marketing and Business Development
R. Dean Hautamaki	46	Director
Makoto Kaneshiro	50	Director
Joel Kanter	52	Director
Nadine C. Smith	51	Director
Robert Hariri	57	Director
Hector Brush	57	Principal Financial Officer

Our bylaws provide that our Board will consist of between one and fifteen members, with the number of directors determined from time to time by our Board.  The number of directors is currently set at seven.  Our directors hold office for one-year terms until the earlier of their death, resignation or removal or until their successors have been elected and qualified.  Any vacancies occurring in the Board between annual meetings may be filled by the vote a majority of the remaining directors.  Our officers are appointed by the Board of Directors and serve at the discretion of the Board.

There are no family relationships among our directors and executive officers.  None of our above-listed executive officers and directors has been convicted in any criminal proceeding during the past five years or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal of state securities laws or commodities laws.  Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or executive officers, nor has a bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Alnoor Shivji, Amjad Huda, Victor Joseph and Makoto Kaneshiro were former directors of WaferGen, Inc. and became our directors on May 31, 2007 in connection with the Merger as described below in Item 13, “Certain Relationships and Related Transactions, and Director Independence.” Raymond Dean Hautamaki was appointed to serve as a director on May 31, 2007.  Joel Kanter was appointed to serve as a director on June 12, 2007.  Nadine C. Smith was appointed to serve as a director on November 12, 2008.  Mr. Joseph and Mr. Huda resigned as directors, officers and employees of the company effective June 17, 2009.

Alnoor Shivji, Chief Executive Officer, President and Chairman of the Board.   Mr. Shivji has served as our Chief Executive Officer, President and Chairman of the Board since the closing of the Merger.  He is a co-founder of WaferGen and has served as its Chief Executive Officer and President since April 1, 2003, and as Chairman of the Board since October 2002.  Between December 2003 and July 2006, he was also the Investment Director at VPSA, Inc. in Paris, France, and between October 2001 and February 2002, he was the President and Chief Executive Officer of Redwave Networks, Inc.  From April 2001 to August 2001, Mr. Shivji was President of Metro Switching Division of Ciena Corp.  Between August 1998 and March 2001, he was the Founder, President and Chief Executive Officer of Cyras Systems.  He co-founded Fiberlane Communications, Inc. and was President of Fiberlane Communications (Canada), Inc. from December 1996 to April 1998.  Mr. Shivji also co-founded Osiware, an enterprise software company sold to Infonet Services Corporation, which was later bought by BT Group plc.  Currently, he is a General Partner with Global Asset Capital, a venture capital firm with which he has been associated since March 2002, and has a long history advising and investing in Silicon Valley startups.  Mr. Shivji has a BS degree from University of British Columbia.

Mona Chadha, Executive Vice President of Marketing and Business Development and interim Chief Operating Officer ..  Ms. Chadha on March 20, 2009 was promoted from Vice President of Marketing, Business Development and Corporate Communications to Executive Vice President of Marketing, Business Development and Corporate Communications and Interim Chief Operating Officer.  Ms. Chadha has served as our Vice President of Marketing, Business Development and Corporate Communications since the closing of the Merger.  She joined WaferGen in July 2006 as its Vice President, Marketing and Business Development.  Ms. Chadha has over 15 years of experience in global product commercialization for leading biotechnology companies.  From July 2003 through July 2006, she was the Associate Director of Technology Marketing at Nektar Therapeutics, where she led the company’s repositioning and branding efforts and co-marketing of inhaled insulin.  She spent nine years with Applied Biosystems Group (Applera Corporation), from 1993 through 2001, in multiple top tier jobs, including Product Manager, Senior Product Manager and Product Line Manager.  Before joining Applied Biosystems, she was with CLONTECH Laboratories, Inc. during 1992 and 1993 as product manager and worked between 1988 and 1992 at Pharmacia LKB Biotechnology, Inc. as a Technical Specialist and Marketing Applications Specialist.  She holds a double Masters degree in Cell Biology and Anatomy from Columbia University and Microbiology from India.  She also completed the Executive Marketing Management Certificate Program at Stanford University.

Dr. R. Dean Hautamaki, Director.   Dr. Hautamaki has served as our director since the closing of the Merger.  Dr. Hautamaki is a practicing physician and since January 2005 has been the Assistant Clinical Professor of Medicine at the Florida State University College of Medicine in Tallahassee, Florida.  From September 2003 to December 2005, Dr. Hautamaki was the Chairman of the Department of Medicine at Sarasota Memorial Hospital in Sarasota, Florida.  From September 1997 through December 2005, he was a partner at Lung Associates of Sarasota in Sarasota, Florida.  Dr. Hautamaki has authored over 12 papers and presented in several conferences.

Makoto Kaneshiro, Director.   Mr. Kaneshiro has served as our director since the closing of the Merger.  He has also served as a director of WaferGen since March 2005.  Mr. Kaneshiro is a founding member of Genetic Devices, Co., Ltd. in Japan and prior to that was the Executive Director of Overseas Investment for CSK Venture Capital Co., Ltd., where he had been since 2001.  Previously, Mr. Kaneshiro was Executive Vice President of Sega.com and Sega of America.  Before Sega, he was a member of the business development and corporate planning team of Sony Corporation of America.  From 2003 to 2004, Mr. Kaneshiro was a member of the Board of Directors of Sega Corporation which was a publicly traded company in Japan.  He holds an MBA from Yale University.

Joel Kanter, Director.   Joel Kanter has served as our director since June 2007.  He has been in the financial services industry for over three decades and has focused on providing equity and bridge financing to small and mid-size companies and institutional financing to mature enterprises.  He has served as President of Windy City, Inc., a privately held investment firm, and as the Chief Executive Officer and President of Walnut Financial Services, Inc., a publicly traded company.  Mr. Kanter currently serves on the Board of Directors of several public companies, including: Aquamatrix, Inc., I-Flow Corporation, Magna-Lab, Inc., Medgenics, Inc., Modigene, Inc., and Pet DRx Corporation, as well as a number of private concerns.  Mr. Kanter has a B.A. in Political Science and a B.S. in Psychology from Tulane University.

Nadine C. Smith, Director.   Ms. Smith has served as our director since November 2008.  She serves as Chairman of the Board, Vice President, Interim Chief Financial Officer and Interim Treasurer of La Cortez Energy, Inc., a publicly held, early stage company that plans to be involved in the oil and gas sector in South America, and as Chairman of the Board of Loreto Resources Corporation, a publicly held, early stage company that plans to be involved in the mining sector in South America.  Ms. Smith has previously served as a director of Gran Tierra Energy, Inc., Patterson-UTI Energy Inc. and American Retirement Corporation, all public companies.  Ms. Smith has been a private investor and business consultant since 1990.

Dr. Robert J. Hariri, Director.   Dr. Hariri has served as our director since May 2009.  Dr. Hariri has also served as a director of IR BioSciences Holdings, Inc. since April 2007.  Dr. Hariri has been CEO of Celgene Cellular Therapeutics, a division of Celgene, since 2005.  Previously, he had been President of the division from 2002 to 2005.  The division focuses on human stem and biomaterial solutions for a range of clinical indications.  From 1998 to 2002, prior to joining Celgene Cellular Therapeutics, Dr. Hariri was Founder, Chairman and Chief Scientific Officer for Anthrogenesis Corp./LIFEBANK, Inc., a New Jersey-based privately held biomedical technology and service corporation involved in umbilical cord blood banking and its supporting technology platform.  From 1987 to 1994, he was Co-founder, Vice Chairman and Chief Scientific Officer of Neurodynamics, a privately held medical device and technology corporation.  Dr. Hariri has held academic positions at Cornell University Medical College Cornell University Graduate School of Medical Sciences.  He has also played a prominent medical role at Cornell University Medical College, The New York Hospital-Cornell Medical Center and The Jamaica Hospital-Cornell Trauma Center.  While at Cornell, he was the Director of The Center for Trauma Research.  He received his Medical Degree and Ph.D. from Cornell University and was awarded a Bachelor of Arts Degree from Columbia College.

Hector Brush , Principal Financial Officer.   Mr. Brush has served as our principal financial officer since the departure of Amjad Huda, our former Chief Financial Officer and Treasurer, on June 17, 2009.  Mr. Brush has served as our senior accountant since November 1, 2007.  Prior to joining us, Mr. Brush served as Senior Accountant and SEC Reporting Accountant for Symmetricom, Inc. from 2004 to 2007.  Mr. Brush has been working as an accountant serving small and large high tech companies since 1981.

We have three standing committees of the Board of Directors: the Audit Committee; the Corporate Governance Committee; and the Compensation Committee.

Audit Committee

Our current Audit Committee was formed during September 2007.  It attends to and reports to our Board of Directors with respect to matters regarding our independent registered public accounting firm, including, without limitation: reviewing the annual registration; approving the firm to be engaged as our independent registered public accounting firm for the next fiscal year; reviewing with our independent registered public accounting firm the scope and results of their audit and any related management letter; consulting with our independent registered public accounting firm and our management with regard to our accounting methods and adequacy of our internal controls over financial reporting; approving the professional services rendered by our independent registered public accounting firm; reviewing the independence, management consulting services and fees of our independent registered public accounting firm; inquiring about significant risks or exposures and methods to minimize such risk; ensuring effective use of audit resources; and preparing and supervising the SEC reporting requirements.  On September 30, 2008 the Board of director approved the audit committee charter.  Our Audit Committee currently consists of Mr. Kanter (Chairman), Dr. Hautamaki, and Mr. Kaneshiro.  In addition, the Board of Directors believes that Mr. Kanter meets the definition of “audit committee financial expert,” and is “independent” as such terms are defined by SEC rules.

Corporate Governance Committee

The Corporate Governance Committee of the Board of Directors is appointed by the Board (i) to oversee the selection of new directors, (ii) to oversee the function of the Board in its committees, and (iii) to evaluate the Board’s performance as well as the relationship between the Board and the Company’s management.  The Corporate Governance Committee currently consists of Mr. Kaneshiro (Chairman), Dr. Hautamaki, and Mr. Kanter.

Compensation Committee

Our Compensation Committee was formed in September 2007 to attend to and report to our Board of Directors with respect to the appropriate compensation of our directors and executive officers and is responsible for administering all of our employee benefit plans.  We do not have a compensation committee charter.  The Compensation Committee currently consists of Mr. Kaneshiro (Chairman), Dr. Hautamaki, and Mr. Kanter.

Nomination of Directors

There have been no material changes to the procedures by which security holders may recommend nominees to our Board of Directors implemented since the filing of our Proxy Statement for our 2008 Annual Meeting of Stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under  Rule 16a-3(e) under the Exchange Act during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representation to the Company from the reporting person that no Form 5 is required, no person who, at any time during the fiscal year, was a director, officer, beneficial owner of more than ten percent of the Company’s Common Stock, or any other person known to the Company to be subject to section 16 of the Exchange Act with respect to the Company, failed to file on a timely basis, as disclosed in the above Forms, reports required by section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years, except as described below:

Name	No. of late reports	No. of transactions that were not reported on a timely basis	Failure to file a required Form
R. Dean Hautamaki	3	4	-
Amjad Huda	2	2	-
Victor Joseph	2	2	-
Makoto Kaneshiro	2	4	-
Joel S. Kanter	1	1	-
Alnoor Shivji	6	32	-
Nadine C. Smith	-	-	-
Robert J. Hariri	-	-	-
Hector Brush	1	-	-

Code of Ethics

Effective December 28, 2007, our Company’s Board of Directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our Company’s President (our executive officer) and our Chief Financial Officer (our principal financial and accounting officer), as well as persons performing similar functions.  As adopted, our Code of Business Conduct and Ethics set forth written standards that are designed to deter wrongdoing and promote:

(1)	handling honest and ethical conduct, including the ethical of actual or apparent conflicts of interest between personal and professional relationships;

(2)	full, fair, accurate, timely, and understandable disclosure in report and document that we file with, or submit to, the Security and Exchange Commission and in other public communications made by us;

(3)	compliance with applicable government laws, rules and regulations;

(4)	the prompt internal reporting of violations of Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

(5)	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our Company’s personnel shall be accorded full access to our President, Secretary, and Chief Financial Officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics.  Further, all of our Company’s personnel are to be accorded full access to our Company’s Board of Directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president, secretary, and chief financial officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our Company, consistent with generally accepted accounting principles, and federal, provincial and state security laws.  Any employee who become aware of any incident involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our Company’s president, secretary, or chief financial officer.  If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the president, secretary, or chief financial officer, the incident must be reported to the Audit Committee.  Any failure to report such inappropriate or irregular conduct of other is to be treated as a severe disciplinary matter.  It is against our Company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Company’s Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics is filed as Exhibit 10.30 to this prospectus.

We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request.  Request can be sent to: WaferGen Bio-systems, Inc. at 46531 Fremont Blvd., Fremont, California 94538.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and executive officers, and (iii) all of our executive officers and directors as a group.  Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is: c/o WaferGen Bio-systems, Inc., Bayside Technology Center, 46531 Fremont Blvd., Fremont, CA 94538.  Shares of our Common Stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of September 30, 2009, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned (1)
The Shivji Family Trust dated June 12, 2000	1,903,174	(2)	6.35%
CSK-VC Life Science Investment Fund LP	1,690,610	(3)	5.64%
Directors and Executive Officers:
Alnoor Shivji	4,620,738	(4)	15.41%
Victor Joseph	960,492	(5)	3.20%
Amjad Huda	960,492	(5)	3.20%
Nadine C. Smith	1,052,488	(6)	3.51%
Raymond Dean Hautamaki	312,425	(7)	1.04%
Makoto Kaneshiro	163,659	(8)	*
Joel Kanter	152,500	(9)	*
Mona Chadha	86,637	(10)	*
Robert Hariri	160,000	(11)	*
Hector Brush	23,656	(12)	*
Directors and Executive Officers as a Group (9 persons)	8,493,087		28.33%

*	Less than 1%

(1)	Based on 29,981,505 shares of our common stock issued and outstanding as of September 30, 2009.

(2)
Includes 194,444 shares of common stock issuable upon the exercise of currently exercisable warrants.  Alnoor Shivji and his wife, Mariam Shivji, are the co-trustees of The Shivji Trust.  Its address is 692 Hillcrest Terrace, Fremont, CA 94539.  See also footnote (4) in this section.

(3)
Includes 50,000 shares of common stock issuable upon the exercise of currently exercisable warrants.  Hiromichi Tabata has the power to vote and dispose of the shares being registered on behalf of CSK-VC Life Science Investment Fund.  Its address is 5th Floor, Riviera Minami Aoyama Building, 3-3-3, Minami-Aoyama, Minato-Ku, Tokyo 107-0062 Japan.

(4)
Includes (i) 569,258 shares of common stock issuable upon the exercise of currently exercisable warrants, 240,000 of which are issuable in connection with the 2009 Private Placement, (ii) 157,467 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (iii) 1,708,730 shares of common stock held by The Shivji Trust and (iv) 194,444 shares of common stock issuable upon the exercise of currently exercisable warrants held by The Shivji Trust.  Mr. Shivji and his wife, Mariam Shivji, are the co-trustees of The Shivji Trust.  Mr. Shivji disclaims beneficial ownership of the securities held by The Shivji Trust, except to the extent he has a pecuniary interest therein.  Excludes options to purchase 184,199 shares of common stock that are not exercisable within 60 days.

(5)	Includes 396,646 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(6)
Includes 193,888 shares of common stock issuable upon the exercise of currently exercisable warrants, 40,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.

(7)
Consists of (i) 199,792 shares of common stock issuable upon the exercise of options that are exercisable within 60 days, (ii) 90,633 shares of common stock held by Cojack Investment Opportunities, LLC (“Cojack”), (iii) 16,000 shares and 6,000 shares of common stock issuable upon the exercise of currently exercisable warrants held by Cojack and Mr. Hautamaki and (iii) Excludes options to purchase 135,208 shares of common stock that are not exercisable within 60 days.

(8)
Consists of 163,659 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.  Excludes options to purchase 10,123 shares of common stock that are not exercisable within 60 days.

(9)
Includes (i) 55,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.  Consists of (ii) 75,000 shares of common stock held by the Kanter Family Foundation and (iii) 22,500 shares of common stock issuable upon exercise of currently exercisable warrants held by the Kanter Family Foundation.  Joel Kanter and his brother, Joshua Kanter, have voting and dispositive power over all of the securities held by the Kanter Family Foundation.  Mr. Kanter disclaims beneficial ownership of the securities held by the Kanter Family Foundation, except to the extent he has a pecuniary interest therein.

(10)
Consists of 84,637 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.  Excludes options to purchase 320,552 shares of common stock that are not exercisable within 60 days.

(11)
Consists of 100,000 shares of common stock purchased in connection with the 2009 Private Placement, 30,000 shares of common stock issuable upon the exercise of currently exercisable warrants issued in connection with the 2009 Private Placement and 30,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.  Excludes options to purchase 10,000 shares of common stock that are not exercisable within 60 days.

(12)
Consists of 23,656 shares of common stock issuable upon the exercise of options that are exercisable within 60 days.  Excludes options to purchase 29,844 shares of common stock that are not exercisable within 60 days.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of fiscal year 2008 and 2007 for (i) our principal executive officer, and (ii) our two most highly compensated executive officers other than our principal executive officer, each of whom was serving as an executive officer at the end of fiscal year 2008 and whose total compensation exceeded $100,000 in fiscal year.  Such officers are referred to herein as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Option Awards ($)		Total ($)
Alnoor Shivji	2008	$254,974	(1)	$62,500	(3)	$25,939	(4)	$343,413
Chief Executive Officer	2007	$229,166		$—	(2)	$215,308	(4)	$444,474
Amjad Huda	2008	$254,974	(1)	$62,500	(3)	$21,011	(4)	$338,485
Former Chief Financial Officer	2007	$229,166		$—	(2)	$215,308	(4)	$444,474
Victor Joseph	2008	$254,974	(1)	$62,500	(3)	$21,866	(4)	$339,340
Former Chief Technology Officer	2007	$229,166		$—	(2)	$215,308	(4)	$444,474

(1)
Annual salary of $262,500 commenced on May 31, 2008, after one year of the date of executive officer’s employment agreement with WaferGen.  On November 30, 2008 the Company adjusted the salary to $223,000  until the Company raises $5 million in gross proceeds from the sale of its securities in one or more financings on or prior to March 30, 2009, excluding any gross proceeds received in connection with any financings completed by its subsidiary, WaferGen Biosystems (M) Sd. Bhd., a Malaysian corporation; or (b) raises after March 30, 2009 funds sufficient to finance WaferGen’s operations at its then-current burn rate for an additional nine months after the closing of such financing, as reasonably determined by the compensation committee of the board of directors of WaferGen.  Salaries of Mr. Huda and Mr. Joseph were terminated in connection with their resignation as officers and directors of the Company effective June 17, 2009.

(2)
Under such executive officer’s employment agreement, the executive officer is or was entitled to a performance-based bonus of up to 25% of his salary.  The Compensation Committee of the Board has determined that each such executive shall receive a bonus in 2008 for the executive’s performance in 2007 equal to 25% of his base salary (or $62,500) upon the completion of a financing transaction by the Company above a certain threshold amount.  No bonuses were paid for the year 2008.

(3)	Bonus earned in 2007 but paid in 2008.

(4)
The value of the Option Award has been computed in accordance with SFAS No. 123(R), “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options granted to employees in exchange for services over the requisite service period, which is typically the vesting period.  For more information, see Note 2, "Summary of Significant Accounting Policies—Stock-Based Compensation" and Note 9, "Stock Option and Warrants," to the Financial Statements contained in Item 8 in the Original Report.

Outstanding Equity Awards at Fiscal Year-End 2008 (1)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Alnoor Shivji	—		75,000	(2)	$1.95	4/17/2018
	—		75,000	(4)	$1.35	9/30/2015
	—		25,000	(5)	$1.00	10/24/2015
	65,973	(6)	100,694	(6)	$1.50	5/31/2017
Amjad Huda	—		25,000	(2)	$1.95	4/17/2018
	—		37,500	(4)	$1.35	9/30/2015
	—		20,000	(5)	$1.00	10/24/2015
	65,973	(6)	100,694	(6)	$1.50	5/31/2017
	134,979	(7)	—		$0.46	1/3/2017
Victor Joseph	—		25,000	(2)	$1.95	4/17/2018
	—		12,500	(3)	$2.10	4/30/2018
	—		37,500	(4)	$1.35	9/30/2015
	—		20,000	(5)	$1.00	10/24/2015
	65,972	(6)	100,694	(6)	$1.50	5/31/2017
	134,979	(7)	—		$0.46	1/3/2017

(1)
Option numbers and prices are presented as of December 31, 2008. Upon the Merger, we adopted and assumed WaferGen’s 2003 Stock Incentive Plan and the then outstanding options automatically converted into options to purchase shares of our common stock using the same exchange ratio applied to convert the WaferGen shares into our common stock in the merger. Upon the Merger, the vesting of all options issued under the 2003 Stock Incentive Plan was accelerated, and all the options became immediately exercisable.

(2)
Option to purchase shares of our common stock at an exercise price of $1.95 per share granted on April 17, 2008, which option vests with respect to the first 25% of the shares when the optionee completes 12 months of continuous service after the vesting start date, and with respect to an additional 1/48 th of the shares when the optionee completes each full month of continuous service thereafter, and expires 10 years after the date of grant.

(3)
Option to purchase our common stock at an exercise price of $2.10 per share granted on April 30, 2008, which option vests with respect to the first 25% of the shares when the optionee completes 12 months of continuous service after the vesting start date, and with respect to an additional 1/48th of the shares when optionee completes each full month of continuous service thereafter,   and expires 10 years after the date of grant.

(4)
Option to purchase shares of our common stock at an exercise price of $1.35 per share granted on September 30, 2008, which option vests with respect to the first 25% of the shares when the optionee completes 12 months of continuous services after the vesting start date, and with respect to an additional 1/48 th of the shares when optionee completes each full month of continuous service thereafter, and expires seven years after the date of grant.

(5)
Option to purchase shares of our common stock at an exercise price of $1.00 per share granted on October 24, 2008, which option vests with respect to the first 25% of the shares when the optionee completes 12 months of continuous service after the vesting start date, and with respect to an additional 1/48 th of the shares when optionee completes each full month of continuous service thereafter, and expires 7 years after the date of grant.

(6)
Option to purchase 166,666 shares of our common stock at an exercise price of $1.50 per share granted on May 31, 2007, which option vests in equal monthly installments over four years and expires 10 years after the date of grant.

(7)
Option to purchase 134,979 shares of our common stock at an exercise price of $0.46 per share granted on January 3, 2007 under the 2003 Stock Incentive Plan, which option became fully vested upon the Merger and expires 10 years after the date of grant.

Employment Agreements

Alnoor Shivji

We have entered into an employment agreement with Alnoor Shivji to serve as our Chairman and Chief Executive Officer, for renewable one year terms.  Pursuant to this employment agreement, Mr. Shivji is entitled to receive an annual base salary of $250,000, subject to annual reviews by our Compensation Committee.  Mr. Shivji is also entitled to a performance-based bonus of up to 25% of his salary.  Upon execution of his employment agreement, we granted Mr. Shivji an option to purchase 166,666 shares of our common stock at an exercise price of $1.50 per share, which option shall vest in equal monthly installments over four years.  If we terminate Mr. Shivji’s employment without cause or if Mr. Shivji resigns for good reason, we will pay Mr. Shivji his then current annual base salary for one year, payable in accordance with standard payroll procedures, any earned but unpaid base salary, any unpaid pro rata annual bonus and any amounts necessary to reimburse Mr. Shivji for employment-related expenses and for unused, but accrued, vacation days.  Our failure to renew this agreement for any subsequent one-year term shall be deemed to be a termination without cause.  This agreement prohibits Mr. Shivji from competing with us for the greater of (i) one year after the termination of his employment or (ii) the length of time Mr. Shivji receives severance payments from us.  On January 16, 2009, Mr. Shivji agreed in a letter agreement with the Company to reduce his base salary by 15% from $262,500 to $223,000.  The letter agreement confirms the prior salary reduction that was voluntarily agreed to by this officer effective as of November 1, 2008.  The letter agreement provides that the base salary will return to its prior level in the event that the Company raises $5 million in gross proceeds from the sale of its securities in one or more financings on or prior to March 20, 2009 (excluding any gross proceeds received in connection with any financings completed by the Company’s Malaysian subsidiary), or the Company raises after March 30, 2009 funds sufficient to finance the Company’s operations at its then-current burn rate for an additional nine months after the closing of such financing.  The compensation committee of the Company’s board of directors approved of the foregoing salary reduction as set forth in the letter agreement.

Former Executive Officers

On June 17, 2009, the Company entered into employment separation agreements with each of Amjad Huda, the  former Chief Financial Officer and Treasurer of the Company, and Victor Joseph, the former Chief Technical Officer and Secretary of the Company.  Pursuant to the separation agreements, Mr. Huda’s and Mr. Joseph’s employment with the Company ended on June 17, 2009.  The Company will pay each of Mr. Huda and Mr. Joseph severance in the amount of $306,250, less applicable withholdings, payable in the form of salary continuation over 14 months in accordance with the Company’s regular payroll practices.  All stock options granted to Mr. Huda and Mr. Joseph pursuant to the Company’s stock incentive plans have vested in connection with their terminations of employment, and each of Mr. Huda and Mr. Joseph will have two years to exercise such stock options.  The Company will pay the premiums for COBRA medical coverage for Mr. Huda and Mr. Joseph until the earlier of the two-year anniversary of the separation date or the date Mr. Huda or Mr. Joseph, as the case may be, become covered under another employer’s group health plan.  Mr. Huda and Mr. Joseph each provided a release of claims in favor of the Company, and the Company, in turn, provided each of Mr. Huda and Mr. Joseph a release of claims.

In connection with the terminations of their employment, Mr. Huda and Mr. Joseph also agreed that, during the period commencing on the date of separation and ending on the one year anniversary of the date of separation, they will not transfer or sell any shares of the Company’s common stock held by them after the date of their separation, subject to certain exceptions, including the following: (i) beginning seven months after the separation date and ending nine months after the separation date, each of Mr. Huda and Mr. Joseph shall be entitled to sell in open market or otherwise through or reportable on the over-the-counter market or any stock exchange (“Market Transactions”) on each trading day during such three-month period an aggregate number of shares of the Company’s common stock of no more than 15% of the average daily volume of shares of the Company’s common stock traded over the counter or on any stock market, as the case may be, during the three month period from September 1, 2009 through November 30, 2009 (the “ADV”); and (ii) beginning on the first day after nine months following the separation date and ending on the one year anniversary of the separation date, each of Mr. Huda and Mr. Joseph shall be entitled to sell in Market Transactions on each trading day during such three-month period an aggregate number of shares of the Company’s common stock of no more than 20% of the ADV.

Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008.

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Makoto Kaneshiro	$—	$—	$22,226	(1)	$—	$—	$—	$22,226
Dr. R. Dean Hautamaki	$—	$—	$47,657	(1)	$—	$—	$—	$47,657
Joel Kanter	$—	$—	$22,226	(1)	$—	$—	$—	$22,226
Nadine C. Smith	$—	$—	$4,710	(1)	$—	$—	$—	$4,710

(1)
The amounts shown in column (d) represent the compensation costs of stock options for financial reporting purposes for fiscal year 2008 under FAS No. 123R, rather than an amount paid to or realized by the director.  The FAS No. 123R value as of the grant date for options is spread over the number of months of service required for the grant to become non-forfeitable.

In January 2008, the Board of Directors approved the following compensation for all non-employee directors:

●
Each non-employee director will receive an initial option grant (the “Initial Grant”) of 40,000 stock options upon the director’s appointment to Board, with 50% of the options vested upon grant and the remaining 50% of the options vesting over one year with 25% of the options vesting every three months; provided, however, that the first Initial Grant made to non-employee directors in January 2008 was fully vested on the date of grant; and

●
Immediately following each annual meeting of the Company’s stockholders commencing with the annual meeting of the Company’s stockholders in 2008, each non-employee director who continues as a non-employee director following such annual meeting shall receive an award of 15,000 stock options (the “Subsequent Grant”) vesting over one year with 25% of the option vesting every three months; provided that no Subsequent Grant shall be made to any non-employee director who has not served as a director of the Company, as of the time of such annual meeting, for at least six (6) months.

Each Initial Grant and each Subsequent Grant shall provide that in the event of a change in control of the Company, such option shall automatically become fully vested and no longer subject to forfeiture immediately prior to the specified effective date of such change in control.  The exercise price for all Initial Grants and Subsequent Grants shall be the fair market value of the Company’s Common Stock in accordance with the terms of the Company’s stock incentive plan.

Consideration and Determination of Executive and Director Compensation

Because compensation decisions for executive officers are made by our entire Board of Directors, several employees, including our senior executives and our Chief Executive Officer and President, Alnoor Shivji, participate in the determination of compensation policy.  As members of the Board of Directors, these executive officers make recommendations and participate in the voting with respect to the compensation of executive officers.

Stock Incentive Plans

In 2003, the Company’s Board of Directors adopted a 2003 Incentive Stock Plan (the “2003 Plan”).  The 2003 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 1,500,000 shares of common stock.  Under the Plan, incentive stock options and nonqualified stock options can be granted.  Incentive stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant.  Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant.  Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

In November 2006, the Company increased the aggregate number of shares of Common Stock that may be issued under the 2003 Plan to a total authorized reserve of 2,500,000 shares, a 1,000,000 share increase.

In January, 2007 WaferGen Bio-systems, Inc’s Board of Directors and stockholders adopted the 2007 Stock Option Plan (the “2007 Plan”).  The purpose of the 2007 Plan is to provide an incentive to retain the employment of directors, officer, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons into the Company’s development and financial success.  Under the 2007 Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, no-qualified stock options and restricted stock.  The 2007 Plan shall be administered by the Company’s Board of Directors.

On June 5, 2008, the Company's stockholders adopted the 2008 Stock Incentive Plan (the “2008 Plan”) following approval of the 2008 Plan by the Board of Directors.  The 2008 Plan authorizes the issuance of up to 2,000,000 shares of common stock pursuant to the terms of the 2008 Plan.  The purpose of the 2008 Plan is to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons into the Company's development and financial success.  Under the 2008 Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock.  Awards may vest over varying periods, as specified by the Company's Board of Directors for each grant, and have a maximum term of seven years from the grant date.  The 2008 Plan is administered by the Company’s Board of Directors.

Securities Authorized For Issuance under Equity Compensation Plans

The following table sets forth information regarding our compensation plans under which equity securities are authorized for issuance to our employees, as of December 31, 2008:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,686,700	$1.45	734,500
Equity compensation plans not approved by security holders	—	—	—
Total	3,686,700	$1.45	734,500

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Merger

On May 31, 2007, we entered into an agreement and plan of merger and reorganization (the “Merger Agreement”) with WaferGen Acquisition Corp., a wholly owned Delaware subsidiary of the Company, and WaferGen, Inc., a Delaware corporation.  On that date, WaferGen Acquisition Corp. merged with and into WaferGen, Inc. with WaferGen, Inc. remaining as the surviving corporation and our wholly-owned subsidiary.

At the closing of the Merger, each share of WaferGen, Inc.’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive 0.53991522 shares of the Company’s common stock, and each option and warrant to purchase WaferGen, Inc.’s common stock was converted on the same basis into, respectively, an option or, in the case of consenting warrant holders, warrants to purchase the Company’s common stock.  An aggregate of 8,214,523 shares of the Company’s common stock was issued to the holders of WaferGen, Inc.’s common stock, and an aggregate of 670,035 and 115,442 shares of the Company’s common stock was reserved for issuance under such the Company options and warrants, respectively.

Immediately following the closing of the Merger, under the terms of a split-off agreement, we transferred all of our pre-Merger operating assets and liabilities to our wholly-owned subsidiary, La Burbuja Leaseco, Inc. a Nevada corporation, and transferred all of its outstanding capital stock to our then-majority stockholder in exchange for cancellation of shares of our common stock held by that stockholder.

As a result of the Merger and the split-off, there was a change of control of WaferGen, Inc. and we succeeded to the business of WaferGen, Inc. as our sole line of business.

Private Placement of Securities

On May 19, 2008, we sold in a private placement 1,585,550 units consisting of an aggregate of 1,585,550 shares of our common stock and five-year warrants to purchase an aggregate of up to 634,220 shares of our common stock with an exercise price of $3.00 per share.  Under certain circumstances, the warrants will be exercisable using cashless exercise.  The purchase price for the units was $2.25 per unit, or $3,567,487 in the aggregate.

The purchase agreement for the units contains certain negative covenants that restrict: (i) for 180 days after the closing the ability of the Company and its subsidiaries to issue shares of common stock or equivalents (subject to certain exempt issuances), and (ii) for 24 months after closing, the ability of the Company to enter into variable rate transactions.  The investors are also entitled to “piggyback” registration rights.

The purchasers included The Shivji Family Trust dated June 12, 2000 (which is an affiliate of Alnoor Shivji, our Chairman, President and Chief Executive Officer), Cojack Investment Opportunities, LLC (which is an affiliate of Dr. Raymond Dean Hautamaki, a member of our board of directors), Nadine Smith (now a member of our board of directors (but not at the time)), and certain other investors that participated in the Company’s previous private placements.  The Shivji Family Trust, Cojack Investment Opportunities and Ms. Smith purchased 111,110, 30,000 and 222,220 units, respectively (for an aggregate purchase price of $249,998, $67,500 and $499,995, respectively.  The Shivji Family Trust, Cojack Investment Opportunities and Ms. Smith each participated in the 2008 Private Placement on substantially the same terms as the other purchasers.

Net proceeds received from the 2008 Private Placement were used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

The 2008 Private Placement was made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act.  The units and the common stock sold in the 2008 Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

On June 16, 2009, August 21, 2009 and August 31, 2009 WBSI sold in a private placement 5,009,000 units consisting of an aggregate of 5,009,000 shares its common stock and five-year warrants to purchase an aggregate of up to 1,502,700 shares of its common stock with an exercise price of $2.00 per share.  Under certain circumstances, the Warrants will be exercisable using cashless exercise.  The purchase price for the units was $1.25 per unit, or $6,261,250 in the aggregate.  Under registration rights agreements entered in connection with the sale of the unites, the purchasers are entitled “piggyback” registration rights.

The purchasers included Alnoor Shivji (our Chairman, President and Chief Executive Officer), Raymond Dean Hautamaki and Ann Hautamaki JTWROS (Dr. Raymond Dean Hautamaki, is a member of our board of directors), Robert Hariri (a member of our board of directors), and certain other investors that participated in the Company’s previous private placements.  Mr. Shivji, Raymond Dean Hautamaki and Ann Hautamaki JTWROS and Robert Hariri purchased 80,000, 27,000 and 100,000 units, respectively (for an aggregate purchase price of $1,000,000, $33,750 and $125,000, respectively.  Mr. Shivji, Raymond Dean Hautamaki and Ann Hautamaki JTWROS and Robert Hariri each participated in the 2009 Private Placement on substantially the same terms as the other purchasers.

Net proceeds received from the 2009 Private Placement were used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

The 2009 Private Placement was made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or  “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act.  The units and the common stock sold in the 2009 Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Compensation Arrangements

See “Executive Compensation,” above for information about employment agreements and other compensation arrangements between the Company and its executive officers and directors.

Director Independence

We are not currently listed on any national securities exchange that has a requirement that the Board of Directors be independent.  However, in evaluating the independence of its members and the composition of the committees of the Board of Directors, the Board utilizes the definition of “independence” as that term is defined by SEC rules.

Our Board of Directors believes that Messrs. Kaneshiro, Kanter, Dr. Hautamaki, and Smith qualify as “independent” directors, as that term is defined by SEC rules.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our articles of incorporation, as amended and restated, authorized 310,000,000 shares of capital stock, par value $0.001 per share, of which 300,000,000 are shares of common stock and 10,000,000 are shares of “blank-check” preferred stock.

Capital Stock Issued and Outstanding

As of September 30, 2009, there were issued and outstanding:

•	29,981,505 shares of common stock, including 5,009,000 shares issued to investors in the 2009 Private Placement;

•	No shares of preferred stock;

•
Options to purchase an aggregate of 4,063,496 shares of common stock, including (i) options to purchase 620,902 shares originally granted under the 2003 Incentive Stock Plan with a weighted average exercise price of approximately $0.25 per share, (ii) options to purchase 1,650,594 shares granted under the 2007 Stock Option Plan with a weighted average exercise price of $1.78 per share, and (iii) 1,792,000 shares granted under the 2008 Stock Incentive Plan with a weighted average exercise price of $1.49 per share; and

•
Warrants to purchase 5,579,030 shares of common stock with a weighted average exercise price of $2.24 per share, including (i) warrants to purchase 1,502,700 shares issued to investors in the 2009 Private Placement at an exercise price of $2.00 per share and (ii) warrants to purchase 247,485 shares issued to Spencer Trask and its designees in connection with the 2009 Private Placement at an exercise price of $2.00 per share.

Description of Common Stock

We are authorized to issue 300,000,000 shares of common stock.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.  Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.  Except as otherwise provided by law, and subject to any voting rights granted to holders of any preferred stock, amendments to our Articles of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock.  Our Articles of Incorporation do not provide for cumulative voting in the election of directors.  Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of our common stock will be entitled to cash dividends as may be declared, if any, by our board of directors from funds available.  Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.

Description of Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, none of which is designated, issued or outstanding.  Our board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative designation, powers, preferences and rights of the shares of any series and the qualifications, limitations, or restrictions or any unissued series of preferred stock.

Liability and Indemnification of Directors and Officers

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers.  The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests.  In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries.  We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.  If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

In the future we may become subject to Nevada’s control share law.  A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more.  The ability to exercise voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders.  The control share law contemplates that voting rights will be considered only once by the other stockholders.  Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved.  If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares.  The acquiring person is free to sell its shares to others.  If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits some business combinations between Nevada corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance.  For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation.  The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.  The transfer agent address is 17 Battery Place, 8th Fl., New York, NY 10004, and its telephone number is (212) 845-3212.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by McDonald Carano Wilson, LLP, Reno, Nevada.

EXPERTS

Rowbotham and Company LLP, an independent registered public accounting firm, have audited our financial statements for the years ended December 31, 2008 and 2007, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC.  You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm.  You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC.  The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus.  This prospectus is part of that registration statement.  This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.  For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement.  You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

WAFERGEN BIO-SYSTEMS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
WaferGen Bio-systems, Inc.:

We have audited the accompanying consolidated balance sheets of WaferGen Bio-systems, Inc. (a development stage company) (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, Series B preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended and for the period from October 22, 2002 (inception) to December 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company, as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended and for the cumulative period from October 22, 2002 (inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the consolidated financial statements, the Company has incurred net losses since its inception and has experienced liquidity problems.  Those conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regarding to those matters are described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/ s/ Rowbotham & Company LLP

San Francisco, California
March 26, 2009

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Consolidated Balance Sheets

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,597,413	$5,189,858
Accounts receivables	40,757	139,827
Inventories	227,272	62,521
Prepaid expenses and other current assets	135,629	87,487

Total current assets	3,001,071	5,479,693

Property and equipment, net	795,339	321,159
Other assets	15,690	54,016

Total assets	$3,812,100	$5,854,868

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$904,094	$560,641
Accrued rent	31,671	19,340
Accrued payroll	160,242	414,519
Accrued vacation	181,377	156,234
Accrued other expenses	72,012	—
Current portion of capital lease obligations	55,934	32,443

Total current liabilities	1,405,330	1,183,177

Capital lease obligations, net of current portion	24,928	73,451

Minority interest	1,977,916	—

Commitment and contingencies	—	—

Stockholders’ equity :
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 24,830,932 and 23,217,846 shares issued and outstanding at December 31, 2008 and December 31,2007	24,831	23,218
Additional paid-in capital	20,397,789	16,527,929
Deficit accumulated during the development stage	(20,032,260)	(11,952,907)
Accumulated other comprehensive income	13,566	—

Total stockholders’ equity	403,926	4,598,240

Total liabilities and stockholders’ equity	$3,812,100	$5,854,868

The accompany notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Consolidated Statements of Operations

	Year ended		Period From October 22, 2002 (Inception) to
	December 31,		December 31,
	2008	2007	2008

Revenues	$621,866	$228,973	$916,134
Cost of sales	241,033	79,116	341,899

Gross margin	380,833	149,857	574,235
Operating expenses:
Sales and marketing	1,179,791	848,818	2,181,014
Research and development	4,628,262	2,429,273	10,696,390
General and administrative	2,603,180	2,802,938	7,390,154
Total operating expenses	8,411,233	6,081,029	20,267,558

Operating loss	(8,030,400)	(5,931,172)	(19,693,323)
Other income and (expenses):
Interest income	82,318	163,047	245,365
Interest expense	(14,851)	(189,539)	(311,884)
Miscellaneous expense	(78,504)	—	(78,504)

Total other income and (expenses)	(11,037)	(26,492)	(145,023)

Net loss before provision for income taxes	(8,041,437)	(5,957,664)	(19,838,346)
Provision for income taxes	—	—	—

Net loss	(8,041,437)	(5,957,664)	(19,838,346)

Accretion on Redeemable Convertible Preferred Stock	(37,916)	—	(37,916)
Accretion on Series B Preferred Stock	—	(51,998)	(155,998)

Net loss applicable to common stockholders	$(8,079,353)	$(6,009,662)	$(20,032,260)

Net loss per share - basic and diluted	$(0.33)	$(0.40)

Shares used to compute net loss per share - basic and diluted	24,214,807	15,119,255

The accompany notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Consolidated Statements of Series B Preferred Stock and Stockholders’ Equity (Deficit)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as of October 22, 2002	—	$—	—	$—	—	$—	$—	$—	$—

Net loss	—	—	—	—	—	—	—	—	—

Balances as of December 31, 2002	—	$—	—	$—	—	$—	$—	$—	$—

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as of January 1, 2003	—	$—	—	$—	—	$—	$—	$—	$—

Net loss	—	—	—	—	—	—	—	(533,985)	(533,985)

Balances as of December 31, 2003	—	$—	—	$—	—	$—	$—	$(533,985)	$(533,985)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as of January 1, 2004	—	$—	—	$—	—	$—	$—	$(533,985)	$(533,985)

Issuance of Common Stock in June for cash	—	—	—	—	2,483,610	2,484	(2,024)	—	460

Stock-based compensation	—	—	—	—	—	—	1,242	—	1,242

Net loss	—	—	—	—	—	—	—	(1,124,360)	(1,124,360)

Balances as of December 31, 2004	—	$—	—	$—	2,483,610	$2,484	$(782)	$(1,658,345)	$(1,656,643)

The accompany notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Consolidated Statements of Series B Preferred Stock and Stockholders’ Equity (Deficit)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as of January 1, 2005	—	$—	—	$—	2,483,610	$2,484	$(782)	$(1,658,345)	$(1,656,643)

Issuance of Series A Preferred Stock in February upon conversion of notes payable and accrued interest	—	—	5,915,219	592	—	—	3,134,481	—	3,135,073

Issuance of Common Stock in September for cash	—	—	—	—	917,856	918	(748)	—	170

Stock-based compensation	—	—	—	—	—	—	8,575	—	8,575

Net loss	—	—	—	—	—	—	—	(1,494,449)	(1,494,449)

Balances as of December 31, 2005	—	$—	5,915,219	$592	3,401,466	$3,402	$3,141,526	$(3,152,794)	$(7,274)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as January 1, 2006	—	$—	5,915,219	$592	3,401,466	$3,402	$3,141,526	$(3,152,794)	$(7,274)

Issuance of Common Stock in January for cash	—	—	—	—	4,049	4	(3)	—	1

Issuance of Series B Preferred Stock in February for cash	2,052,552	1,559,942	—	—	—	—	—	—	—

Issuance of restricted shares in March for services	—	—	—	—	24,296	24	(24)	—	—

Issuance of Common Stock in June for cash	—	—	—	—	8,099	8	(7)	—	1

Issuance of restricted shares in July for services	—	—	—	—	10,798	11	(11)	—	—

Issuance of restricted shares in August for services	—	—	—	—	16,197	16	(16)	—	—

Issuance of Common Stock in August for cash	—	—	—	—	17,007	17	(14)	—	3

Accretions on Series B Preferred Stock	—	104,000	—	—	—	—	—	(104,000)	(104,000)

Issuance of restricted shares in November for services	—	—	—	—	5,399	5	(5)	—	—

Issuance of Common Stock in November for cash	—	—	—	—	8,639	9	(7)	—	2

Stock-based compensation	—	—	—	—	—	—	642,076	—	642,076

Net loss	—	—	—	—	—	—	—	(2,686,451)	(2,686,451)

Balances as of December 31, 2006	2,052,552	$1,663,942	5,915,219	$592	3,495,950	$3,496	$3,783,515	$(5,943,245)	$(2,155,642)

The accompany notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Consolidated Statements of Series B Preferred Stock and Stockholders’ Equity (Deficit)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as January 1, 2007	2,052,552	$1,663,942	5,915,219	$592	3,495,950	$3,496	$3,783,515	$(5,943,245)	$(2,155,642)

Issuance of Common Stock in January for cash	—	—	—	—	26,996	27	473	—	500

Issuance of restricted shares in January for services	—	—	—	—	134,979	135	(135)	—	—

Issuance of Series A Preferred Stock in February for cash	—	—	471,698	47	—	—	65,990	—	66,037

Issuance of WaferGen Bio-systems, Inc. Common Stock to Wafergen, Inc.’s Preferred shareholders in May	(2,052,552)	(1,715,940)	(6,386,917)	(639)	4,556,598	4,557	1,712,022	—	1,715,940

Issuance of Units for cash and notes payable in May and June, net of offering costs of $1,917,956	—	—	—	—	8,008,448	8,008	10,086,704	—	10,094,712

WaferGen Bio-systems, Inc. shares outstanding	—	—	—	—	11,277,782	11,278	(11,278)	—	—

Common Stock cancelled in May in accordance with Split-Off Agreement	—	—	—	—	(4,277,778)	(4,278)	4,278	—	—

Issuance of warrants in May and June to a placement agent	—	—	—	—	—	—	66,319	—	66,319

Issuance of warrants with debt in January, February, and March	—	—	—	—	—	—	171,053	—	171,053

Stock-based compensation	—	—	—	—	—	—	648,988	—	648,988

Accretions on Series B Preferred Stock	—	51,998	—	—	—	—	—	(51,998)	(51,998)

Common Stock cancelled in July	—	—	—	—	(5,129)	(5)	—	—	(5)

Net loss	—	—	—	—	—	—	—	(5,957,664)	(5,957,664)

Balance as of December 31, 2007	—	$—	—	$—	23,217,846	$23,218	$16,527,929	$(11,952,907)	$4,598,240

The accompany notes are an integral part of these consolidated financial statements.

							Accumulative
					Additional		Other
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total

Balances as of January 1, 2008	—	$—	23,217,846	$23,218	$16,527,929	$(11,952,907)	$—	$4,598,240

Issuance of Units for cash in May , net of offering costs of $88,743	—	—	1,585,550	1,586	3,477,158	—	—	3,478,744

Accretion on Redeemable Convertible Preferred Stock	—	—	—	—	—	(37,916)	—	(37,916)

Issuance of Common Stock in May 2008 for cash	—	—	27,536	27	4,052	—	—	4,079

Stock-based compensation	—	—	—	—	388,650	—	—	388,650

Net loss	—	—	—	—	—	(8,041,437)	—	(8,041,437)

Translation adjustment	—	—	—	—	—	—	13,566	13,566

Total Comprehensive Income (loss)	—	—	—	—	—	(8,041,437)	13,566	(8,027,871)

Balances as of December 31, 2008	—	$—	24,830,931	$24,831	$20,397,789	$(20,032,260)	$13,566	$403,926

The accompany notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows

	Year ended		Period From October 22, 2002 (Inception) to
	December 31,		December 31,
	2008	2007	2008

Cash flows from operating activities:
Net loss	$(8,041,437)	$(5,957,664)	$(19,838,346)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	294,249	58,653	420,548
Non cash miscellaneous income	—	(5)	(5)
Stock-based compensation	388,650	648,988	1,689,531
Issuance of Series A Preferred Stock for legal services	—	—	50,000
Issuance of Series A Preferred Stock for interest owed	—	—	107,494
Amortization of debt discount	—	171,053	171,053
Change in operating assets and liabilities:
Accounts receivable	99,070	(105,398)	(40,757)
Inventories	(164,751)	(62,521)	(227,272)
Prepaid expenses and other current assets	(48,206)	(76,431)	(135,693)
Other assets	(13,225)	—	(15,795)
Accounts payable	344,804	431,203	905,445
Accrued rent	12,729	19,340	32,069
Accrued payroll	(254,277)	769	160,242
Accrued vacation	25,255	134,838	181,489
Accrued others	72,959	—	72,959

Net cash used in operating activities	(7,284,180)	(4,737,175)	(16,467,038)

Cash flows from investing activities:
Deposit on property and equipment	—	(51,446)	—
Purchase of property and equipment	(601,897)	(204,777)	(976,025)

Net cash used in investing activities	(601,897)	(256,223)	(976,025)

Cash flows from financing activities:
Advances from (repayments to) related party, net	—	—	61,588
Repayment of capital lease obligations	(145,682)	(18,882)	(164,564)
Proceeds from issuance of notes payable	—	688,412	3,665,991
Proceeds from issuance of Redeemable Convertible Preferred Stock, net of offering costs	1,940,000	—	1,940,000
Repayments on notes payable	—	(510,000)	(510,000)
Proceeds from issuance of Series A Preferred Stock	—	66,037	66,037
Proceeds from issuance of Series B Preferred Stock	—	—	1,559,942
Proceeds from issuance of Common Stock, net of offering costs	3,482,823	9,921,531	13,404,991

Net cash provided by financing activities	5,277,141	10,147,098	20,023,985

Effect of exchange rates on cash	16,491	—	16,491

Net increase (decrease) in cash and cash equivalents	(2,592,445)	5,153,700	2,597,413

Cash and cash equivalents at beginning of the period	5,189,858	36,158	—

Cash and cash equivalents at end of the period	$2,597,413	$5,189,858	$2,597,413

The accompany notes are an integral part of these consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 1.	The Company

WaferGen, Inc. was incorporated in the State of Delaware on October 22, 2002.  Scuttlebutt Yachts, Inc. was incorporated in the state of Nevada on August 4, 2005.  On June 20, 2006, its name was changed to La Burbuja Cafe, Inc.  On January 1, 2007, its name was changed to WaferGen Bio-systems, Inc.

Merger

On May 31, 2007, WaferGen, Inc. was acquired by WaferGen Bio-systems, Inc.  In the transactions, WaferGen, Inc. merged with a subsidiary of WaferGen Bio-systems, Inc. and became a wholly-owned subsidiary of WaferGen Bio-systems, Inc. (the “Merger”).  The officers and board members of WaferGen Bio-systems, Inc. resigned and were replaced by officers of WaferGen, Inc. along with newly elected board members.

Concurrent with the closing of the Merger, WaferGen Bio-systems, Inc. consummated a private offering (the “Offering”) of 7,178,444 units of its securities (the “Units”), at a purchase price of $1.50 per Unit, consisting of an aggregate of 7,178,447 shares of Common Stock and warrants to purchase an aggregate of an additional 2,153,533 share of Common Stock for a period of five years at an exercise price of $2.25 per share (the “Investor Warrants”), which Investor Warrants are callable by the Company under certain circumstances.

On June 12, 2007, WaferGen Bio-systems, Inc. sold an additional 830,000 Units consisting of an aggregate of 830,001 shares of Common Stock and warrants to purchase an aggregate of 249,000 shares of Common Stock.

WaferGen, Inc. issued notes payable to a stockholder, our Chief Executive Officer, in the aggregate amount of $750,000.  Rather than accepting cash consideration for Units acquired by the same individual, the Company agreed to issue at the first closing 160,000 Units at a rate of one Unit for each $1.50 of debt in consideration of his cancellation of $240,000 of existing notes payable.

A summary is as follows:

Gross proceeds from initial offering	$10,767,668
Gross proceeds from additional offering	1,245,000
Gross proceeds	12,012,668
Offering costs:
Paid	(1,851,637)
Issuance of warrants to placement agent	(66,319)
Total offering costs	(1,917,956)
Gross proceeds less offering costs	10,094,712
Issuance of warrants to placement agent	66,319
Cancellation of debt	(240,000)

Net proceeds	$9,921,031

We filed a registration statement (the “Registration Statement”) registering for resale (i) the shares of Common Stock included in the units sold in the offering, (ii) the shares of Common Stock underlying the warrants  included in the units sold and (iii) the shares of Common Stock underlying the warrants issued to the Placement Agent in connection with the offering, consistent with the terms and provisions of the Registration Rights Agreement from the offering, which Registration Statement became effective on January18, 2008.

The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.  These warrants also provide the holders with weighted-average anti-dilution price protection.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the share being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price.  WaferGen Bio-systems, Inc, will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

Contemporaneously with the closing of the Merger, WaferGen Bio-systems, Inc. executed a Split-Off Agreement with certain shareholders whereby all the assets and liabilities of WaferGen Bio-systems, Inc. just prior to the Merger were exchanged for 4,277,778 shares of common stock of WaferGen Bio-systems, Inc.  In addition, WaferGen, Inc. Series A Preferred Stock, Series B Preferred Stock, and Common Stock was converted into Common Stock of WaferGen Bio-systems, Inc. based on an exchange ratio of .53991522 for 1.

A summary of the Common Stock outstanding of WaferGen Bio-systems, Inc. subsequent to the above is as follows:

WaferGen Bio-systems, Inc. shares outstanding prior to the Merger	11,277,782
Shares issued to WaferGen, Inc. shareholders	8,214,523
Shares issued in the Offering	8,008,448
Shares cancelled in accordance with the Split-off Agreement	(4,277,778)

Total shares outstanding	23,222,975

WaferGen Bio-systems, Inc. also assumed all outstanding WaferGen, Inc.’s stock options and warrants with proportionate adjustments to the number of underlying shares and exercise prices based on an exchange ratio of .53991522 for 1.

The transaction between WaferGen Bio-systems, Inc. and WaferGen, Inc. has been treated as a reverse merger and recapitalization of WaferGen, Inc. for reporting purposes.  WaferGen, Inc. is the acquirer for accounting purposes.  WaferGen Bio-systems, Inc. is the issuer.  The historical financial statements for periods prior to the acquisition become those of the acquirer.  In a recapitalization, historical stockholders' equity of the acquirer prior to the merger is retroactively restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer's and acquirer's stock with an offset to additional paid-in capital.  Accumulated deficit of the acquirer is carried forward after the acquisition.  Operations prior to the merger are those of the accounting acquirer.  Earnings per share for the periods prior to the merger are restated to reflect the equivalent number of shares outstanding.

On January 24, 2008, the Company formed a new subsidiary in Kulim Hi-Tech Park, Kedah, Malaysia.  The subsidiary, WaferGen Biosystem (M) Sdn. Bhd., will launch various initiatives to support a number of the Company’s ongoing development and commercialization goals.  The Company owned 100% of the common stock and none of the preferred stock of this entity.

On May 19, 2008, the Company sold in a private placement 1,585,550 units consisting of an aggregate of 1,585,550 shares of its common stock and five-year warrants to purchase an aggregate of up to 634,220 shares of its common stock with an exercise price of $3.00 per share.  Under certain circumstances, the Warrants will be exercisable using cashless exercise.  The purchase price for the units was $2.25 per unit, or $3,567,487 in the aggregate.

The purchase agreement for the units contains certain negative covenants that restrict: (i) for 180 days after the closing the ability of the Company and its subsidiaries to issue shares of common stock or equivalents (subject to certain exempt issuances), and (ii) for 24 months after closing, the ability of the Company to enter into variable rate transactions.  The investors are also entitled to “piggyback” registration rights.

WaferGen Bio-systems, Inc. and subsidiaries (the “Company”) is engaged in the development, manufacture and sales of systems for gene expression, genotyping and stem cell research for the life sciences, pharmaceutical drug discovery and biomarker discovery and diagnostic products industries.  The Company’s products are aimed at professionals who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers, and diagnostics companies involved in biomarker research.  Through the SmartChip™ and SmartSlide™ products, the Company plans to provide new performance standards with significant savings of time and cost for professionals in the field of gene expression research facilitating biomarker discovery, toxicology, and clinical research.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Management’s Plan.  The Company has incurred operating losses and negative cash flows from operations since its inception.  Management expects that revenues will increase as a result of current and future product releases.  However, the Company also expects to incur additional expenses for the development and expansion of its products, marketing campaigns, and operating costs as it expands its operations.  Therefore, the Company expects operating losses and negative cash flows to continue for the foreseeable future and anticipates that losses will increase from current levels as the Company continues to grow and develop.  It is management’s plan to obtain additional working capital through additional financings.  The Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds.  However, there can be no assurance that in the event the Company requires additional financing, such financing will be available at terms which are favorable, or at all.  Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company's ability to achieve its intended business objectives.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Going Concern.  The Company's consolidated financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies and failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives.  These facts raise substantial doubt about the Company’s ability to continue as a going concern, and there can be no assurance that the Company will be successful in its efforts to enhance its liquidity situation.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2.	Summary of Significant Accounting Policies

Bases of Presentation.   The accompanying consolidated financial statements have been prepared in accordance with accounting principals generally accepted in the United States of America.

Principles of Consolidation .  The consolidated financial statements include the financial statements of WaferGen Bio-systems, Inc. and its subsidiaries.  All significant transactions and balances between the WaferGen Bio-systems, Inc. and its subsidiaries have been eliminated in consolidation.

Use of Estimates .  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses.  Actual results and outcomes could differ from these estimates and assumptions.

Cash and Cash Equivalents .  We consider all highly liquid debt investments with a remaining maturity of three months or less when purchased to be cash and cash equivalents.

Foreign Currencies .  Assets and liabilities are recorded in foreign currencies are translated at the exchange rate on the balance sheet date.  Revenue and expenses are translated at the average rates of exchange during each reporting period.  Translation adjustment resulting from this process are charged or credited to other comprehensive income (loss).

Fair Value of Financial Instruments .  The carrying amounts of cash, accounts receivable, prepaid expenses and other current assets, other assets, accounts payable, accrued payroll, accrued vacation, and due to related party approximate fair value due to the short-term maturities of these instruments.

Concentration of Credit Risk .  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable.  The Company places its cash in a commercial bank.  Accounts at the commercial bank at times exceed the Federal Deposit Insurance Corporation limit.

The Company generally requires no collateral from its customers.  At December 31, 2008, two customers accounted for 90% and 10% of accounts receivable.  At December 31, 2007, three customers accounted for 32%, 32% and 15% of accounts receivable.  For the year ended December 31, 2008, three customers accounted for 13%, 11% and 9% of total revenues.  For the year ended December 31, 2007, three customers accounted for 20%, 20%, and 11% of total revenues.

Accounts Receivable ..  An allowance for doubtful accounts will be recorded based on a combination of historical experience, aging analysis, and information on specific accounts.  Account balances will be written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company has not recorded an allowance against its receivables based on management's estimate that the balance at December 31, 2008 and 2007 is fully collectible.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Inventory .  Inventory is recorded at the lower of cost (first-in, first-out) or market value.  Additionally, the Company evaluates its inventory in terms of excess and obsolete exposures.  Inventory cost includes the cost of the product the Company paid to third party vendors.

Prepaid Expenses .  Prepaid expenses are advance payment for products or services that will be used in operations and expensed based on usage, events, or the passing of time.

Property and Equipment .  Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Equipment	3 to 5 years
Tools and molds	3 years
Leasehold improvements	Useful lives of 1 to 3 years or lease term, if shorter
Furniture and fixtures	5 years

Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred.  Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Impairment of Long-Lived Assets .  The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable.  When factors indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the long-lived assets in measuring whether they are recoverable.  If the estimated undiscounted future cash flows exceed the carrying value of the asset, a loss is recorded as the excess of the assets carrying value over its fair value.  No assets were determined to be impaired in 2008 and 2007.

Income Taxes .  Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss carry-forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date.  A valuation allowance is recorded for loss carry-forwards and other deferred tax assets where it is more likely than not that such loss carry-forwards and deferred tax assets will not be realized.

Revenue Recognition .  The Company recognizes revenue based on the recognition criteria set forth in the SEC’s Staff Accounting Bulletin 104, “ Revenue Recognition”, which is when delivery of product has occurred or services have been rendered and there is persuasive evidence of a sale arrangement, selling prices are fixed or determinable, and collectability from the customers (individual customers and distributors) is reasonable assured.  Revenue consists primarily of revenue generated from the sale of the Company’s products.  Revenue is recorded when the risk and rewards of ownership are transferred to our customers (individual customers and distributors).  This generally occurs when the Company’s products are shipped from our facility as title has passed.  Revenue is recorded net of estimated cash discount.  The Company estimates and accrues warranty costs at the time the product is sold.  To date, warranty accruals and warranty costs have not been material.  The Company estimates and accrues an allowance for sale returns at the time the product is sold.  To date, sales returns have not been material.  Distributors have a fourteen day inspection period however this period is not an acceptance provision that purports to be a trial or evaluation purpose, is not an acceptance provision that grants a right of return or exchange on the basis of subjective matters, and is not an acceptance provision based on customer-specific objective criteria.  The fourteen day inspection period is an acceptance provision that is based on seller-specified objective criteria.

Expense Recognition .  Expenses are charged to expense as incurred.

Stock-Based Compensation .  The Company measures the fair value of all stock-based awards, including stock options, on the grant date and records the fair value of these awards to compensation expense over the service period.  The fair value is estimated using the Black-Scholes valuation model.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The fair value of each option grant has been estimated using the following assumptions:

	December 31,	December 31,
	2008	2007

Weighted-average grant date fair value	$0.28	$0.51

Risk free interest rate	2.37%-3.34%	4.26%-4.85%

Expected lives	4.75-5 Years	5 Years

Expected volatility	17%-33%	19%-21%

Dividend yields	0%	0%

Risk-free Interest Rate ..  This is the U.S treasury rate for the day of the grant having a term approximating the expected life of the option.  An increase in the risk-free interest rate will increase the fair value and the related compensation expense.

Expected Life ..  This is the period of time over which the award is expected to remain outstanding and is based on management’s estimate, taking into consideration vesting term, contractual term, and historical lives.  An increase in the expected life will increase the fair value and the related compensation expense.

Expected Volatility ..  This is a measure of the amount by which the stock price has fluctuated or is expected to fluctuate.  Since the Company’s stock has not been traded for as long as the expected term of its options, the Company uses a weighted average of the historic volatility of four comparable companies over the retrospective period corresponding to the expected life of the Company’s own options on the grant date.  Extra weighting is attached to those companies most similar in terms of size and business activity.  An increase in the expected volatility life will increase the fair value and the related compensation expense.

Dividend Yield ..  The Company has not made any dividend payments nor does it have plans to pay dividends in the foreseeable future.  An increase in the dividend yield will decrease the fair value and the related compensation expense.

Research and Development .  Research and development costs are charged to operations as incurred.

Other Comprehensive Income .  Other Comprehensive Income arises solely due to the cumulative translation adjustments which ensue from our Accounting Policy for Foreign Currencies.

Net Loss Per Share .  Basic net loss per share to common stockholders is calculated based on the weighted-average number of shares of common stock outstanding during the period excluding those shares that are subject to repurchase by the Company.  Diluted net loss per share attributable to common shareholders would give effect to the dilutive effect of potential common stock consisting of stock options, warrants, and preferred stock.  Dilutive securities have been excluded from the diluted net loss per share computations as they have an antidilutive effect due to the Company's net loss.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The following outstanding stock options, warrants, and preferred stock (on an as-converted into common stock basis) were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had an antidilutive effect as of December 31, 2008 and 2007:

	December 31,	December 31,
	2008	2007

Options issuable upon exercise of common stock options	524,954	704,952
Shares issuable upon exercise of Common Stock warrants	—	37,931
Shares issuable upon conversion of preferred stock	—	2,056,606
Shares issuable upon conversion of RCPS	240,741	—

Total	765,695	2,799,489

Segments ..  Segments are defined as components of the Company's business for which separate financial information is available that is evaluated by the Company's chief operating decision maker (its CEO) in deciding how to allocate resources and assess performance.  The Company has only one overall operating segment.  Sales have been to customers and distributors located in different countries.  All long-lived assets are within the United States and Malaysia.

Recent Accounting Pronouncements .  In June 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. Emerging Issues Task Force (EITF) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities ..  FSP No. EITF 03-6-1 concluded that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of basic earnings per share (EPS) pursuant to the two-class method.  This FSP becomes effective for us on January 1, 2009.  Early adoption of the FSP is not permitted; however, it will apply retrospectively to EPS data for all periods presented in the financial statements or in financial data.  We do not currently expect that this FSP will have a material impact on our EPS data in fiscal year 2009 or on EPS for any prior periods.

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles.   SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation and presentation of financial statements in accordance with generally accepted accounting principles in the United States of America.  The adoption of SFAS 162 will not have an effect on our consolidated financial statements.

In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities –an amendment of SFAS 133 SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows.  SFAS 161 is effective for us on January 1, 2009.  Since SFAS 161 requires only additional disclosures concerning derivatives and hedging activities, the adoption of SFAS 161 will not affect our financial condition, results of operations or cash flows.

As amended in February 2008 by FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, SFAS 157, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  FSP FAS 157-2 defers the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until January 1, 2009.  As such, we partially adopted the provisions of SFAS 157 effective January 1, 2008.  We expect to adopt the remaining provisions of SFAS 157 beginning in 2009.  We expect the adoption of SFAS 157 to impact the way in which we calculate fair value for our annual impairment review of goodwill and non-amortizable intangible assets, and when conditions exist that require us to calculate the fair value of long-lived assets; however, we do not expect this adoption to have a material impact on our consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

In December 2007, the FASB issued SFAS 141R, Business Combinations ..  SFAS 141R continues to require the purchase method of accounting to be applied to all business combinations, but it significantly changes the accounting for certain aspects of business combinations.  Under SFAS 141R, an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions.  SFAS 141R will change the accounting treatment for certain specific acquisition related items including: (1) expensing acquisition related costs as incurred; (2) valuing noncontrolling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business.  SFAS 141R also includes a substantial number of new disclosure requirements.  SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009.  We expect SFAS 141R will have an impact on our accounting for future business combinations once adopted but the effect is dependent upon the acquisitions that are made in the future.

In December 2007, SFAS 160, Noncontrolling Interests in Consolidated Financial Statements , was issued.  SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  It clarifies that a noncontrolling interest in a subsidiary (minority interest) is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements and separate from the parent company’s equity.  Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.  It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling income interest.  This statement is effective for us on January 1, 2009.  When implemented, prior periods will be recast for the changes required by SFAS 160.  The adoption of this standard will not have a material impact on our consolidated financial statements.

NOTE 3.	Inventories

Inventories consisted of the following at December 31, 2008 and 2007:

	2008	2007

Finished goods	$227,272	$62,521

Inventories	$227,272	$62,521

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 4.	Property and Equipment

Property and equipment consisted of the following at December 31, 2008 and 2007:

	December 31,
	2008	2007

Equipment	$1,014,212	$389,255
Tools & molds	72,437	—
Leasehold improvements	63,163	41,365
Furniture and fixtures	42,206	16,838

Total property and equipment	1,192,018	447,458

Less accumulated depreciation and amortization	(396,679)	(126,299)

Property and equipment, net	$795,339	$321,159

Depreciation and amortization expense totaled $294,249 and $58,653 for the year ended December 31, 2008 and 2007, and $420,548 for the period from inception to December 31, 2008.

Equipment includes the following amounts under leases:

	December 31,
	2008	2007

Cost	$178,712	$$124,776
Accumulated depreciation	(63,639)	(13,441)

Total	$115,073	$111,335

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 5.	Notes Payable

The activity in the notes payable to a stockholder, our Chief Executive Officer, for the year ended December 31, 2007 is as follow:

Due to related party converted into a note payable	$61,588
Cash received in exchange for notes payable to a stockholder	688,412

Total notes payable to a stockholder	750,000
Cancellation of notes payable to a stockholder in exchange for Units	(240,000)
Repayment of notes payable to a stockholder	(510,000)

Notes payable to a stockholder outstanding at December 31, 2007	$—

In conjunction with the issuance of the notes payable to the stockholder, the Company issued warrants to purchase a total of 213,816 shares, 115,442 shares post-merger, of its Series B Preferred Stock at an exercise price of $0.76 per share, $1.41 per share post-merger.  The warrants are exercisable for a period of five years.  Utilizing the Black-Scholes valuation model and the following assumptions: estimated volatility of 21%, a contractual life of five years, a zero dividend rate, 4.67% risk free interest rate, and the fair value of the Series B Preferred Stock of $1.40 per share, the Company determined the allocated fair value of the warrants to be $171,053.  This amount was recorded as a discount on the notes payable to a stockholder and was amortized and charged to operations as interest expense in 2007.

NOTE 6.	Commitments and Contingencies

The Company leases its office space for use in its operations under a noncancelable operating leases that expire in March and December 2010.  The Company leases equipment under two capital leases that expire in January 2010 and August 2011.

Aggregate future minimum lease obligations for leases in effect as of December 31, 2008 are as follows:

	Operating Leases	Capital Leases

Year ending December 31,
2009	$173,096	$61,429
2010	67,317	17,349
2011	—	9,117

Total minimum lease obligations	$240,413	$87,895

Less amounts representing interest		(7,033)
Present value of future minimum lease payments		80,862
Less current portion of capital lease obligation		(55,934)

Capital lease obligation, less current portion		$24,928

Rent expense totaled $210,133 and $138,917 for the years ended December 31, 2008 and 2007 and $484,258 for the period from inception to December 31, 2008.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Interest expense related to capital leases totaled $14,851 and $3,013 for the years ended December 31, 2008 and 2007 respectively, and $17,864 for the period from inception to December 31, 2008.

NOTE 7.	Minority Interest

On July 18, 2008, the Company’s Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd., received $1,000,000, less 3% issuance costs, in exchange for the issuance of redeemable convertible preferred shares (RCPS) of WaferGen Biosystems (M) Sdn. Bhd., in a private placement to Malaysian Technology Development Corporation Sdn. Bhd. (MTDC), a venture capital and development firm in Malaysia.  WaferGen Biosystems (M) Sdn. Bhd., sold 444,444 RCPS in this private placement at the U.S. dollar equivalent of $2.25 per share.  The "Subsequent Closing" has been completed and the proceeds of $1,000,000, less 3% issuance costs, from the sale of an additional 444,444 shares of redeemable convertible preferred shares were received on November 27, 2008.

The rights of the holders of RCPS include, but are not limited to, the right (a) to cause the subsidiary to redeem the RCPS in whole or in part any time after the Subsequent Closing from funds legally available for distribution; (b) to cause the Company to exchange their RCPS for Common Stock of the Company at a rate of $2.25 per share of Common Stock; (c) to put to Alnoor Shivji, our CEO and President, their RCPS for $2.25 in cash per share in the event that Mr. Shivji transfers, prior to May 15, 2009, in one or more transactions, more than 2,185,960 shares of Common Stock to one or more persons other than his affiliates or relatives; (d) to put to the Company their ordinary shares received on conversion of RCPS during the year 2011 if the share price is below $2.25, and at any time in 2011, redeem for cash (or shares in WaferGen Bio-systems, Inc. of equivalent value) the amount invested in USD plus 6% premium, compounded annually, with yearly rests; (e) of first offer on any transfers or new issuance of subsidiary shares; and (f) to appoint one of the six directors of the subsidiary.

Minority interest is as follows:

	December 31,	December 31,
	2008	2007

Proceeds from issuance of RCPS	$2,000,000	$—
Issuance costs	(60,000)	—
Accretion of issuance	5,416	—
Accretion of redemption premium	32,500	—

Total Minority Interest	$1,977,916	$—

NOTE 8.	Common and Preferred Stock

The Company is authorized to issue two classes of stock, Common Stock and Preferred Stock.  The total number of shares which the Company is authorized to issue is 310,000,000 shares: 300,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

Common Stock .  Each share of Common Stock is entitled to one vote.  The holders of Common Stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.  Since inception, no dividends have been declared.

Preferred Stock .  The cumulative amount of Series B Preferred Stock dividends that are unearned and undeclared prior to the Merger were $155,998.  Prior to the Merger, the carrying amount of Series B Preferred Stock included accretions related to the liquidation and redemption feature in the amount of $155,998.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 9.	Stock Options and Warrants

In 2003, the Company’s Board of Directors adopted a 2003 Incentive Stock Plan (the “2003 Plan”).  The 2003 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 1,500,000 shares of common stock.  Under the Plan, incentive stock options and nonqualified stock options can be granted.  Incentive stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant.  Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant.  Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.

In November 2006, the Company increased the aggregate number of shares of Common Stock that may be issued under the 2003 Plan to a total authorized reserve of 2,500,000 shares, a 1,000,000 share increase.

In January, 2007 WaferGen Bio-systems, Inc’s Board of Directors and stockholders adopted the 2007 Stock Option Plan (the “2007 Plan”).  The purpose of the 2007 Plan is to provide an incentive to retain the employment of directors, officer, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons into the Company’s development and financial success.  Under the 2007 Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock.  The 2007 Plan shall be administered by the Company’s Board of Directors.

On June 5, 2008, the Company's stockholders adopted the 2008 Stock Incentive Plan (the "2008 Plan") following approval of the 2008 Plan by the Board of Directors.  The 2008 Plan authorizes the issuance of up to 2,000,000 shares of common stock pursuant to the terms of the 2008 Plan.  The purpose of the 2008 Plan is to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons into the Company's development and financial success.  Under the 2008 Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock.  Awards may vest over varying periods, as specified by the Company's Board of Directors for each grant, and have a maximum term of seven years from the grant date.  The 2008 Plan is administered by the Company's Board of Directors.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

A summary of stock option transactions in the last two years is as follows:

	Stock Options
	Actual Options	Equivalent Number of	Equivalent Weighted
	Available for	Options	Average
	Grant	Outstanding	Exercise Price

Balance at January 1, 2007	1,669,000	410,876	$0.0696
2007 Plan	2,000,000	—	—
Granted	(2,139,500)	1,895,655	1.4681
Exercised	—	(26,996)	0.0100
2003 Plan frozen	(1,139,000)	—	—
Forfeited	—	(10,799)	0.1482

Balance at December 31, 2007	390,500	2,268,736	1.3469
2008 Plan	2,000,000	—	—
Granted	(1,807,000)	1,807,000	1.6704
Exercised	—	(27,536)	0.1482
Forfeited	310,458	(310,458)	2.0023
Cancelled	51,042	(51,042)	1.9751

Balance at December 31, 2008	945,000	3,686,700	$1.4505

Upon completion of the Merger, WaferGen Bio-systems, Inc. assumed all outstanding WaferGen, Inc's stock options with proportionate adjustments to the number of underlying shares and exercise prices based on an exchange ratio of .53991522 for 1.  In addition, the 2003 Plan was frozen resulting in no additional options available for grant.  The table above includes the post-merger equivalent number of options outstanding and weighted average prices, as adjusted for the exchange ratio.

The weighted average fair value of awards granted in the years ended December 31, 2008 and 2007, was $0.28 and $0.61, respectively.  The fair value of shares vested in the years ended December 31, 2008 and 2007, was $333,303 and $452,010, respectively.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The following table Summarizes information concerning outstanding options as of December 31, 2008:

			Options Outstanding			Options Exercisable
			Number	Weighted		Number	Weighted
			Outstanding	Average	Weighted	Exercisable	Average	Weighted
Range of			as of	Remaining	Average	as of	Remaining	Average
Exercise			December 31,	Contractual	Exercise	December 31,	Contractual	Exercise
Prices			2008	Life (in Years)	Price	2008	Life (in Years)	Price

$0.0002	-	$0.0185	202,466	5.32	$0.0061	191,668	5.25	$0.0053
$0.1482	-	$0.4630	429,234	7.86	0.3561	362,872	7.90	0.3878
$0.6000	-	$1.0000	382,500	6.84	0.8693	20,000	6.87	0.6000
$1.3500	-	$2.1000	1,860,000	8.13	1.5807	379,576	8.49	1.5653
$2.2000	-	$3.0000	812,500	7.85	2.3643	589,792	7.69	2.4264

			3,686,700	8.23	$1.4505	1,543,908	7.62	$1.4113

The aggregate intrinsic value of options outstanding and exercisable at December 31, 2008 was $710,181 and $524,216, respectively.  Aggregate intrinsic value is the total pretax amount (i.e., the difference between the Company’s stock price and the exercise price) that would have been received by the option holders had all their in-the-money options been exercised.

The Company received $4,079 for the 27,536 options that were exercised during the year ended December 31, 2008, which had an aggregate intrinsic value of $50,991.  There were no options exercised during the year ended December 31, 2007.

The Company has issued restricted Common Stock grants.  The restricted common stock grants offer the recipient the opportunity to receive shares of common stock, rather than options that would give them the right to purchase common stock at a set price.  The restricted common stock grants entitle the holder to receive shares of common stock subject to certain terms.  The Company’s restricted common stock generally has vesting restrictions that are eliminated over a four-year period.

The Company determined the amount of share-based compensation in connection with the restricted stock grants based on the fair value of the Company’s common stock on the respective grant dates.  The restricted stock awards totaled 355,000 shares, 191,670 shares post-merger, and the fair market value at grant date ranged from $0.75 to $1.50.  The compensation is being charged to operations over the same period as the restrictions are eliminated.

In November 2006, the Company issued fully vested Series A Preferred Stock option exercisable into 471,698 shares of Series A Preferred Stock to a founder.  The option was immediately exercisable into shares of Series A Preferred Stock at a per share price of $0.14 and expired on any date during the earlier of (i) calendar year 2007 and (ii) the calendar year in which a change in control occurred.  The Company determined the fair market value of the option was $575,450 using the following assumptions: risk free interest rate of 4.60%, no dividend yield, expected volatility of 21%, and an expected life of one year.  Amounts expensed were $575,450 for the year ended December 31, 2006, and the period from inception to December 31, 2008.  In February 2007, this option was exercised.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The amounts expensed for stock-based compensation totaled $388,650 and $648,988 for the years ended December 31, 2008 and 2007, respectively, and $1,689,531 for the period from inception to December 31, 2008.

At December 31, 2008, the total stock-based compensation cost not yet recognized, net of estimated forfeitures, was $813,200.  This cost is expected to be recognized over an estimated weighted average amortization period of 2.78 years.  No amounts related to stock-based compensation costs have been capitalized.  The tax benefit and the resulting effect on cash flows from operations and financial activities, related to stock-based compensation costs were not recognized as the Company currently provides a full valuation allowance for all of its deferred taxes.

In May 2007 and June 2007, the Company issued fully vested Common Stock warrants exercisable into 513,926 shares of Common Stock to a placement agent in connection with the Offering.  The warrants are immediately exercisable into shares of Common Stock at a per share price of $2.25 and expire in May and June of 2012.  The Company determined the fair market value of the warrants to be $66,319 using the following assumptions: fair market value of common stock of $1.50 for first closing and $1.70 for second closing, risk free interest rate of 4.85%, no dividend yield, expected volatility of 20%, and an expected life of two and one-half years.  This amount was recorded as offering costs.

A summary of outstanding Common Stock Warrants as of December 31, 2008 is as follows:

		Exercise	Expiration
Securities into which warrants are convertible	Shares	Price	Date

Common Stock	115,442	$1.41	Jan., Feb., and March 2012
Common Stock	2,916,459	$2.25	May and June 2012
Common Stock	634,220	$3.00	May 2013

Total	3,666,121

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 10.	Income Taxes

The provision for income taxes consists of the following for the years ended December 31, 2008 and 2007and the period from inception to December 31, 2008:

Period From
October 22,
2002
	December 31,	December 31,	(Inception) to
December 31,
	2008	2007	2008

Current payable (refundable):
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

Total Current	$—	$—	$—

Deferred:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	—	—

Total Deferred	$—	$—	$—

Provision for income taxes	$—	$—	$—

A reconciliation of the provision for income taxes with the expected provision for income taxes computed by applying the federal statutory income tax rate 34% to the net loss before provision for income taxes for the years ended December 31, 2008 and 2007and the period from inception to December 31, 2008 is as follows:

			Period From
			October 22,
			2002
	December 31,	December 31,	(Inception) to
			December 31,
	2008	2007	2008

Provision for income taxes at federal statutory rate	$(2,746,980)	$(2,025,606)	$(6,757,929)
Federal research and development tax credits	(150,000)	(289,179)	(439,179)
Expenses not deductible	137,379	460,507	597,886
Foreign loss taxed at lower rates	64,774	—	64,774
Change in federal valuation allowance	2,694,827	1,854,278	6,534,448

Provision for income taxes	$—	$—	$—

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

The components of the deferred tax assets as of December 31, 2008 and 2007 are as follows:

	December 31,	December 31,
	2008	2007

Deferred tax assets:
Net operating loss carry-forwards	$6,613,525	$3,225,483
Capitalized start-up cost and research and development cost	915,399	1,046,170
Research and development tax credit	700,546	582,982
Depreciation on property and equipment	12,603	21,770
Accruals	81,949	179,921

Total deferred tax asset	8,324,022	5,056,326

Valuation allowance	(8,324,022)	(5,056,326)

Net deferred tax assets	$—	$—

The following deferred income taxes were provided for the years ended December 31, 2008 and 2007, and the period from inception to December 31, 2008:

			Period From
			October 22,
			2002
	December 31,	December 31,	(Inception) to
			December 31,
	2008	2007	2008

Deferred tax assets:
Net operating loss carry-forwards	$3,388,042	$3,225,483	$6,613,525
Capitalized start-up cost and research and development cost	(130,771)	(1,102,666)	915,399
Stock-based compensation	—	(279,271)	—
Research and development tax credit	117,564	582,982	700,546
Depreciation on property and equipment	(9,167)	21,770	12,603
Accruals	(97,972)	106,495	81,949
Valuation allowance	(3,267,696)	(2,554,793)	(8,324,022)
Net deferred income taxes	$—	$—	$—

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable.  Accordingly, the Company has provided a full valuation allowance against its net deferred tax assets.  There are no prior year tax returns under audit by taxing authorities, and management is not aware of any impending audits.

At December 31, 2008 the Company had federal and state net operating loss carry-forwards of approximately $14,950,000 and foreign operating loss carry-forwards of approximately $810,000.  The federal, state, and foreign net operating loss carry-forwards will expire in various periods through 2028.

At December 31, 2008, the Company had federal and state research and development tax credits of approximately $350,000.  The federal research and development tax credits will expire in various periods through 2028 and the California state research and development tax credit can be carried forward indefinitely.

Utilization of net operating loss carry-forwards may be subject to substantial limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions.  The annual limitation may result in the expiration of net operating losses and tax credits before utilization.

Tax years that remain open for examination include 2005, 2006, 2007, and 2008.

NOTE 11.	Related Party Transactions

During the year ended December 31, 2008 there were no related party transactions, and in the year ended December 31, 2007 a shareholder converted $61,588 of accounts payable to a note payable.

NOTE 12.	Cash Flow Information

Cash paid during the years ended December 31, 2008 and 2007 and the period from inception to December 31, 2008 is as follows:

			Period From
			October 22,
			2002
	Year ended		(Inception) to
	December 31,		December 31,
	2008	2007	2008

Interest	$14,851	$18,486	$33,337

Income taxes	$—	$—	$—

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Supplemental disclosure of non-cash investing and financing activities for the years ended December 31, 2008 and 2007 and the period from inception to December 31, 2008 is as follows:

			Period From
			October 22,
			2002
	Year ended		(Inception) to
	December 31,		December 31,
	2008	2007	2008

Accretions on Series B Preferred Stock	$—	$51,998	$155,998

Accretion on Redeemable Convertible Preferred Stock	$37,916	$—	$37,916

Conversion of due to a stockholder to notes payable	$—	$61,588	$61,588

Issuance of warrants with notes payable	$—	$171,053	$171,053

Conversion of debt to Common Stock	$—	$240,000	$240,000

Conversion of debt to Series A Preferred Stock	$—	$—	$2,977,579

Deposit in equipment in 2007 lapsed in 2008	$51,446	$—	$51,446

Property and equipment acquired with capital leases	$131,550	$124,376	$256,326

NOTE 13.         Fair Value of Financial Instruments

The Company adopted the provisions of SFAS No. 157 as amended by FSP FAS 157-1 and FSP FAS 157-2 on January 1, 2008.  Pursuant to the provisions of FSP FAS 157-2, the Company will not apply the provisions of SFAS No. 157 until January 1, 2009 for the following major categories of nonfinancial assets and liabilities from the consolidated balance sheet: property and equipment.  The Company recorded no change to its opening balance of accumulated deficit as of January 1, 2008 as it did not have any financial instruments requiring retrospective application per the provisions of SFAS No. 157.

Fair Value Hierarchy - SFAS No. 157 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect the company’s own assumptions of market participant valuation (unobservable inputs).  In accordance with SFAS No. 157, these two types of inputs have created the following fair value hierarchy:

Level 1 - Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; and

Level 3 - Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

SFAS No. 157 requires the use of observable market data if such data is available without undue cost and effort.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Measurement of Fair Value -   The Company measures fair value as an exit price using the procedures described below for all assets and liabilities measured at fair value.  When available, the company uses unadjusted quoted market prices to measure fair value and classifies such items within Level 1.  If quoted market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based or independently-sourced market parameters such as interest rates and currency rates.  Items valued using internally generated models are classified according to the lowest level input or value driver that is significant to the valuation.  Thus, an item may be classified in Level 3 even though there may be inputs that are readily observable.  If quoted market prices are not available, the valuation model used generally depends on the specific asset or liability being valued.

Credit risk adjustments are applied to reflect the company’s own credit risk when valuing all liabilities measured at fair value.  The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the company’s own credit risk as observed in the credit default swap market.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2008:

	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$2,597,413	$—	$—	$2,597,413

NOTE 14.         Contingencies

From time to time we may be involved in claims arising in connection with our business.  Although there can be no assurance as to the ultimate outcome, we generally have denied, or believe we have a meritorious defense and will deny, liability in all cases pending against the Company, including the matters described below, and we intend to defend vigorously each such case.  Based on information currently available, we believe that the amount, or range, of reasonably possible losses in connection with the actions against us, including the matters described below, in excess of established reserves, in the aggregate, not to be material to our consolidated financial condition or cash flows.  However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income for such period.

Gordon v. WaferGen.  In February 2009, an action entitled Kimberly E. Gordon v. WaferGen Inc, was filed in the Alameda County Superior Court.  This is an automobile personal injury lawsuit, in which it is alleged that a then WaferGen employee negligently operated a vehicle, injuring the plaintiff.  The complaint seeks damages for medical costs, pain and suffering and lost income.  The basis of alleged vicarious liability against the Company is that the former employee was driving a vehicle in the scope and course of his employment with the Company.  The facts are disputed by the Company.  The damages sought are unspecified.  Discovery is in process.  A conference is scheduled for June 23, 2009, at which time a trial will likely be scheduled.

We anticipate that we will expend significant financial and managerial resources to defend our intellectual property rights in the future if we believe that our rights have been infringed.  We also anticipate that we will expend significant financial and managerial resources to defend against claims that our products and services infringe upon the intellectual property rights of third parties.

NOTE 15.         Business Segment Information

Operating segments are defined as component of the Company’s business for which separate financial information is available that is evaluated by the Company’s chief operating decision maker (its CEO) in deciding how to allocate resources and assessing performance.  The Company has only one operating segment.

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

Revenue by geographic areas for the years ended December 31, 2008 and 2007 are as follows:

	2008	2007

North America	$318,377	$208,673
Asia	60,773	20,300
Europe	210,330	—
Other	32,386	—

Total minority interest	$621,866	$228,973

Long-lived assets by geographic areas as of December 31 are as follows:

United States	$613,256	$321,159
Malaysia	182,083	—

Total long-lived assets	$795,339	$321,159

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

NOTE 16.         Quarterly Financial Data

Notes to the Consolidated Financial Statements

	Year ended December 31, 2008
	First	Second	Third	Fourth

Revenues	$181,640	$176,851	$197,951	$65,424

Cost of sales	75,017	57,048	73,956	35,012

Gross margin	106,623	119,803	123,995	30,412

Operating expenses:
Sales and marketing	385,174	295,506	328,289	170,822
Research and development	952,441	1,345,621	1,205,511	1,124,689
General and administrative	689,043	633,764	648,966	631,407

Total operating expenses	2,026,658	2,274,891	2,182,766	1,926,918

Operating loss	(1,920,035)	(2,155,088)	(2,058,771)	(1,896,506)
Other income and (expenses):
Interest income	31,717	18,064	16,709	15,828
Interest expense	(3,973)	(3,252)	(4,957)	(2,669)
Miscellaneous expense	—	(2,941)	(23,298)	(52,265)

Total other income and (expenses)	27,744	11,871	(11,546)	(39,106)

Net loss before provision for income taxes	(1,892,291)	(2,143,217)	(2,070,317)	(1,935,612)
Provision for income taxes	—	—	—	—

Net loss	(1,892,291)	(2,143,217)	(2,070,317)	(1,935,612)

Accretion on Redeemable Convertible Preferred Stock	—	—	(14,583)	(23,333)

Net loss applicable to common stockholders	$(1,892,291)	$(2,143,217)	$(2,084,900)	$(1,958,945)

Net loss per share - basic and diluted	$(0.08)	$(0.09)	$(0.08)	$(0.08)

Shares used to compute net loss per share - basic and diluted	23,217,846	23,965,978	24,830,932	24,830,932

WAFERGEN BIO-SYSTEMS, INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements

	Year ended December 31, 2007
	First	Second	Third	Fourth

Revenues	$60,460	$300	$6,700	$161,513

Cost of sales	21,774	—	1,770	55,572

Gross margin	38,686	300	4,930	105,941

Operating expenses:
Sales and marketing	152,182	137,788	277,248	281,600
Research and development	399,758	361,948	728,288	939,279
General and administrative	424,661	384,495	773,656	1,220,126

Total operating expenses	976,601	884,231	1,779,192	2,441,005

Operating loss	(937,915)	(883,931)	(1,774,262)	(2,335,064)
Other income and (expenses):
Interest income	—	15,781	82,960	64,306
Interest expense	(42,802)	(143,724)	(308)	(2,705)

Total other income and (expenses)	(42,802)	(127,943)	82,652	61,601

Net loss before provision for income taxes	(980,717)	(1,011,874)	(1,691,610)	(2,273,463)
Provision for income taxes	—	—	—	—

Net loss	(980,717)	(1,011,874)	(1,691,610)	(2,273,463)
Accretion on Series B Preferred Stock	(31,199)	(20,799)	—	—

Net loss applicable to common stockholders	$(1,011,916)	$(1,032,673)	$(1,691,610)	$(2,273,463)

Net loss per share - basic and diluted	$(0.28)	$(0.10)	$(0.07)	$(0.10)

Shares used to compute net loss per share - basic and diluted	3,629,129	10,107,941	23,217,846	23,217,846

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$3,224,436	$2,597,413
Accounts receivable	70,232	40,757
Inventories, net	120,126	227,272
Prepaid expenses and other current assets	169,017	135,629

Total current assets	3,583,811	3,001,071

Property and equipment, net	500,714	795,339
Other assets	15,631	15,690

Total assets	$4,100,156	$3,812,100

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$805,950	$904,094
Accrued rent	20,215	31,671
Accrued payroll	149,962	160,242
Current portion of accrued severance pay	545,881	—
Accrued vacation	118,760	181,377
Accrued other expenses	276,141	72,012
Current portion of capital lease obligations	42,077	55,934

Total current liabilities	1,958,986	1,405,330

Capital lease obligations, net of current portion	15,193	24,928
Accrued severance pay, net of current portion	69,799	—

Redeemable convertible preference shares in subsidiary	2,279,939	1,977,916

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 28,206,707 and 24,830,932 shares issued and outstanding at June 30, 2009 and December 31, 2008	28,207	24,831
Additional paid-in capital	24,505,800	20,397,789
Accumulated deficit	(24,752,460)	(20,032,260)
Accumulated other comprehensive income (loss)	(5,308)	13,566

Total stockholders’ equity (deficit)	(223,761)	403,926

Total liabilities and stockholders’ equity (deficit)	$4,100,156	$3,812,100

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Period From October 22, 2002 (Inception) to
	2009	2008	2009	2008	June 30, 2009

Revenue	$68,918	$176,851	$110,756	$358,491	$1,026,890
Cost of revenue	123,932	57,048	139,764	132,065	481,663

Gross margin	(55,014)	119,803	(29,008)	226,426	545,227
Operating expenses:
Sales and marketing	180,338	295,506	316,186	680,680	2,497,200
Research and development	1,214,701	1,345,621	2,174,589	2,298,062	12,870,979
General and administrative	1,374,216	633,764	2,106,382	1,322,807	9,496,536
Total operating expenses	2,769,255	2,274,891	4,597,157	4,301,549	24,864,715

Operating loss	(2,824,269)	(2,155,088)	(4,626,165)	(4,075,123)	(24,319,488)
Other income and (expenses):
Interest income	1,384	18,064	4,456	49,781	249,821
Interest expense	(1,928)	(3,252)	(4,760)	(7,225)	(316,644)
Miscellaneous expense	(46,171)	(2,941)	(22,315)	(2,941)	(100,819)

Total other income and (expenses)	(46,715)	11,871	(22,619)	39,615	(167,642)

Net loss before provision for income taxes	(2,870,984)	(2,143,217)	(4,648,784)	(4,035,508)	(24,487,130)

Provision for income taxes	—	—	—	—	—

Net loss	(2,870,984)	(2,143,217)	(4,648,784)	(4,035,508)	(24,487,130)

Accretion on Redeemable Convertible Preference Shares in Subsidiary	(36,416)	—	(71,416)	—	(109,332)
Accretion on Series B Preferred Stock	—	—	—	—	(155,998)

Net loss applicable to common stockholders	$(2,907,400)	$(2,143,217)	$(4,720,200)	$(4,035,508)	$(24,752,460)

Net loss per share - basic and diluted	$(0.11)	$(0.09)	$(0.19)	$(0.17)

Shares used to compute net loss per share - basic and diluted	25,396,752	23,965,978	25,115,405	23,591,912

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as of October 22, 2002	—	$—	—	$—	—	$—	$—	$—	$—

Net loss	—	—	—	—	—	—	—	—	—

Balances as of December 31, 2002	—	$—	—	$—	—	$—	$—	$—	$—
	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as of January 1, 2003	—	$—	—	$—	—	$—	$—	$—	$—

Net loss	—	—	—	—	—	—	—	(533,985)	(533,985)

Balances as of December 31, 2003	—	$—	—	$—	—	$—	$—	$(533,985)	$(533,985)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as of January 1, 2004	—	$—	—	$—	—	$—	$—	$(533,985)	$(533,985)

Issuance of Common Stock in June for cash	—	—	—	—	2,483,610	2,484	(2,024)	—	460

Stock-based compensation	—	—	—	—	—	—	1,242	—	1,242

Net loss	—	—	—	—	—	—	—	(1,124,360)	(1,124,360)

Balances as of December 31, 2004	—	$—	—	$—	2,483,610	$2,484	$(782)	$(1,658,345)	$(1,656,643)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as of January 1, 2005	—	$—	—	$—	2,483,610	$2,484	$(782)	$(1,658,345)	$(1,656,643)

Issuance of Series A Preferred Stock in February upon conversion of notes payable and accrued interest	—	—	5,915,219	592	—	—	3,134,481	—	3,135,073

Issuance of Common Stock in September for cash	—	—	—	—	917,856	918	(748)	—	170

Stock-based compensation	—	—	—	—	—	—	8,575	—	8,575

Net loss	—	—	—	—	—	—	—	(1,494,449)	(1,494,449)

Balances as of December 31, 2005	—	$—	5,915,219	$592	3,401,466	$3,402	$3,141,526	$(3,152,794)	$(7,274)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as January 1, 2006	—	$—	5,915,219	$592	3,401,466	$3,402	$3,141,526	$(3,152,794)	$(7,274)

Issuance of Common Stock in January for cash	—	—	—	—	4,049	4	(3)	—	1

Issuance of Series B Preferred Stock in February for cash	2,052,552	1,559,942	—	—	—	—	—	—	—

Issuance of restricted shares in March for services	—	—	—	—	24,296	24	(24)	—	—

Issuance of Common Stock in June for cash	—	—	—	—	8,099	8	(7)	—	1

Issuance of restricted shares in July for services	—	—	—	—	10,798	11	(11)	—	—

Issuance of restricted shares in August for services	—	—	—	—	16,197	16	(16)	—	—

Issuance of Common Stock in August for cash	—	—	—	—	17,007	17	(14)	—	3

Accretions on Series B Preferred Stock	—	104,000	—	—	—	—	—	(104,000)	(104,000)

Issuance of restricted shares in November for services	—	—	—	—	5,399	5	(5)	—	—

Issuance of Common Stock in November for cash	—	—	—	—	8,639	9	(7)	—	2

Stock-based compensation	—	—	—	—	—	—	642,076	—	642,076

Net loss	—	—	—	—	—	—	—	(2,686,451)	(2,686,451)

Balances as of December 31, 2006	2,052,552	$1,663,942	5,915,219	$592	3,495,950	$3,496	$3,783,515	$(5,943,245)	$(2,155,642)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

	Series B		Series A				Additional
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances as January 1, 2007	2,052,552	$1,663,942	5,915,219	$592	3,495,950	$3,496	$3,783,515	$(5,943,245)	$(2,155,642)

Issuance of Common Stock in January for cash	—	—	—	—	26,996	27	473	—	500

Issuance of restricted shares in January for services	—	—	—	—	134,979	135	(135)	—	—

Issuance of Series A Preferred Stock in February for cash	—	—	471,698	47	—	—	65,990	—	66,037

Issuance of WaferGen Bio-systems, Inc. Common Stock to WaferGen, Inc.'s Preferred shareholders in May	(2,052,552)	(1,715,940)	(6,386,917)	(639)	4,556,598	4,557	1,712,022	—	1,715,940

Issuance of Units for cash and notes payable in May and June, net of offering costs of $1,917,956	—	—	—	—	8,008,448	8,008	10,086,704	—	10,094,712

WaferGen Bio-systems, Inc. shares outstanding	—	—	—	—	11,277,782	11,278	(11,278)	—	—

Common Stock cancelled in May in accordance with Split-Off Agreement	—	—	—	—	(4,277,778)	(4,278)	4,278	—	—

Issuance of warrants in May and June to a placement agent	—	—	—	—	—	—	66,319	—	66,319

Issuance of warrants with debt in January, February and March	—	—	—	—	—	—	171,053	—	171,053

Stock-based compensation	—	—	—	—	—	—	648,988	—	648,988

Accretions on Series B Preferred Stock	—	51,998	—	—	—	—	—	(51,998)	(51,998)

Common Stock cancelled in July	—	—	—	—	(5,129)	(5)	—	—	(5)

Net loss	—	—	—	—	—	—	—	(5,957,664)	(5,957,664)

Balance as of December 31, 2007	—	$—	—	$—	23,217,846	$23,218	$16,527,929	$(11,952,907)	$4,598,240

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) (Unaudited)

							Accumulated
					Additional		Other
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total

Balances as of January 1, 2008	—	$—	23,217,846	$23,218	$16,527,929	$(11,952,907)	$—	$4,598,240

Issuance of Units for cash in May, net of offering costs of $88,743	—	—	1,585,550	1,586	3,477,158	—	—	3,478,744

Issuance of Common Stock in May 2008 for cash	—	—	27,536	27	4,052	—	—	4,079

Stock-based compensation	—	—	—	—	388,650	—	—	388,650

Net loss	—	—	—	—	—	(8,041,437)	—	(8,041,437)

Accretion on Redeemable Convertible Preference Shares in Subsidiary	—	—	—	—	—	(37,916)	—	(37,916)

Translation adjustment	—	—	—	—	—	—	13,566	13,566

Balances as of December 31, 2008	—	$—	24,830,932	$24,831	$20,397,789	$(20,032,260)	$13,566	$403,926

Total comprehensive income (loss)						$(8,041,437)	$13,566	$(8,027,871)

					Additional		Accumulated Other
	Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income (loss)	Total

Balances as of January 1, 2009	—	$—	24,830,932	$24,831	$20,397,789	$(20,032,260)	$13,566	$403,926

Issuance of Common Stock in June for cash upon exercise of warrants	—	—	71,041	71	100,097	—	—	100,168

Issuance of Units for cash in June, net of offering costs of $443,619	—	—	3,305,000	3,305	3,684,326	—	—	3,687,631

Issuance of warrants in June to a placement agent	—	—	—	—	76,538	—	—	76,538

Common Stock cancelled in June	—	—	(266)	—	—	—	—	—

Stock-based compensation	—	—	—	—	247,050	—	—	247,050

Net loss	—	—	—	—	—	(4,648,784)	—	(4,648,784)

Accretion on Redeemable Convertible Preference Shares in Subsidiary	—	—	—	—	—	(71,416)	—	(71,416)

Translation adjustment	—	—	—	—	—	—	(18,874)	(18,874)

Balances as of June 30, 2009	—	$—	28,206,707	$28,207	$24,505,800	$(24,752,460)	$(5,308)	$(223,761)

Total comprehensive income (loss)						$(4,648,784)	$(18,874)	$(4,667,658)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,		Period From October 22, 2002 (Inception) to
	2009	2008	June 30, 2009

Cash flows from operating activities:
Net loss	$(4,648,784)	$(4,035,508)	$(24,487,130)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	307,164	124,799	727,712
Non cash miscellaneous income	—	—	(5)
Stock-based compensation	247,050	219,113	1,936,581
Exchange loss on issuance of Redeemable Convertible Preference Shares in Subsidiary	18,029	—	18,029
Provision for excess and obsolete inventory	103,284	—	103,284
Equipment expensed as research & development costs	123,998	—	123,998
Issuance of Series A Preferred Stock for legal services	—	—	50,000
Issuance of Series A Preferred Stock for interest owed	—	—	107,494
Amortization of debt discount	—	—	171,053
Change in operating assets and liabilities:
Accounts receivable	(29,475)	(101,793)	(70,232)
Inventories	4,558	(66,779)	(222,714)
Prepaid expenses and other current assets	(33,431)	(12,888)	(169,124)
Other assets	—	(10,237)	(15,795)
Accounts payable	(96,157)	82,592	809,288
Accrued rent	(11,099)	11,328	20,970
Accrued payroll	(10,280)	(254,943)	149,962
Accrued severance pay	615,680	—	615,680
Accrued vacation	(62,585)	30,320	118,904
Accrued other expenses	204,535	123,752	277,494

Net cash used in operating activities	(3,267,513)	(3,890,244)	(19,734,551)

Cash flows from investing activities:
Purchase of property and equipment	(139,434)	(460,834)	(1,115,459)

Net cash used in investing activities	(139,434)	(460,834)	(1,115,459)

Cash flows from financing activities:
Advances from (repayments to) related party, net	—	—	61,588
Repayment of capital lease obligations	(23,592)	(69,649)	(188,156)
Proceeds from issuance of notes payable	—	—	3,665,991
Net proceeds from issuance of Redeemable Convertible Preference Shares in Subsidiary	212,578	—	2,152,578
Repayments on notes payable	—	—	(510,000)
Proceeds from issuance of Series A Preferred Stock	—	—	66,037
Proceeds from issuance of Series B Preferred Stock	—	—	1,559,942
Proceeds from issuance of Common Stock, net of offering costs	3,864,337	3,482,824	17,269,328

Net cash provided by financing activities	4,053,323	3,413,175	24,077,308

Effect of exchange rates on cash	(19,353)	5,642	(2,862)

Net increase (decrease) in cash and cash equivalents	627,023	(932,261)	3,224,436

Cash and cash equivalents at beginning of the period	2,597,413	5,189,858	—

Cash and cash equivalents at end of the period	$3,224,436	$4,257,597	$3,224,436

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 1.               The Company

General –  WaferGen Bio-systems, Inc. and subsidiaries (the “Company”) is engaged in the development, manufacture and sales of systems for gene expression, genotyping and stem cell research for the life sciences, pharmaceutical drug discovery and biomarker discovery and diagnostic products industries.  The Company’s products are aimed at professionals who perform genetic analysis and cell biology, primarily at pharmaceutical and biotech companies, academic and private research centers, and diagnostics companies involved in biomarker research.  Through the SmartChip™ and SmartSlide™ products, the Company plans to provide new performance standards with significant savings of time and cost for professionals in the field of gene expression research facilitating biomarker discovery, toxicology, and clinical research.

Wafergen, Inc. was incorporated in the State of Delaware on October 22, 2002.

Scuttlebutt Yachts, Inc. was incorporated in the state of Nevada on August 4, 2005.  On June 20, 2006, its name was changed to La Burbuja Café, Inc.  On January 1, 2007, its name was changed to WaferGen Bio-systems, Inc.

Merger - On May 31, 2007, Wafergen, Inc. was acquired by WaferGen Bio-systems, Inc.  In the transaction, Wafergen, Inc. merged with a subsidiary of WaferGen Bio-systems, Inc. and became a wholly-owned subsidiary of WaferGen Bio-systems, Inc. (the “Merger”).  The officers and board members of WaferGen Bio-systems, Inc. resigned and were replaced by officers of Wafergen, Inc. along with newly elected board members.

Concurrent with the closing of the Merger, WaferGen Bio-systems, Inc. consummated a private offering (the “Offering”) of 7,178,444 units of its securities (the “Units”), at a purchase price of $1.50 per Unit, consisting of an aggregate of 7,178,447 shares of common stock and warrants to purchase an aggregate of an additional 2,153,533 share of common stock for a period of five years at an exercise price of $2.25 per share (the “Investor Warrants”), which Investor Warrants are callable by the Company under certain circumstances.

On June 12, 2007, WaferGen Bio-systems, Inc. sold an additional 830,000 Units on the same terms consisting of an aggregate of 830,000 shares of common stock and warrants to purchase an aggregate of 249,000 shares of common stock.

Wafergen, Inc. had issued notes payable to a stockholder, our Chief Executive Officer, in the aggregate amount of $750,000.  Rather than accepting cash consideration for Units acquired by the same individual, the Company agreed to issue at the first closing 160,000 Units at a rate of one Unit for each $1.50 of debt in consideration of his cancellation of $240,000 of existing notes payable.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited )

  A summary is as follows:

Gross proceeds from initial offering	$10,767,668
Gross proceeds from additional offering	1,245,000
Gross proceeds	12,012,668
Offering costs:
Paid	(1,851,637)
Issuance of warrants to placement agent	(66,319)
Total offering costs	(1,917,956)
Gross proceeds less offering costs	10,094,712
Issuance of warrants to placement agent	66,319
Cancellation of debt	(240,000)

Net proceeds	$9,921,031

We filed a registration statement (the “Registration Statement”) registering for resale (i) the shares of Common Stock included in the units sold in the offering, (ii) the shares of Common Stock underlying the warrants  included in the units sold and (iii) the shares of Common Stock underlying the warrants issued to the Placement Agent in connection with the offering, consistent with the terms and provisions of the Registration Rights Agreement from the offering, which Registration Statement became effective on January 18, 2008.

The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation.  These warrants also provide the holders with weighted-average anti-dilution price protection.

The warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price.  WaferGen Bio-systems, Inc. will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

Contemporaneously with the closing of the Merger, WaferGen Bio-systems, Inc. executed a Split-Off Agreement with certain of its shareholders whereby all the assets and liabilities of WaferGen Bio-systems, Inc. just prior to the Merger were assigned to such shareholders in exchange for their surrender of 4,277,778 shares of common stock of WaferGen Bio-systems, Inc.  In addition, all of Wafergen, Inc.’s existing Series A Preferred Stock, Series B Preferred Stock, and common stock was converted into common stock of Wafergen Bio-systems, Inc. pursuant to the terms of the merger agreement based on an exchange ratio of ..53991522 for 1.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited )

A summary of the common stock outstanding of WaferGen Bio-systems, Inc. subsequent to the above was as follows:

WaferGen Bio-systems, Inc. shares outstanding prior to the Merger	11,277,782
Shares issued to Wafergen, Inc. shareholders	8,214,523
Shares issued in the Offering	8,008,448
Shares cancelled in accordance with the Split-off Agreement	(4,277,778)

Total shares outstanding	23,222,975

WaferGen Bio-systems, Inc. also assumed all of Wafergen, Inc.’s outstanding stock options and warrants with proportionate adjustments to the number of underlying shares and exercise prices based on an exchange ratio of .53991522 for 1.

The transactions between WaferGen Bio-systems, Inc. and Wafergen, Inc. have been treated as a reverse merger and recapitalization of Wafergen, Inc. for reporting purposes.  Wafergen, Inc. is the acquirer for accounting purposes.  WaferGen Bio-systems, Inc. is the issuer.  The historical financial statements for periods prior to the acquisition become those of accounting the acquirer, Wafergen, Inc.  In a recapitalization, historical stockholders’ equity of the acquirer prior to the merger is retroactively restated for the equivalent number of shares received in the merger after giving effect to any difference in par value of the issuer’s and acquirer’s stock with an offset to additional paid-in capital.  Accumulated deficit of the acquirer is carried forward after the acquisition.  Operations prior to the merger are those of the accounting acquirer.  Earnings per share for the periods prior to the merger are restated to reflect the equivalent number of shares outstanding.

On January 24, 2008, the Company formed a new subsidiary in Kulim Hi-Tech Park, Kedah, Malaysia.  The subsidiary, WaferGen Biosystems (M) Sdn. Bhd., will launch various initiatives to support a number of the Company’s ongoing development and commercialization goals.  The Company owns 100% of the common stock and none of the preferred stock of this entity.  See NOTE 6 below.

On June 16, 2009, the Company closed a private placement offering with certain accredited investors, pursuant to which the Company sold an aggregate of 3,305,000 units at a price of $1.25 per unit, with each unit consisting of one share of the Company’s common stock and a warrant to purchase 30% of one share of the Company’s common stock at an exercise price of $2.00 per whole share.  The Company sold an aggregate of 3,305,000 shares of common stock and warrants to purchase 991,500 shares of common stock.  The aggregate gross proceeds received by the Company in the offering were $4,131,250.  The warrants have a term of five years and are subject to weighted average anti-dilution protection in the event the Company subsequently issues its shares of common stock, or securities convertible into shares of common stock, for a price of less than $2.00 per share.  The warrants are immediately exercisable.  In connection with the closing of the 2009 Private Placement, the Company entered into a registration rights agreement with the investors purchasing units in the offering.  The Company retained a selling agent in connection with the 2009 Private Placement offering, and pursuant to the terms of a selling agency agreement, the Company paid the selling agent a cash commission of $160,256, and the Company issued the selling agent warrants to purchase 128,205 shares of common stock.  Utilizing the Black-Scholes valuation model and assumptions of an estimated volatility of 42.12%, an expected life of five years, a zero dividend rate, 2.60% risk free interest rate, and the fair value of Common Stock of $1.70 per share, the Company determined the allocated fair value of the warrants to be $76,538.  The warrants of the selling agent have substantially the same terms as the warrants issued to the investors in the 2009 Private Placement offering.  See the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 18, 2009, for additional information on the offering.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Management’s Plan - The Company has incurred operating losses and negative cash flows from operations since its inception.  Management expects that revenues will increase as a result of current and future product releases.  However, the Company also expects to incur additional expenses for the development and expansion of its products, marketing campaigns, and operating costs as it expands its operations.  Therefore, the Company expects operating losses and negative cash flows to continue for the foreseeable future, and anticipates that losses may increase from current levels as the Company continues to grow and develop.  It is management’s plan to obtain additional working capital through additional financings.  The Company believes that it will be successful in expanding operations, gaining market share, and raising additional funds.  However, there can be no assurance that in the event the Company requires additional financing, such financing will be available at terms which are favorable, or at all.  Failure to generate sufficient cash flows from operations or raise additional capital could have a material adverse effect on the Company’s ability to achieve its intended business objectives.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Going Concern - The Company’s condensed consolidated financial statements have been presented on a basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company continues to face significant risks associated with the successful execution of its strategy given the current market environment for similar companies and failure to generate sufficient revenues or raise additional capital could have a material adverse effect on the Company’s ability to continue as a going concern and to achieve its intended business objectives.  These facts raise substantial doubt about the Company’s ability to continue as a going concern.  There can be no assurance that the Company will be successful in its efforts to enhance its liquidity situation.  The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2.                Summary of Significant Accounting Policies

Basis of Presentation - The Company has prepared the accompanying condensed consolidated financial statements pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations.  These condensed consolidated financial statements should be read in conjunction with our audited financial statements and footnotes related thereto for the year ended December 31, 2008 included in our Form 10-K filed with the SEC.  In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company’s financial position and the results of its operations and cash flows.

The results of operations for such interim periods are not necessarily indicative of the results to be expected for the full year.

Basis of Consolidation -   The condensed consolidated financial statements include the account of WaferGen Bio-systems, Inc. and its subsidiaries.  Intercompany transactions and balances have been eliminated.

Use of Estimates - Preparing condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses.  Actual results and outcomes could differ from these estimates and assumptions.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Foreign Currencies -  Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated into U.S. dollars at the exchange rate on the balance sheet date.  Revenues and expenses are translated at the average rates of exchange prevailing during each reporting period.  Remeasurement adjustments resulting from this process are charged or credited to other comprehensive income (loss).

Concentration of Credit Risk - Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable.  The Company places its cash in commercial banks.  Accounts in the United States are secured by the Federal Deposit Insurance Corporation.  Accounts in Malaysia are also guaranteed by the Malaysian government.  The Company’s total deposits at commercial banks usually exceed the balances insured.

The Company generally requires no collateral from its customers.

At June 30, 2009, one customer accounted for 97% of accounts receivable.  At December 31, 2008, two customers accounted for 90% and 10%, respectively, of accounts receivable.

For the three months ended June 30, 2009, one customer accounted for 98% of total revenues.  For the three months ended June 30, 2008, three customers accounted for 37%, 32% and 16%, respectively, of total revenues.

For the six months ended June 30, 2009, two customers accounted for 61% and 26%, respectively, of total revenues.  For the six months ended June 30, 2008, three customers accounted for 18%, 16% and 16%, respectively, of total revenues.

Stock-Based Compensation - The Company measures the fair value of all stock-based awards, including stock options, on the grant date and records the fair value of these awards, net of estimated forfeitures, to compensation expense over the service period.  The fair value is estimated using the Black-Scholes valuation model.

The fair value of each option grant has been estimated using the following assumptions for the six months ended June 30, 2009 and 2008:

	June 30, 2009	June 30, 2008

Weighted-average grant date fair value	$0.52	$0.46

Risk-free interest rate	1.98%	2.84%

Expected lives	4.75 Years	5 Years

Expected volatility	40.04%-41.49%	18.81%-18.91%

Dividend yields	0%	0%

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Risk-free interest rate - This is the U.S treasury rate for the day of the grant having a term approximating the expected life of the option.  An increase in the risk-free interest rate will increase the fair value and the related compensation expense.

Expected lives - This is the period of time over which the award is expected to remain outstanding and is based on management’s estimate, taking into consideration the vesting term, the contractual term, and the historical lives.  An increase in the expected life will increase the fair value and the related compensation expense.

Expected volatility - This is a measure of the amount by which the stock price has fluctuated or is expected to fluctuate.  Since the Company’s stock has not been traded for as long as the expected term of the options, the Company uses a weighted-average of the historic volatility of four comparable companies over the retrospective period corresponding to the expected life of the Company’s own options on the grant date.  Extra weighting is attached to those companies most similar in terms of size and business activity.  An increase in the expected volatility life will increase the fair value and the related compensation expense.

Dividend yields - The Company has not made any dividend payments nor does it have plans to pay dividends in the foreseeable future.  An increase in the dividend yields will decrease the fair value and the related compensation expense.

Forfeiture rates - This is a measure of the amount of awards that are expected to not vest.  An increase in the estimated forfeiture rates will decrease the related compensation expense.

Net Loss Per Share - Basic net loss per share to common stockholders is calculated based on the weighted-average number of shares of common stock outstanding during the period, excluding those shares that are subject to repurchase by or forfeiture to the Company.  Diluted net loss per share attributable to common stockholders would give effect to the dilutive effect of common stock issuable upon the exercise or conversion of stock options and warrants.  Dilutive securities have been excluded from the diluted net loss per share computations as they have an antidilutive effect due to the Company’s net loss.

The following outstanding stock options, warrants, and preferred stock (on an as-converted into common stock basis) were excluded from the computation of diluted net loss per share attributable to holders of common stock as they had antidilutive effects for the three and six months ended June 30, 2009 and 2008:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Shares issuable upon exercise of common stock options	715,955	1,235,991	707,746	1,194,653

Shares issuable upon exercise of common stock warrants	—	586,517	—	586,517

Shares issuable upon conversion of RCPS	921,568	—	905,228	—

Total common share equivalents excluded from denominator for diluted EPS computation	1,637,523	1,822,508	1,612,974	1,781,170

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Recent Accounting Pronouncements

In May 2009, the FASB issued SFAS 165, “Subsequent Events” (“SFAS 165”).  SFAS 165 sets forth general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  SFAS 165 is effective for periods ending after June 15, 2009.  The adoption of SFAS 165 did not have an impact on our consolidated financial condition or results of operations.  We evaluated subsequent events through August 13, 2009.

In June 2009, the FASB issued SFAS 166, “Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140” (“SFAS 166”).  SFAS 166 requires enhanced disclosures about transfers of financial assets and a company’s continuing involvement in transferred assets.  SFAS 166 is effective for financial statements issued for fiscal years beginning after November 15, 2009, and will become effective for us on January 1, 2010.  We expect the adoption of SFAS 166 will not have a material impact on our disclosures, since we have not engaged in transfers of financial assets.

In June 2009, the FASB issued SFAS 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”), which 1) replaces the quantitative-based risks and rewards calculation for determining whether an enterprise is the primary beneficiary in a variable interest entity (“VIE”) with an approach that is primarily qualitative, 2) requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE, and 3) requires additional disclosures about an enterprise’s involvement in VIEs.  SFAS 167 is effective for financial statements issued for fiscal years beginning after November 15, 2009, and will become effective for us on January 1, 2010.  We expect the adoption of SFAS 167 will not have a material impact on our consolidated financial condition or results of operations, as we have not engaged in transactions with VIEs.

In June 2009, the FASB issued SFAS 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162” (“SFAS 168”).  SFAS 168 establishes the FASB Accounting Standards Codification as the single source of authoritative accounting principles in the preparation of financial statements in conformity with GAAP.  SFAS 168 explicitly recognizes rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under federal securities laws as authoritative GAAP for SEC registrants.  SFAS 168 is effective for financial statements issued for periods ending after September 15, 2009, and will become effective for us on October 1, 2009.  We expect the adoption of SFAS 168 will not have a material impact on our consolidated financial condition or results of operations.

We adopted FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2/124-2”), on April 1, 2009, the first day of the second quarter of our 2009 fiscal year.  FSP FAS 115-2/124-2 requires entities to separate any other-than-temporary impairment of a debt security into two components when there are credit related losses associated with the impaired debt security for which management asserts that it does not have the intent to sell the security, and it is more likely than not that it will not be required to sell the security before recovery of its cost basis.  The amount of the other-than-temporary impairment related to a credit loss is recognized in earnings, and the amount of the other-than-temporary impairment related to other factors is recorded in other comprehensive loss.  The adoption of FSP FAS 115-2 /124-2 did not have a material impact on our financial statements.

We adopted FSP FAS 157-4, “Determining Fair Value When Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are Not Orderly” (“FSP FAS 157-4”), on April 1, 2009, the first day of the second quarter of our 2009 fiscal year.  Under FSP FAS 157-4, if an entity determines that there has been a significant decrease in the volume and level of activity for the asset or the liability in relation to the normal market activity for the asset or liability (or similar assets or liabilities), then transactions or quoted prices may not accurately reflect fair value.  In addition, if there is evidence that the transaction for the asset or liability is not orderly, the entity shall place little, if any weight on that transaction price as an indicator of fair value.  The adoption of FSP FAS 157-4 did not have a material impact on our financial statements.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

We adopted FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1 and APB 28-1”), on April 1, 2009, the first day of the second quarter of our 2009 fiscal year.  FSP FAS 107-1 and APB 28-1 require disclosures about fair value of financial instruments in interim and annual financial statements.  The adoption of FSP FAS 107-1 and APB 28-1 did not have a material impact on our financial statements.

We also adopted the following accounting standards in the first quarter 2009, none of which had a material effect on our consolidated financial condition or results of operations:

•                  SFAS 141(R), “Business Combinations”;

•                 SFAS 157, “Fair Value Measurements”, insofar as FSP SFAS 157-2 had delayed the implementation SFAS 157 relating to nonfinancial assets and liabilities;

•                  SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”; and

•                  SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”.

See Note 2 to our Condensed Consolidated Financial Statements, contained in our quarterly report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC, for more information about these accounting standards.

NOTE 3.                Inventories

Inventories consisted of the following at June 30, 2009 and December 31, 2008:

	June 30, 2009	December 31, 2008

Finished goods	$223,410	$227,272
Less allowance for excess and obsolete inventory	(103,284)	—

Inventories, net	$120,126	$227,272

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 4.                 Property and Equipment, net

Property and equipment, net consisted of the following at June 30, 2009 and December 31, 2008:

	June 30, 2009	December 31, 2008

Equipment	$1,027,535	$1,014,212
Tools & molds	72,437	72,437
Leasehold improvements	62,942	63,163
Furniture and fixtures	41,945	42,206

Total property and equipment	1,204,859	1,192,018

Less accumulated depreciation and amortization	(704,145)	(396,679)

Property and equipment, net	$500,714	$795,339

Depreciation and amortization expense totaled $217,039 and $74,327 for the three months ended June 30, 2009 and 2008, respectively, $307,164 and $124,799 for the six months ended June 30, 2009 and 2008, respectively, and $727,712 for the period from inception to June 30, 2009.

Equipment includes the following amounts under capital leases:

	June 30, 2009	December 31, 2008

Cost	$178,712	$178,712
Accumulated depreciation	(161,026)	(63,639)

Total	$17,686	$115,073

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

NOTE 5.                 Capital Lease Obligation

The Company leases equipment under two capital leases that expire in January 2010 and August 2011.  The balance outstanding on a third lease was repaid in August 2008.  Aggregate future obligations under the capital leases in effect as of June, 2009 are as follows:

Capital Leases

Year ending June 30,
2010	$45,341
2011	13,676
2012	2,279

Total minimum lease obligations	61,296

Less amounts representing interest	(4,026)

Present value of future minimum lease payments	57,270
Less current portion of capital lease obligation	(42,077)

Capital lease obligation, less current portion	$15,193

Interest expense related to capital leases totaled $1,061 and $3,252 for the three months ended June 30, 2009 and 2008, respectively, $3,263 and $7,225 for the six months ended June 30, 2009 and 2008, respectively, and $21,127 for the period from inception to June 30, 2009.

NOTE 6.                 Redeemable Convertible Preference Shares in Subsidiary

On July 18, 2008, the Company’s Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd. (“WGBM”), received $1,000,000, less 3% issuance costs, in exchange for the issuance of Series A redeemable convertible preference shares (“RCPS”) of WGBM in a private placement to Malaysian Technology Development Corporation Sdn. Bhd. (“MTDC”), a venture capital and development firm in Malaysia.  WGBM sold 444,444 RCPS in this private placement at the U.S. dollar equivalent of $2.25 per share.  A second closing occurred on November 27, 2008, and proceeds of $1,000,000, less 3% issuance costs, from the sale of an additional 444,444 shares of Series A RCPS were received.

On June 8, 2009, WGBM received $250,000, less an exchange loss of $18,029 and issuance costs totaling $19,393, in exchange for the issuance of 111,111 Series B RCPS to Expedient Equity Ventures Sdn. Bhd. (“EEV”), in a private placement at the U.S. dollar equivalent of $2.25 per share.  This represents the first tranche under a Share Subscription Agreement dated April 3, 2009 (“SSA”) to sell 444,444 and 222,222 RCPS to Prima Mahawangsa Sdn. Bhd. (“PMSB”) and EEV, respectively, both venture capital and development firms in Malaysia.  Under the terms of a Deed of Adherence dated April 3, 2009, certain rights of the holders of the Series A RCPS were modified; also, the use of funds raised through the issuance of both Series A and Series B RCPS was restricted, requiring at least 60% of the total to be utilized for the Company’s operations in Malaysia.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Following these modifications, the rights of the holders of RCPS include, but are not limited to, the right

(a)  to put to the Company their RCPS (ordinary shares in WBMS received on conversion of those RCPS) at any time during the year 2011 if the share price is below $2.25, to redeem for cash (or shares in the Company of equivalent value) the amount originally invested in USD plus a premium, compounded annually, with yearly interest rates of 6% (for Series A) or 8% (for Series B);

(b)  to cause the Company to exchange their RCPS for common stock of the Company at an exchange rate of US$2.25 per share of common stock, provided (in the case of Series B RCPS) that if during the 10-day trading period immediately prior to the holder’s conversion notice the average closing price of the Company’s common stock is less than US$2.647, then the holder’s preferred shares shall convert at an exchange rate equal to 85% of such 10-day average closing price;

(c)  to convert their RCPS into ordinary shares of the subsidiary, WGBM, at any time, at a conversion rate of $33.33 per share;

(d)  to cause the subsidiary, WGBM, to redeem the RCPS in whole or in part at any time after December 31, 2011 for the principal paid plus a premium of 20% per annum, not compounding, from funds legally available for distribution (i.e. retained earnings; there is presently an accumulated deficit in WGBM of approximately $1.2 million);

(e)  until December 31, 2010, to put to Alnoor Shivji, our CEO and President, their Series B RCPS (the Series A put rights expired on May 15, 2009) for $5.625 in cash per share in the event that Mr. Shivji (a) transfers, in one or more transactions, more than 2,603,425 shares of Common Stock, approximating 80% of his stockholding, to one or more persons other than his affiliates or relatives or (b) voluntarily resigns from the board of directors of the Company if such resignation is not approved by, or is not pursuant to a restructuring of the Company or the Malaysian Subsidiary approved by, holders of a majority of the outstanding Series B RCPS at the time of such resignation;

(f)  of first offer on any transfers or new issuance of subsidiary shares (for Series A only); and

(g)  for each of Series A and Series B, to appoint one of the seven directors of the subsidiary.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The balance in RCPS comprises the following at June 30, 2009 and December 31, 2008:

	June 30, 2009	December 31, 2008
SERIES A
Proceeds from issuance of RCPS	$2,000,000	$2,000,000
Issuance costs	(60,000)	(60,000)
Exchange loss on issuance	—	—
Accretion of issuance costs	15,416	5,416
Accretion of redemption premium	92,500	32,500

Total Series A RCPS	2,047,916	1,977,916

SERIES B
Proceeds from issuance of RCPS	231,971	—
Issuance costs	(19,393)	—
Exchange loss on issuance	18029	—
Accretion of issuance costs	166	—
Accretion of redemption premium	1,250	—

Total Series B RCPS	232,023	—

Total RCPS	$2,279,939	$1,977,916

WGBM is authorized to issue 200,000,000 RCPS with a par value of RM0.01.  There were 999,999 and 888,888 RCPS issued and outstanding at June 30, 2009, and December 31, 2008, respectively.

NOTE 7.                 Stock Options and Warrants

In 2003, the Company’s Board of Directors adopted a 2003 Incentive Stock Plan (the “2003 Plan”).  The 2003 Plan authorized the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors, and consultants for up to 1,500,000 shares of common stock.  Under the Plan, incentive stock options and nonqualified stock options can be granted.  Incentive stock options are to be granted at a price that is no less than 100% of the fair value of the stock at the date of grant.  Options will be vested over a period according to the Option Agreement, and are exercisable for a maximum period of ten years after date of grant.  Options granted to stockholders who own more than 10% of the outstanding stock of the Company at the time of grant must be issued at an exercise price no less than 110% of the fair value of the stock on the date of grant.  In November 2006, the Company increased the aggregate number of shares of Common Stock that may be issued under the 2003 Plan to a total authorized reserve of 2,500,000 shares, a 1,000,000 share increase.  The 2003 Plan was frozen when the 2007 Plan was adopted, resulting in no further options available for grant.

In January, 2007 WaferGen Bio-systems, Inc’s Board of Directors and stockholders adopted the 2007 Stock Option Plan (the “2007 Plan”).  The purpose of the 2007 Plan was to provide an incentive to retain the employment of directors, officer, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons into the Company’s development and financial success.  Under the 2007 Plan, the Company was authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock.  The 2007 Plan was administered by the Company’s Board of Directors.  The 2007 Plan was frozen when the 2008 Plan was adopted, resulting in no further options available for grant.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

On June 5, 2008, the Company’s stockholders adopted the 2008 Stock Incentive Plan (the “2008 Plan”) following approval of the 2008 Plan by the Board of Directors.  The 2008 Plan authorizes the issuance of up to 2,000,000 shares of common stock pursuant to the terms of the 2008 Plan.  The purpose of the 2008 Plan was to provide an incentive to retain the employment of directors, officers, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship, and to stimulate the active interest of such persons into the Company’s development and financial success.  Under the 2008 Plan, the Company was authorized to issue incentive stock options intended to qualify under Section 422 of the Code, non-qualified stock options and restricted stock.  Awards may vest over varying periods, as specified by the Company’s Board of Directors for each grant, and have a maximum term of seven years from the grant date.  The 2008 Plan is administered by the Company’s Board of Directors.

A summary of stock option transactions in the six months ended June 30, 2009 is as follows:

	Stock Options
	Options	Number of	Weighted
	Available	Options	Average
	for Grant	Outstanding	Exercise Price

Balance at January 1, 2009	734,500	3,686,700	$1.4505
Granted	(705,000)	705,000	$1.5763
Forfeited	160,000	(216,250)	$1.3052
Cancelled	—	(81,250)	$2.2000

Balance at June 30, 2009	189,500	4,094,200	$1.4650

The weighted average fair value of awards granted in the six months ended June 30, 2009 and 2008 was $0.52 and $0.46, respectively.  The fair value of shares vested in the six months ended June 30, 2009 and 2008, was $289,266 and $153,595, respectively.

As of June 30, 2009, the aggregate intrinsic value of options outstanding was $977,855, and of options exercisable was $719,546.  Aggregate intrinsic value is the total pretax amount (i.e., the difference between the Company’s stock price and the exercise price) that would have been received by the option holders had all their in-the-money options been exercised.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following table summarizes information concerning outstanding options as of June 30, 2009:

	Options Outstanding			Options Exercisable
	Number	Weighted		Number	Weighted
	Outstanding	Average	Weighted	Exercisable	Average	Weighted
Range of	as of	Remaining	Average	as of	Remaining	Average
Exercise	June 30,	Contractual	Exercise	June 30,	Contractual	Exercise
Prices	2009	Life (in Years)	Price	2009	Life (in Years)	Price

$0.0002 - $0.0185	202,466	4.82	$0.0061	199,767	4.81	$0.0059
$0.1482 - $0.4630	429,234	7.36	$0.3561	382,782	7.39	$0.3767
$0.6000 - $1.0000	313,500	6.37	$0.9490	84,000	6.39	$0.8571
$1.1000 - $1.6500	1,710,500	7.23	$1.3980	708,214	7.75	$1.4912
$1.9500 - $3.0000	1,438,500	7.57	$2.1932	852,960	7.39	$2.3065

	4,094,200	7.18	$1.4650	2,227,723	7.24	$1.4548

There were no options exercised during the six months ended June 30, 2009.  The Company received $4,079 for the 27,536 options exercised during the six months ended June 30, 2008, which had an intrinsic value of $50,991.

The Company has issued restricted common stock grants.  The restricted common stock grants offer the recipient the opportunity to receive shares of common stock, rather than options that would give them the right to purchase common stock at a set price.  The restricted common stock grants entitle the holder to receive shares of common stock subject to certain terms.  The Company’s restricted common stock generally has vesting restrictions that are eliminated over a four-year period.

The Company determined the amount of share-based compensation in connection with the restricted stock grants based on the fair value of the Company’s common stock on the respective grant dates.  The restricted stock awards totaled 355,000 shares, 191,670 shares post-merger, and the fair market value at grant date ranged from $0.75 to $1.50.  The compensation is being charged to operations over the same period as the restrictions are eliminated.

The amounts expensed for stock-based compensation totaled $143,847 and $96,178 for the three months ended June 30, 2009 and 2008, respectively, $247,050 and $219,113 for the six months ended June 30, 2009 and 2008, respectively, and $1,936,581 for the period from inception to June 30, 2009.

At June 30, 2009, the total stock-based compensation cost not yet recognized was $769,241.  This cost is expected to be recognized over an estimated weighted average amortization period of 2.72 years.  No amounts related to stock-based compensation costs have been capitalized.  The tax benefit and the resulting effect on cash flows from operations and financial activities, related to stock-based compensation costs were not recognized as the Company currently provides a full valuation allowance for all of its deferred taxes.

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

A summary of outstanding Common Stock Warrants as of June 30, 2009 is as follows:

		Exercise	Expiration
Securities into which warrants are convertible	Shares	Price	Date

Common Stock	44,401	$1.41	March 2012
Common Stock	1,119,705	$2.00	June 2014
Common Stock	2,916,459	$2.25	May and June 2012
Common Stock	689,370	$2.76	May 2013

Total	4,769,935

The warrants expiring in May 2013 were issued in June 2009 to replace the 634,220 warrants with an exercise price of $3.00 that were issued in May 2008, due to the weighted-average anti-dilution price protection that was provided to the holders.

NOTE 8.                Cash Flow Information

Cash paid during the six months ended June 30, 2009 and 2008 and the period from inception to June 30, 2009 is as follows:

			Period From October 22,
	Six Months Ended June 30,		2002 (Inception) to
	2009	2008	June 30, 2009

Interest	$4,504	$7,225	$37,841

Income taxes	$—	$—	$—

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Supplemental disclosure of non-cash investing and financing activities for the six months ended June 30, 2009 and 2008 and the period from inception to June 30, 2009 is as follows:

			Period From October 22,
	Six Months Ended June 30,		2002 (Inception) to
	2009	2008	June 30, 2009

Accretion on Series B Preferred Stock	$—	$—	$155,998

Accretion on Redeemable Convertible Preference Shares	$71,416	$—	$109,332

Conversion of due to a stockholder to notes payable	$—	$—	$61,588

Issuance of warrants with notes payable	$—	$—	$171,053

Conversion of debt to Common Stock	$—	$—	$240,000

Conversion of debt to Series A Preferred Stock	$—	$—	$2,977,579

Deposit in equipment in 2007 lapsed in 2008	$—	$51,446	$51,446

Property and equipment acquired with capital leases	$—	$131,550	$256,326

NOTE 9 .	Fair Value of Financial Instruments

FASB Statement No. 157, “Fair Value Measurements,” (“SFAS 157”) established a three-level hierarchy for fair value measurements that prioritizes the inputs to valuation techniques used to measure fair value, distinguishing between market participant assumptions developed based on market data obtained from sources independent of the reporting entity (“observable inputs”) and the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (“unobservable inputs”).

Fair value is the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.  In determining fair value, we primarily use prices and other relevant information generated by market transactions involving identical or comparable assets (“market approach”).  We also consider the impact of a significant decrease in volume and level of activity for an asset or liability when compared with normal activity in accordance with FSP FAS 157-4.

The highest priority is given to unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  Securities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The three hierarchy levels are defined as follows:

Level 1 - Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

WAFERGEN BIO-SYSTEMS, INC. AND SUBSIDIARIES
(A Development Stage Company)

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Level 3 - Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Credit risk adjustments are applied to reflect the company’s own credit risk when valuing all liabilities measured at fair value.  The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the company’s own credit risk as observed in the credit default swap market.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2009:

	Level 1	Level 2	Level 3	Total

Cash and cash equivalents	$3,224,436	$—	$—	$3,224,436

NOTE 10.	Contingencies

From time to time we may be involved in claims arising in connection with our business.  Although there can be no assurance as to the ultimate outcome, we generally have denied, or believe we have a meritorious defense and will deny, liability in all cases pending against the Company, including the matters described below, and we intend to defend vigorously each such case.  Based on information currently available, we believe that the amount, or range, of reasonably possible losses in connection with the actions against us, including the matters described below, in excess of established reserves, in the aggregate, not to be material to our consolidated financial condition or cash flows.  However, losses may be material to the Company’s operating results for any particular future period, depending on the level of income for such period.

Gordon v. WaferGen.  In February 2009, an action entitled Kimberly E. Gordon v. WaferGen, Inc. was filed in the Alameda County Superior Court.  This is an automobile personal injury lawsuit, in which it is alleged that a then WaferGen employee negligently operated a vehicle, injuring the plaintiff.  The complaint seeks damages for medical costs, pain and suffering and lost income.  The basis of alleged vicarious liability against the Company is that the former employee was driving a vehicle in the scope and course of his employment with the Company.  The facts are disputed by the Company.  The damages sought are unspecified.  Discovery is in process.  A conference is scheduled for September 10, 2009, at which time a trial will likely be scheduled.

We anticipate that we will expend significant financial and managerial resources to defend our intellectual property rights in the future if we believe that our rights have been infringed.  We also anticipate that we will expend significant financial and managerial resources to defend against claims that our products and services infringe upon the intellectual property rights of third parties.

WAFERGEN BIO-SYSTEMS, INC.

PROSPECTUS

Up to 6,579,185 shares of common stock, par value $0.001 per share

, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of common stock.

EXPENSE	AMOUNT

Registration Fees		$650.61
Legal Fees		*
Accounting Fees		*
Miscellaneous Fees and Expenses		*

Total	$	*

*	To be provided in an amendment.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statutes ( NRS ) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify, to the extent permitted under Nevada law, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours or any of our subsidiaries.  We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.  If Section 2115 of the CGCL is applicable to us, the laws of California also will govern.

Our articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Merger

On May 31, 2007, we entered into an agreement and plan of merger and reorganization with WaferGen Acquisition Corp., our wholly-owned Delaware subsidiary, and WaferGen, Inc., a privately held Delaware corporation.  On that date, WaferGen Acquisition merged with and into WaferGen, with WaferGen remaining as the surviving corporation and our wholly-owned subsidiary (the “Merger”).  At the closing of the Merger, an aggregate of 8,214,523 shares of our common stock were issued to the holders of WaferGen’s common stock issued and outstanding immediately prior to the closing of the Merger.  In addition, WaferGen’s outstanding stock options and warrants became stock options and warrants to purchase an aggregate of 670,035 and 115,442 shares of our common stock, respectively.  The exercise price per share of the new options and warrants were calculated based on the terms of the original options and warrants, as adjusted by the conversion ratio in the Merger.  Our stockholders immediately prior to the Merger retained 7,000,004 shares of our common stock.

Immediately following the closing of the Merger, under the terms of a split-off agreement, we transferred all of our pre-Merger operating assets and liabilities to our wholly-owned subsidiary, La Burbuja Leaseco, Inc., a Nevada corporation (“Leaseco”).  Thereafter, pursuant to the split-off agreement, we transferred all of the outstanding capital stock of Leaseco to a major stockholder in exchange for cancellation of 4,277,778 shares of our common stock held by such stockholder.

The issuance of the securities in the Merger was not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

2007 Private Placement

On May 31, 2007, we accepted subscriptions for a total of 7,178,444 units of our securities in a private placement, consisting of an aggregate of 7,178,447 shares of our common stock and five-year warrants to purchase an aggregate of 2,153,533 shares of our common stock at an exercise price of $2.25 per share, pursuant to the terms of a private placement memorandum.  We received gross proceeds from such closing of the 2007 Private Placement of $10,767,668 (which includes $240,000 of outstanding indebtedness converted into units).  On June 12, 2007, we completed a second closing of the 2007 Private Placement for an additional 830,000 units, consisting of 830,001 shares of our common stock and warrants to purchase an aggregate of 249,000 shares of our common stock at an exercise price of $2.25 per share.  We received gross proceeds of $1,245,000 from this second closing.

Net proceeds received from the 2007 Private Placement were used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

Rodman & Renshaw, LLC acted as the placement agent in the 2007 Private Placement.  In connection with the closing of the 2007 Private Placement on May 31, 2007, the Company paid the placement agent: (i) a cash fee of $683,737 (equal to 7% of the aggregate purchase price paid by each purchaser of units in the 2007 Private Placement, other than up to $1,000,000 of units purchased by existing stockholders of WaferGen and units issued upon the conversion of outstanding indebtedness), (ii) five-year warrants to purchase 455,825 shares of our common stock (equal to 7% of the number of shares of our common stock on which the cash fee is payable for units sold in the 2007 Private Placement), at an exercise price of $2.25 per share, with mandatory registration rights covering the shares of common stock underlying the warrants, and (iii) reimbursement for all reasonable out of pocket expenses incurred in connection with the engagement, including, but not limited to, the reasonable expenses of counsel.

The 2007 Private Placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act.  The units and the securities underlying the units sold in the 2007 Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

2008 Private Placement

On May 19, 2008, WBSI sold in a private placement 1,585,550 units consisting of an aggregate of 1,585,550 shares its common stock and five-year warrants to purchase an aggregate of up to 634,220 shares of its common stock with an exercise price of $3.00 per share.  Under certain circumstances, the Warrants will be exercisable using cashless exercise.  The purchase price for the units was $2.25 per unit, or $3,567,487 in the aggregate.

The purchase agreement for the units contains certain negative covenants that restrict: (i) for 180 days after the closing the ability of the Company and its subsidiaries to issue shares of common stock or equivalents (subject to certain exempt issuances), and (ii) for 24 months after closing, the ability of the Company to enter into variable rate transactions.  The investors are also entitled to “piggyback” registration rights.

The purchasers included The Shivji Family Trust dated June 12, 2000 (which is an affiliate of Alnoor Shivji, our Chairman, President and Chief Executive Officer), Cojack Investment Opportunities, LLC (which is an affiliate of Dr. Raymond Dean Hautamaki, a member of our board of directors), Nadine Smith (now a member of our board of directors (but not at the time)), and certain other investors that participated in the Company’s previous private placements.  The Shivji Family Trust, Cojack Investment Opportunities and Ms. Smith purchased 111,110, 30,000 and 222,220 units, respectively (for an aggregate purchase price of $249,998, $67,500 and $499,995, respectively.  The Shivji Family Trust, Cojack Investment Opportunities and Ms. Smith each participated in the 2008 Private Placement on substantially the same terms as the other purchasers.

Net proceeds received from the 2008 Private Placement were used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

The 2008 Private Placement was made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act.  The units and the common stock sold in the 2008 Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Malaysian Financing

On July 18, 2008, the Company’s Malaysian subsidiary, WaferGen Biosystems (M) Sdn. Bhd., received $1.0 million in exchange for the issuance of redeemable convertible Series A preferred shares of WaferGen Biosystems (M) Sdn. Bhd., in a private placement to Malaysian Technology Development Corporation Sdn. Bhd. (MTDC), a venture capital and development firm in Malaysia.  WaferGen Biosystems (M) Sdn. Bhd., sold 444,444 RCPS in the private placement at the U.S. dollar equivalent of $2.25 per share.  WaferGen Biosystems (M) Sdn. Bhd. received an additional $1.0 million in exchange for an additional 444,444 Series A preferred shares at the U.S. dollar equivalent of $2.25 per share (the "Subsequent Closing") on November 27, 2008.

On April 3, 2009, the Company and WaferGen Biosystems (M) Sdn. Bhd. entered into a subscription agreement with two investors pursuant to which WaferGen Biosystems (M) Sdn. Bhd. agreed to sell 666,666 shares of Series B redeemable convertible preference shares to the Investors in a private placement at a price of US$2.25 per share.  The aggregate purchase price for the preferred shares is US$1.5 million.  To date, WaferGen Biosystems (M) Sdn. Bhd. has received US$1.16 million of the US$1.5 million from such investors.

Both the Series A and Series B preferred shares have a liquidation preference over WaferGen Biosystems (M) Sdn. Bhd.’s ordinary shares in an amount equal to the purchase price of the preferred shares, plus any accrued but unpaid dividends.  WaferGen Biosystems (M) Sdn. Bhd. is not obligated to declare or pay dividends on the preferred shares.  Holders of the preferred shares generally will not have voting rights, except as required under Malaysian law.  WaferGen Biosystems (M) Sdn. Bhd. also will be required to obtain the consent of the holders of at least a majority of the outstanding preferred shares prior to taking certain actions.  Each preferred share will be convertible into ordinary shares of WaferGen Biosystems (M) Sdn. Bhd. at the option of the holder at any time based on the applicable conversion rate at such time.

The holders of the preferred shares shall have the right, at any time after December 31, 2011, to cause WaferGen Biosystems (M) Sdn. Bhd. to redeem the preferred shares at a price equal to the purchase price of the preferred shares, plus a redemption premium of 20% per annum.  The holders of the preferred shares also will have certain put rights  with respect to their shares as follows: (1) the holders will have the right to cause the Company to exchange their preferred shares for common stock of the Company at an effective exchange rate of US$2.25 per share of common stock, provided that if during the 10-day trading period immediately prior to the holder’s conversion notice the average closing price of the Company’s common stock is less than US$2.647, then the holder’s preferred shares shall convert at an exchange rate equal to 85% of such 10-day average closing price; (2) the holders will have the right to cause the Company to purchase all of the preferred shares at a price of US$2.25 per share, plus interest at a rate of 8% per annum with yearly rests, if (x) there is a breach of the subscription agreement by the Company or WaferGen Biosystems (M) Sdn. Bhd. or (y) during the year 2011, the price of the Company’s stock is below US$2.25 or the holder is unable to exercise its put as described in clause (1) above as a result of any breach or default of the subscription agreement by the Company and (3) the holders will have the right until December 31, 2010, subject to certain exceptions, to put to Alnoor Shivji, the Company’s Chairman, Chief Executive Officer and President, their preferred shares for US$5.625 per share in cash upon the occurrence of certain events, including (x) the transfer by Mr. Shivji, in one or more transactions, of more than 2,603,425 shares of common stock of the Company beneficially held by him to one or more persons, other than his affiliates or relatives, or (y) Mr. Shivji’s voluntary resignation from the board of directors of the Company if such resignation is not approved by, or is not pursuant to a restructuring of the Company or WaferGen Biosystems (M) Sdn. Bhd. approved by, holders of a majority of the outstanding preferred shares at the time of such resignation.

The proceeds from the private placements will be used to support the high-volume manufacturing of the Company’s SmartChip™ System.

2009 Private Placement

On June 16, 2009, August 21, 2009 and August 31, 2009 WBSI sold in a private placement 5,009,000 units consisting of an aggregate of 5,009,000 shares its common stock and five-year warrants to purchase an aggregate of up to 1,502,700 shares of its common stock with an exercise price of $2.00 per share.  Under certain circumstances, the Warrants will be exercisable using cashless exercise.  The purchase price for the units was $1.25 per unit, or $6,261,250 in the aggregate.  Under registration rights agreements entered in connection with the sale of the units, the purchasers are entitled “piggyback” registration rights.

The purchasers included Alnoor Shivji (our Chairman, President and Chief Executive Officer), Raymond Dean Hautamaki and Ann Hautamaki JTWROS (Dr. Raymond Dean Hautamaki, is a member of our board of directors), Robert Hariri (a member of our board of directors), and certain other investors that participated in the Company’s previous private placements.  Mr. Shivji, Raymond Dean Hautamaki and Ann Hautamaki JTWROS and Robert Hariri purchased 80,000, 27,000 and 100,000 units, respectively (for an aggregate purchase price of $1,000,000, $33,750 and $125,000, respectively.  Mr. Shivji, Raymond Dean Hautamaki and Ann Hautamaki JTWROS and Robert Hariri each participated in the 2009 Private Placement on substantially the same terms as the other purchasers.

Net proceeds received from the 2009 Private Placement will be used for research and development, sales and marketing, an investor relations program and repayment of debt and for working capital and other general corporate purposes.

The 2009 Private Placement was made solely to “accredited investors,” as defined in Regulation D under the Securities Act, or  “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act.  The units and the common stock sold in the 2009 Private Placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Exhibits

The following Exhibits are being filed with this registration statement on Form S-1.

Exhibit No.	Description
2.1(4)	Agreement and Plan of Merger and Reorganization, dated as of May 31, 2007, by and among WBSI, WaferGen Acquisition Corp., and WaferGen, Inc.

2.2(4)	Certificate of Merger and Reorganization, dated as of May 31, 2007, by and among WBSI, WaferGen Acquisition Corp., and WaferGen, Inc.

3.1(1)	Certificate of Incorporation of WBSI

3.2(3)	Certificate of Amendment to the Certificate of Incorporation of WBSI, dated January 31, 2007

3.3(2)	Bylaws of WBSI

4.1(4)	Lockup Agreement dated January 14, 2008, among WBSI, Rodman & Renshaw LLC and R&R Biotech Partners LLC

5.1*	Opinion of McDonald Carano Wilson, LLP.

10.1(5)†	WaferGen Bio-systems, Inc. 2007 Stock Option Plan

10.2(5)†	Note and Warrant Purchase Agreement between WaferGen, Inc. and Alnoor Shivji, dated as of January 30, 2007

10.3(5)†	Form of 7% Promissory Notes, in the aggregate principal amount of $262,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007

10.4(5)†	Form of Warrants, made as of January 30, 2007, to purchase up to an aggregate of 86,182 shares of WBSI’s Series B Preferred Stock

10.5(5)†	Amendment, dated February 28, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007

10.6(5)†	7% Promissory Note, dated February 28, 2007, in the aggregate principal amount of $138,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.7(5)†
Warrant, made as of February 28, 2007, to purchase up to 45,395 shares of WBSI’s Series B Preferred Stock, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.8(5)†	Second Amendment, dated March 30, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007

10.9(5)†	7% Promissory Note, dated March 30, 2007, in the aggregate principal amount of $250,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.10(5)†	Warrant, made as of March 30, 2007, to purchase up to 82,237 shares of WBSI’s Series B Preferred Stock, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.11(5)†	Form of Allonge to Promissory Notes, dated as of March 31, 2007

10.12(5)†	Third Amendment, dated May 14, 2007, to Note and Warrant Purchase Agreement, dated January 30, 2007

10.13(5)†	7% Promissory Note, dated May 14 , 2007, in the aggregate principal amount of $100,000, issued pursuant to the Note and Warrant Purchase Agreement, dated January 30, 2007, as amended

10.14(5)†	Form of Second Allonge to Promissory Notes, dated as of May 14, 2007

10.15	[Reserved]

10.16	[Reserved]

10.17(5)	Placement Agency Agreement dated April 12, 2007, between WaferGen, Inc. and Rodman & Renshaw, LLC

10.18(5)	Form of Lockup Agreement

10.19(5)	Form of Subscription Agreement

10.20(5)	Form of Registration Rights Agreement

10.21(5)	Form of Warrants issued to investors in a private placement, the initial closing of which was held on May 31, 2007

10.22(5)	Form of Warrant issued to Placement Agent in connection with a private placement, the initial closing of which was held on May 31, 2007

10.23(5)	Escrow Agreement, dated as of May 31, 2007, by and among WBSI, Alnoor Shivji and Gottbetter & Partners, LLP, as Escrow Agent

10.24(5)	Split-Off Agreement, dated as of May 31, 2007, by and among WBSI, WaferGen, Inc., La Burbuja Leaseco, Inc. and Maria Maribel Jaramillo de La O

10.25(5)	General Release Agreement, dated as of May 31, 2007, by and among WBSI, WaferGen, Inc., La Burbuja Leaseco, Inc. and Maria Maribel Jaramillo de La O

10.26(5)†	Employment Agreement dated May 31, 2007, between WBSI and Alnoor Shivji

10.27(5)†	Employment Agreement dated May 31, 2007, between WBSI and Amjad Huda

10.28(5)†	Employment Agreement dated May 31, 2007, between WBSI and Victor Joseph

10.29(6)	Mutual Separation Agreement, dated February 26, 2008, between the Company and Terry Osborn

10.30(6)	Code of Business Conduct and Ethics

10.31(7)	Securities Purchase Agreement, dated May 19, 2008, by and among WaferGen Bio-systems, Inc. and the purchasers identified on the signature pages thereto

10.32(8)	Form of Common Stock Purchase Warrant

10.33(9)†	WaferGen Bio-Systems, Inc. 2008 Stock Incentive Plan

10.34	[Reserved]

10.35(13)†	Form of Non-Qualified Stock Option award under 2008 Stock Incentive Plan

10.36(10)	Share Subscription Agreement and Shareholders’ Agreement dated May 8, 2008, by and among Holders defined therein and WaferGen Biosystems (M) Sdn. Bhd.

10.37(11)	Put Agreement dated May 28, 2008, by and among WaferGen Bio-systems, Inc., Malaysian Technology Development Corporation Sdn. Bhd., and WaferGen Biosystems (M) Sdn. Bhd.

10.38(12)	Put Agreement dated May 28, 2008, by and among Alnoor Shivji, WaferGen Bio-systems, Inc., Malaysian Technology Development Corporation Sdn. Bhd., and WaferGen Biosystems (M) Sdn. Bhd.

10.39(13)†	Letter Agreement dated January 16, 2009, by and between WBSI and Alnoor Shivji.

10.40(13)†	Letter Agreement dated January 16, 2009, by and between WBSI and Amjad Huda.

10.41(13)†	Letter Agreement dated January 16, 2009, by and between WBSI and Victor Joseph.

10.42(13)	Form of WBSI Distribution Agreement.

10.43(14)	Share Subscription Agreement dated April 3, 2009, by and among WaferGen Bio-systems, Inc., WaferGen Biosystems (M) Sdn. Bhd., Primar Mahawangsa Sdn. Bhd. and Expedient Equity Ventures SdnBhd.

10.43(15)	Form of Put Agreement by and among WaferGen Bio-systems, Inc., Primar Mahawangsa Sdn. Bhd. and Expedient Equity Ventures Sdn Bhd.

10.44(16)†	Form of Put Agreement by and among Alnoor Shivji, Primar Mahawangsa Sdn. Bhd. and Expedient EquityVentures Sdn. Bhd.

10.45(17)	Form of Subscription Agreement between WaferGen Bio-systems, Inc., and the investors party thereto in connection with the Company’s 2009 private placement offering of units of securities.

10.46(18)	Form of Warrants to purchase shares of Common Stock of the Company, issued June 16, 2009, to investors in the Company’s 2009 private placement offering of units of securities.

10.47(19)
Registration Rights Agreement dated June 16, 2009 between WaferGen Bio-systems, Inc., and the investors party thereto in connection with the Company’s 2009 private placement offering of units of securities.

10.47(20)
Form of Warrant to purchase shares of Common Stock of the Company, issued to Spencer Trask Ventures, Inc. and certain related parties in connection with the Company’s 2009 private placement offering of units of securities.

21.1(13)	Subsidiaries of the Registrant.

23.1*	Letter of Consent from Independent Registered Public Accounting Firm, Rowbotham & Company, LLP.

23.2*	Letter of Consent from McDonald Carano Wilson, LLP (included in Exhibit 5.1).

(1)	Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 9, 2006.

(2)	Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Commission on August 9, 2006.

(3)	Incorporated herein by reference to Exhibit 3.1 to the Company’s current Report on Form 8-K filed with the Commission February 1, 2007.

(4)	Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Company's Registration Statement on Form SB-2 filed with the Commission on January 16, 2008

(5)	Incorporated herein by reference to identically numbered Exhibit to the Company’s current Report on Form 8-K filed with the Commission on June 5, 2007

(6)	Incorporated herein by reference to the identically numbered Exhibit to the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2008.

(7)	Incorporated herein by reference as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 21, 2008.

(8)	Incorporated herein by reference as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 21, 2008.

(9)	Incorporated herein by reference as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 3, 2008.

(10)	Incorporated herein by reference as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q field with the Commission on November 14, 2008.

(11)	Incorporated herein by reference as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2008.

(12)	Incorporated herein by reference as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 14, 2008.

(13)	Incorporated herein by reference to the identically numbered Exhibit to the Company’s Annual Report on Form 10-K filed with the Commission on March 27, 2009.

(14)	Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2009.

(15)	Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2009.

(16)	Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 14, 2009.

(17)	Incorporated herein by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2009.

(18)	Incorporated herein by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2009.

(19)	Incorporated herein by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2009.

(20)	Incorporated herein by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 14, 2009.

*	Filed/furnished herewith.

†	Indicates a management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this prospectus to be signed on its behalf by the undersigned, thereunto duly authorized.

WAFERGEN BIO-SYSTEMS, INC.
	By:	/s/ Alnoor Shivji
Date: October 14, 2009		Alnoor Shivji
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this prospectus has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Alnoor Shivji	Chairman, President and Chief Executive Officer (Principal Executive Officer)	October 14, 2009
Alnoor Shivji

/s/ Hector Brush	Principal Financial Officer	October 14, 2009
Hector Brush

/s/ Robert Hariri	Director	October 14, 2009
Robert Hariri

/s/ Dr. R. Dean Hautamaki	Director	October 14, 2009
Dr. R. Dean Hautamaki

/s/ Joel Kanter	Director	October 14, 2009
Joel Kanter

	Director	October 14, 2009
Makoto Kaneshiro

Nadine Smith	Director	October 14, 2009